Exhibit 4.1

INVITAE CORPORATION,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME,

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee and Collateral Agent

INDENTURE

Dated as of March [__], 2023

4.5% Series A Convertible Senior Secured Notes due 2028

4.5% Series B Convertible Senior Secured Notes due 2028

i

EXHIBIT

Exhibit A	Form of Note
Exhibit B	Form of Supplemental Indenture to be Delivered By Subsequent Guarantors
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Intercompany Subordination Agreement
Exhibit E	Form of Closing Date Perfection Certificate
Exhibit F	Form of Perfection Certificate
Exhibit G	Form of Conversion Notice
Exhibit H	Additional Share Coefficient
Exhibit I	Form of Major Transaction Repurchase Notice
Exhibit J	Form of Warrant
Exhibit K	Form of Junior Lien Intercreditor Agreement
Exhibit L	Form of Pari Passu Intercreditor Agreement
Exhibit M	Form of Solvency Certificate

v

SCHEDULES

Schedule 4.27(a)	Existing Liens
Schedule 4.28	Permitted Dispositions
Schedule 4.29(a)	Existing Indebtedness
Schedule 4.30(e)	Existing Investments
Schedule 4.31	Existing Affiliate Transactions
Schedule 4.36	Existing Restrictive Agreements

INDENTURE dated as of March [●], 2023 among INVITAE CORPORATION, a Delaware corporation, as issuer (the “Company,” as more fully set forth in Section 1.01), the Guarantors party hereto from time to time, and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as trustee (in such capacity, the “Trustee,” as more fully set forth in Section 1.01) and as collateral agent (in such capacity, the “Collateral Agent,” as more fully set forth in Section 1.01).

W I T N E S S E T H:

WHEREAS, for its lawful corporate purposes, the Company has duly authorized the issuance of its (i) 4.5% Series A Convertible Senior Secured Notes due 2028 (the “Series A Notes”), in an initial aggregate principal amount of $[●], (ii) 4.5% Series B Convertible Senior Secured Notes due 2028 (the “Initial Series B Notes”) in an initial aggregate principal amount of $[●] and (iii) certain additional aggregate principal amounts of 4.5% Series B Convertible Senior Secured Notes due 2028 as may be issued by the Company from time to time under this Indenture in accordance with the provisions herein (“Additional Series B Notes” and, together with the Initial Series B Notes (regardless of whether such Additional Series B Notes bear the same “CUSIP” number, the “Series B Notes”; the Series B Notes, together with the Series A Notes, referred to herein as the “Notes”), and in order to provide the terms and conditions upon which the Notes are to be authenticated, issued and delivered, the Company has duly authorized the execution and delivery of this Indenture;

WHEREAS, the Form of Note, the certificate of authentication to be borne by each Note and the Form of Assignment and Transfer to be borne by the Notes are to be substantially in the forms hereinafter provided;

WHEREAS, the Notes will be guaranteed on a senior basis by the Guarantors party hereto and each of the Company’s existing and future Subsidiaries other than any Excluded Subsidiary to the extent required herein, and each of the Guarantors party hereto has duly authorized the execution and delivery of this Indenture and the issuance of its Note Guarantee; and

WHEREAS, all acts and things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as in this Indenture provided, the valid, binding and legal obligations of the Company, and this Indenture a valid agreement according to its terms, have been done and performed, and the execution of this Indenture and the issuance hereunder of the Notes have in all respects been duly authorized.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

That in order to declare the terms and conditions upon which the Notes are, and are to be, authenticated, issued and delivered, and in consideration of the premises and of the acquisition and acceptance of the Notes by the Holders thereof, the Company covenants and agrees with the Trustee for the equal and proportionate benefit of the respective Holders from time to time of the Notes (except as otherwise provided below), as follows:

Article 1

Definitions

Section 1.01    Definitions. The terms defined in this Section 1.01 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Indenture and of any indenture supplemental hereto shall have the respective meanings specified in this Section 1.01.

“2024 Notes” means the 2.00% Convertible Senior Notes due 2024 issued by the Company.

“2024 Notes Documents” means, collectively, any indenture, note purchase agreements, instruments and other agreements evidencing the terms of the 2024 Notes.

“2028 Notes” means the 1.50% Convertible Senior Notes due 2028 issued by the Company.

“2028 Notes Documents” means, collectively, any indenture, note purchase agreements, instruments and other agreements evidencing the terms of the 2028 Notes.

“956 Subsidiary” means any (i) Foreign Subsidiary or (ii) Domestic Subsidiary substantially all of the assets of which consist of Stock (or Stock and Indebtedness) of one or more Foreign Subsidiaries or other Persons described in this clause (ii), in each case of clauses (i) and (ii) above, to the extent and only for so long as, the Company shall have reasonably and in good faith determined that a guarantee by such entity of the Obligations or a direct or indirect pledge of greater than sixty-five percent (65%) of the voting Stock of such entity will result in a material adverse tax consequence to the Company.

“Acquiring Entity” has the meaning set forth in Section 15.01(e).

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person or (b) the acquisition (by merger or otherwise) in excess of fifty percent (50%) of the Stock of any Person or otherwise causing any Person to become a Subsidiary of the Company.

“Additional Conversion Shares” has the meaning set forth in Section 15.01(b).

“Additional Redemption Conditions” has the meaning set forth in Section 16.04.

“Additional Series B Note” and “Additional Series B Notes” have the meanings set forth in the first paragraph of the recitals of this Indenture.

“Additional Warrantless Redemption Conditions” has the meaning set forth in Section 16.04(b).

“Administrative Determination Holder(s)” means (a) initially, the Deerfield Holders, (b) on or after the date on which the Deerfield Holders cease to beneficially own at least 10.0% of the aggregate principal amount of the Series A Notes then outstanding, any Person designated by the Required Holders to act as the Administrative Determination Holder(s) (or any successor thereto), and (c) to the extent there is no such Person designated to act as the Administrative Determination Holder(s) pursuant to clause (b), the Required Holders (provided, that any determination by the Required Holders when acting as Administrative Determination Holder(s) shall only be effective with respect to the Trustee or the Collateral Agent when delivered in accordance with the applicable procedures of the Depositary). The Company shall deliver an Officer’s Certificate to the Trustee and the Collateral Agent promptly upon becoming aware that another Person has become the Administrative Determination Holder(s) and the identity of such Person (together with such certificates as the Trustee may reasonably request in connection therewith), and the Trustee may conclusively presume the Deerfield Holders remain the Administrative Determination Holder(s) until it receives such certificate. The Trustee and the Collateral Agent shall have no obligation to determine the beneficial ownership percentage of the Notes held by any Holder, and may rely conclusively on the Officer’s Certificate delivered by the Company as to the identity of any successor Administrative Determination Holder(s).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such Person. Unless expressly stated otherwise herein, no Secured Party nor any holder of 2024 Notes and/or 2028 Notes shall, for the purposes of this Indenture or any of the other Notes Documents, be deemed an Affiliate of the Company, any other Note Party or any of their respective Subsidiaries. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder shall, for purposes hereof, be deemed to be an Affiliate of such Holder.

“All-In Yield” means, as to any Indebtedness, the yield thereof in cash, whether in the form of interest rate, margin, original issue discount, upfront fees, commitment fees, underwriting fees, ticking fees, undrawn commitment fees, amendment fees, consent fees, arrangement fees, structuring fees, placement fees, advisory fees, success fees and any other similar fees, in each case, incurred or payable by the Company or any other Note Party, provided, that original issue discount and upfront fees are equated to an interest rate assuming a 4-year life to maturity (e.g., 100 basis points of original issue discount equals 25 basis points of interest rate margin for a four year average life to maturity).

“Anti-Corruption Laws” means anti-corruption laws applicable to the Company and the Guarantors, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means all laws related to terrorism or money laundering including: (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), and any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations.

“Applicable Laws” means, with respect to any Person, the common law and any federal, provincial, state, territorial, local, foreign, multinational or international laws, statutes, codes, treaties, rules and regulations, ordinances, orders, judgments, writs, injunctions, decrees or settlement agreements (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, including all Health Care Laws, in each case having the force of law and, in each case, that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject; provided that “Applicable Laws” shall include “standards” and “guidelines” with respect to (i) compliance with Health Care Laws pursuant to Section 4.06(a) and (ii) Section 4.06(b).

“Approved Stock Plan” means any stock incentive plan that has been duly adopted by the Board of Directors and, to the extent required by the rules of the Principal Market, approved by the stockholders of the Company, pursuant to which pursuant to which the Company’s securities may be issued solely to employees, officers, directors and consultants for services provided to the Company or any of its Subsidiaries.

“Asset Sale” means a transaction described in clause (b) of the definition of “Major Transaction” in connection with which the Company distributes cash or other assets to its stockholders.

“Authorizations” means, with respect to any Person, any permits, approvals, authorizations, licenses, registrations, certificates, clearances, concessions, grants, franchises, variances or permissions from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law, and, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject (including all Health Care Permits), and any supplements or amendments with respect to the foregoing.

“Authorized Officer” means, with respect to the Company or any other Note Party, the chief executive officer, the president, the chief financial officer, the chief accounting officer, treasurer, or the chief legal officer or general counsel of such Person or any other officer having substantially the same authority and responsibility.

“Bankruptcy Code” means Title 11 of the United States Code, as in effect from time to time.

“Base Conversion Shares” has the meaning set forth in Section 15.01(b).

“Beneficial Ownership Cap” has the meaning set forth in Section 14.02(k).

“Bloomberg” means Bloomberg Financial Markets or an equivalent, reliable reporting service designated by the Company and subject to the consent of the Administrative Determination Holder(s) (such consent not to be unreasonably withheld, conditioned or delayed).

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it hereunder.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors, and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Applicable Laws of, or are in fact closed in, New York, New York.

“Buy-In Shares” has the meaning set forth in Section 14.02(f)(i).

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” means, at any time, with respect to any Capital Lease or any lease entered into as part of any sale leaseback transaction of any Person, the amount of all obligations of such Person that is (or that would be, if such lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any United States dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by any commercial bank that (A) is organized under the laws of the United States, any state thereof or the District of Columbia, (B) is “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (x) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) and/or (d) above with maturities as set forth in the proviso below, (y) has net assets in excess of $500,000,000 and (z) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clause (a), (b), (c) and (d) above shall not exceed one year.

“Cash Settlement Period” means, with respect to the Series A Notes, the period commencing on (a) the close of business on June 30, 2023, if the Company has not held a meeting of its stockholders at which the Proposal is first considered on or before such date, or (b) if the Company has held a meeting of its stockholder at which the Proposal is first considered on or before June 30, 2023, but the Company Stockholder Approval is not obtained at such meeting, the earlier of (i) the close of business on September 30, 2023 or (ii) the close of business on the first date on which the Company holds a second meeting of its stockholders at which the Proposal is considered, but the Company Stockholder Approval is not obtained and, in each case, ending at the close of business on the date the Company Stockholder Approval is obtained. The Company shall deliver a notice to the Trustee and the Conversion Agent prior to the commencement and upon the expiration of the Cash Settlement Period.

“Casualty Event” means any event that gives rise to the receipt by the Company or any of its Subsidiaries of any insurance proceeds, condemnation awards or similar payments in respect of any assets or property thereof.

“close of business” means 5:00 p.m. (New York City time).

“Closing Date” means the date of this Indenture.

“Closing Price” means, for any security as of any Trading Day, the closing (last sale) price per share for such security on its Principal Market on such Trading Day (at the end of regular trading hours on such Principal Market), as reported by Bloomberg, or if no closing price per share is reported for such security by Bloomberg, the average of the last bid and last ask price (or if more than one in either case, the average of the average last bid and average last ask prices) per share for such security on such Trading Day as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If such security is not listed for trading on a U.S. national or regional securities exchange on the relevant Trading Day, then the Closing Price for such security will be the average of the mid-point of the last bid and last ask prices per share for such security in the over-the-counter market on the relevant Trading Day as reported by OTC Markets Group or a similar organization. If the Closing Price cannot be calculated for a security on such date on any of the foregoing bases, the Closing Price of such security on such date shall be the fair market value per share of such security as mutually determined in good faith by the Board of Directors and the Administrative Determination Holder(s).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

“Collateral” has the meaning given to it in the Security Agreement and any other applicable Notes Document.

“Collateral Agent” means the Person named as the “Collateral Agent” in the first paragraph of this Indenture until a successor collateral agent shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Collateral Agent” shall mean or include each Person who is then the Collateral Agent hereunder.

“Collateral Documents” means, collectively, any Intercreditor Agreement, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages and each other security agreement or pledge agreement executed and delivered pursuant to Section 4.13 to secure any of the Obligations.

“Commercialization and Development Activities” means, with respect to any product or service offered by the Company and its Subsidiaries, any combination of research, development, manufacturing, quality compliance, use, sale, licensing, importation, exportation, shipping, storage, handling, designing, labeling, marketing, promotion, supply, dispensing, distribution, testing, packaging, purchasing or other commercialization activity.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, $0.0001 par value per share.

“Company” has the meaning set forth in the first paragraph of this Indenture.

“Company Order” means a written order of the Company, signed by any Authorized Officer.

“Company Share Major Transaction” has the meaning set forth in Section 15.01(a).

“Company Stockholder Approval” means the receipt of sufficient votes of the stockholders of the Company required to approve the Proposal.

“Compliance Certificate” means a certificate, duly authorized by an Authorized Officer of the Company, substantially in the form of Exhibit C hereto.

“Control Agreement” means a springing account control agreement, in form and substance reasonably acceptable to the Collateral Agent and the Administrative Determination Holder(s) (it being agreed that any agreement requiring the Collateral Agent to indemnify any third party in the Collateral Agent’s individual capacity shall not be reasonably acceptable to the Collateral Agent).

“Controlled Account” has the meaning set forth in Section 4.12.

“Conversion Agent” has the meaning set forth in Section 4.02.

“Conversion Amount” means the principal amount to be converted with respect to which any determination is being made, together with accrued and unpaid interest thereon.

“Conversion Date” has the meaning set forth in Section 14.02(a).

“Conversion Failure” has the meaning set forth in Section 14.02(f)(ii).

“Conversion Limitation Termination Date” means the earliest of (a) the last day prior to the commencement of the Cash Settlement Period, (b) the date the Company Stockholder Approval is obtained, and (c) immediately prior to a Major Transaction.

“Conversion Notice” has the meaning set forth in Section 14.02(a).

“Conversion Obligation” has the meaning set forth in Section 14.01(a).

“Conversion Price” means $[●]1, subject to adjustment as provided herein.

“Conversion Price Adjustment Period” has the meaning set forth in Section 14.02(n).

“Conversion Rate” has the meaning set forth in Section 14.01.

[1]

To equal the greater of (i) 120% of the closing price on the last Trading Day completed prior to the entry into the Exchange Agreements (i.e., if the Exchange Agreements are executed after market close on a Trading Day, the closing price on such Trading Day) and (ii) $2.50.

“Conversion Share Delivery Date” has the meaning set forth in Section 14.02(b).

“Conversion Shares” has the meaning set forth in Section 14.01(a).

“Convertible Securities” means warrants, options, evidence of indebtedness, shares of stock or other securities that are convertible into or exercisable or exchangeable for, and subscription or similar rights that entitle the holder to purchase or subscribe for, shares of Common Stock or other Convertible Securities, in each case, with or without payment of additional consideration, either immediately or upon the arrival of a specified date or the happening of a specified event.

“Copyrights” means, collectively, all of the following: all copyrights, rights and interests in copyrights, works of authorship, unregistered copyright rights, copyright registrations and copyright applications, including those registrations and applications listed in the schedules to any Copyright security agreement entered into pursuant to this Indenture.

“Corporate Trust Office” means the designated office of the Trustee at which at any time this Indenture shall be administered, which office at the Closing Date is located at U.S. Bank Trust Company, National Association, West Side Flats St. Paul, 60 Livingston Avenue, St. Paul, MN 55107, Attention Global Corporate Trust, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the designated corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Company).

“Custodian” means the Trustee, as custodian for DTC, with respect to the Global Notes, or any successor entity thereto.

“Deerfield Holders” means the Initial Deerfield Investor and any Deerfield Related Investors.

“Deerfield Related Investor” means any investment fund or managed account that is managed on a discretionary basis by the same investment manager as the Initial Deerfield Investor to which any of the Notes (or beneficial interests therein) or commitments to purchase Notes (or beneficial interests therein) are transferred or assigned or which otherwise becomes a beneficial owner of any of the Notes.

“Default” means any event that is, with the giving of notice, lapse of time or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Defaulted Amounts” means any amounts on any Note (including the Major Transaction Repurchase Price, Optional Redemption Price and the Make Whole Amount, in each case, if applicable, principal and interest) that are payable but are not punctually paid or duly provided for.

“Depositary” means, with respect to each Global Note, the Person specified in Section 2.10(b)(i) as the Depositary with respect to such Notes, until a successor shall have been appointed and become such pursuant to the applicable provisions of this Indenture, and thereafter, “Depositary” shall mean or include such successor.

“Disposition” has the meaning set forth in Section 4.28.

“Disposition Date” means the first date occurring after the date of this Indenture on which the Deerfield Holders cease to beneficially own at least 25% of the aggregate principal amount of the Series A Notes then outstanding. Promptly following the date it has actual knowledge thereof, the Company shall notify the Trustee and the Collateral Agent in writing of the occurrence of the Disposition Date, upon which notice the Trustee and the Collateral Agent may conclusively presume that the Disposition Date has occurred.

“Disqualified Stock” means any Stock that, by its terms (or by the terms of any security or other Stock into that it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Stock that does not have any of the attributes described in this definition), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Stock that does not have any of the attributes described in this definition), in whole or in part, on or prior to the date that is ninety-one (91) days following the Maturity Date (excluding any provisions requiring redemption upon a “change of control” or similar event that results in the occurrence of a Successor Major Transaction), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock referred to in clause (a) above, in each case, at any time on or prior to the date that is ninety-one (91) days following the Maturity Date at the time such Stock is issued, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the date that is ninety-one (91) days following the Maturity Date; provided that, if such Stock is issued pursuant to a plan for the benefit of employees of the Company or any Subsidiary or by any such plan to such employees, such Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Division/Series Transaction” means, with respect to the Note Parties and their Subsidiaries, that any such Person (a) divides into two or more Persons (whether or not the original Note Party or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case as contemplated under the laws of any jurisdiction.

“Dollars” and the “$” sign mean the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia.

“DTC” means The Depository Trust Company.

“Effective Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

“Electronic Means” has the meaning set forth in Section 19.03.

“Eligible Market” means the New York Stock Exchange, the NYSE American, The Nasdaq Capital Market, The Nasdaq Global Market or The Nasdaq Global Select Market (or, in each case, any successor thereto).

“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any stock purchase, stock option, stock based severance, employment, change in control, medical, disability, fringe benefit, bonus, incentive, deferred compensation, employee loan or any other employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, under which (A) any current or former employee, director or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits and that is contributed to, sponsored by or maintained by the Company or any of its respective Subsidiaries or (B) the Company or any of its Subsidiaries has had or has or would reasonably be expected to have any present or future obligation or liability.

“Enterprise Value” means, as of any date of determination, (A) the product of (x) the number of issued and outstanding shares of Common Stock on the date the Company first delivers (or by which it is obligated to first deliver) a Major Transaction/ Organic Change Notice multiplied by (y) the Closing Price of the Common Stock on such date, plus (B) the aggregate principal amount of the Company’s and its consolidated subsidiaries’ debt as shown on the latest consolidated financial statements of the Company and its subsidiaries filed with the Commission (the “Current Financial Statements”), plus (C) if applicable, the aggregate liquidation preference of each class of the Company’s outstanding preferred stock, if any, less (D) the aggregate amount of cash and Cash Equivalents of the Company and its consolidated subsidiaries, as shown on the Current Financial Statements.

“Environmental Laws” means all Applicable Laws and Authorizations relating to (a) pollution or protection of the environment, (b) any Hazardous Materials activity, or (c) occupational safety and health, industrial hygiene (as they relate to exposure to Hazardous Materials), or the protection of human health or welfare from exposure to Hazardous Materials.

“Equivalent Amount” means, with respect to an amount denominated in a single currency, the amount in another currency that could be purchased by the amount in the former currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the US Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, collectively, any Note Party and any Person under common control or treated as a single employer with, any Note Party, within the meaning of Section 414(b) or (c) of the Code, and solely with respect to Section 412 of the Code (and other provisions of the Code significantly related thereto (e.g., Sections 430 through 436 of the Code)), under Section 414(m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a “reportable event” described in Section 4043(b) or (c) of ERISA (or, unless the thirty (30)-day notice requirement has been duly waived under the applicable regulations) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (which has the meaning set forth in Section 4001(a)(2) of ERISA); (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of insolvency or termination, or treatment of a plan amendment as termination, under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan, or treatment of a plan amendment as termination, under Section 4041 of ERISA; (f) the institution of Proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure by any Note Party or ERISA Affiliate to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA with respect to any Title IV Plan; (i) the failure of an Employee Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Applicable Laws to qualify thereunder; (j) a Title IV Plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; or (l) any other event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for contributions to Title IV Plans and Multiemployer Plans in the ordinary course and PBGC premiums due but not delinquent.

“Event of Default” has the meaning set forth in Section 6.01.

“Excess Conversion Shares” means, with respect to any conversion of the Series A Notes in accordance with Article 14 or Article 15 as of any date of determination, the excess, if any, of (x) the number of Conversion Shares issuable upon such conversion (disregarding for such purpose the Beneficial Ownership Cap, the NYSE Share Cap, the Remaining NYSE Share Cap Amount and any other restriction or limitation on conversion) over (y) the Remaining NYSE Share Cap Amount as of such date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreements” means, collectively, the Exchange Agreements and Purchase and Exchange Agreements, all dated as of February [●], 2023, among the Company, the Guarantors party thereto and the holders of 2024 Notes (and any other Investors) signatory thereto, it being understood that any reference to the Schedules to any Exchange Agreement shall mean the Schedules to each Exchange Agreement and that all such Schedules disclose identical information.

“Exchange Rate” means, as of any date of determination, the rate at which any currency may be exchanged into another currency, as set forth on the relevant Reuters screen at or about 11:00 a.m. (New York City time) on such date. In the event that such rate does not appear on the Reuters screen, the “Exchange Rate” shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably designated by the Administrative Determination Holder(s).

“Excluded Accounts” means any (i) a zero balance account that sweeps on a daily basis into a deposit account subject to a Control Agreement, (ii) bank or deposit account used exclusively for payroll, the withheld employee portion of payroll taxes or other employee wage and benefit payments, (iii) merchant accounts in the nature of accounts with payment service providers such as Square, PayPal and Stripe, entered into in the ordinary course of business, (iv) any bank or deposit account exclusively used for purposes of cash deposits or pledges constituting Liens permitted pursuant to Sections 4.27(j), (n) or (p), (v) any deposit account used exclusively for receipt of any Third Party Payor Program accounts receivable or other accounts receivable under which any Third Party Payor is the account debtor are directly paid, provided that the funds in such account are transferred within two (2) Business Days to an account of a Note Party that is subject to a Control Agreement and (vi) any other Deposit Account or Securities Account (x) located in the United States, so long as with respect to this clause (vi)(x) the average trailing five (5) day closing balance of the aggregate amounts on deposit in all such accounts does not exceed $4,000,000 and (y) located outside of the United States, so long as, with respect to this clause (vi)(y) the average trailing five (5) day closing balance of the aggregate amounts on deposit in all such accounts does not exceed $6,000,000.

“Excluded Assets” has the meaning set forth in the Security Agreement.

“Excluded Subsidiary” means (i) any non-wholly owned Subsidiary with respect to which the grant of a security interests and Lien upon, and pledge to the Secured Parties of, the properties and assets of such non-wholly owned Subsidiary to secure the Obligations (and any guaranty thereof) are prohibited by, or would give any third-party (other than any Note Party or any of its Subsidiaries) the right to terminate its obligations under such non-wholly owned Subsidiary’s Organizational Documents for so long as the provisions of such Organizational Documents are in effect; provided that such prohibition or termination right exists on the Closing Date and is set forth on Schedule 6(p) to each Exchange Agreement (or, in the case of any newly acquired non-wholly owned Subsidiary, in existence at the time of acquisition) and was not adopted principally for the purpose of qualifying such Person as an “Excluded Subsidiary” under this definition and was not otherwise put into effect in contemplation of this Agreement, (ii) any Immaterial Subsidiary, (iii) any 956 Subsidiary, (iv) any Subsidiary that is prohibited or restricted by Applicable Law from providing a guaranty or by a binding material contractual obligation existing on the Closing Date and is set forth on Schedule 6(p) to each Exchange Agreement or at the time of the acquisition of such Subsidiary (and not incurred in contemplation of such acquisition) from providing a guaranty (provided that such contractual obligation is not entered into by the Company or its Subsidiaries principally for the purpose of qualifying as an “Excluded Subsidiary” under this definition or otherwise put into effect in contemplation of this Agreement) or if such guaranty would require governmental (including regulatory) or third party (other than the Company or a Subsidiary) consent, approval, license or authorization, unless such consent, approval, license or authorization has been obtained, (v) any Subsidiary where the Administrative Determination Holder(s) and the Company agree that the cost of obtaining a guarantee by such Subsidiary would be excessive in light of the practical benefit to the Holders afforded thereby, or (vi) for a period of one hundred eighty (180) days after the Closing Date, each of Good Start Genetics, Inc., a Delaware corporation, MedNeon, LLC, a Delaware limited liability company, and Prompt Genomics, LLC, a Delaware limited liability company (provided that if any such Subsidiary is not liquidated, wound up or dissolved or merged with and into any Note Party prior to the end of such one hundred eighty (180) day period, such Subsidiary shall cease to constitute an Excluded Subsidiary pursuant to this clause (vi) and shall be required to become a Guarantor pursuant to the terms of Section 4.13; provided that the Company, in its sole discretion may cause any Subsidiary that qualifies as an Excluded Subsidiary to become a Guarantor in accordance with the definition thereof (subject to completion of the requirements of Section 4.13) and thereafter such Subsidiary shall not constitute an “Excluded Subsidiary” (and, on and after such date of designation, may not be re-designated by the Company as an Excluded Subsidiary); and provided, further, however, that notwithstanding the foregoing or anything else to the contrary in this Agreement or the other Note Documents, no Person that owns, holds or exclusively licenses any Material IP shall be an “Excluded Subsidiary.”

“Existing Convertible Notes” means the 2024 Notes and the 2028 Notes.

“Fair Market Value” means, with respect to any asset or property, the price that would be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined reasonably and in good faith by an Authorized Officer or the Board of Directors, whose reasonable good faith determination will be conclusive for all purposes under the Note Documents).

“FDA” means the United States Food and Drug Administration or any successor entity.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“Form of Assignment and Transfer” means the “Form of Assignment and Transfer” attached as Attachment 3 to the Form of Note attached hereto as Exhibit A.

“Form of Note” means the “Form of Note” attached hereto as Exhibit A.

“Freely Tradeable Shares” means shares of Common Stock which, at the time of issuance thereof, (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) are (A) eligible for resale by a Holder of the Notes, without limitation or restriction (including any volume limitation or current public information requirement) under state or federal securities laws, pursuant to Rule 144 under the Securities Act or (B) the subject of an effective registration statement under the Securities Act covering the resale thereof and then available therefor, as provided for in the Registration Rights Agreement; provided, that in the case of shares of Common Stock issuable upon exercise of the Warrants, such shares shall only be deemed Freely Tradeable Shares if the condition specified in this clause (ii)(B) is satisfied (and, for the avoidance of doubt, clauses (i) and (iii) of this definition are also satisfied) and (iii) do not bear, and are not subject to, any restrictive legend, stop transfer or similar restriction (assuming in the case of clauses (ii) and (iii), that such Holder of the Notes is not at the time of such conversion, and has not during the three (3) months immediately prior thereto been, an Affiliate of the Company).

“GAAP” means generally accepted accounting principles in the United States consistently applied, as are in effect from time to time.

“given,” with respect to any notice to be given to a Holder pursuant to this Indenture, shall mean notice (x) given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices or procedures at the Depositary (in the case of a Global Note) or (x) mailed to such Holder by first class mail, postage prepaid, at its address as it appears on the Note Register, in each case in accordance with Section 19.03. Notice so “given” shall be deemed to include any notice to be “mailed” or “delivered,” as applicable, under this Indenture.

“Global Note” has the meaning set forth in Section 2.02(b).

“Governmental Authority” means any federal, state, foreign or international government, regulatory or administrative agency, any state or other political subdivision thereof having jurisdiction over any Note Party or any Subsidiary of any Note Party, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing. For the avoidance of doubt, Governmental Authority shall include the Commission, the Principal Market, the Financial Industry Regulatory Authority and any agency, branch or other governmental body, entity or panel charged with the responsibility and/or vested with the authority to administer and/or enforce any Health Care Laws, including any Medicare or Medicaid administrators, contractors, intermediaries or carriers.

“Governmental Payor” means Medicare, Medicaid, TRICARE, CHAMPVA, any state health plan adopted pursuant to Title XIX of the Social Security Act, any other state or federal health care program and any other Governmental Authority that presently or in the future maintains a Third Party Payor Program.

“Guaranteed Obligations” has the meaning set forth in Section 18.01.

“Guarantor” means each Subsidiary of the Company that is or becomes a party to this Indenture and the Collateral Documents on the date hereof and any Subsidiary required to become a party pursuant to Section 4.13.

“Hazardous Material” means (a) any radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, radon gas, petroleum and petroleum by-products and derivatives and (b) any other chemical, material or substance, waste, pollutant or contaminant that is prohibited, limited or subject to regulation, investigation, control or remediation by or pursuant to any Environmental Law, in each case because of its dangerous or deleterious properties or characteristics.

“Health Care Laws” means all Applicable Laws relating to the provision and/or administration of, and/or payment for, health care services, items and supplies including Applicable Laws related to: (a) fraud and abuse, including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Eliminating Kickbacks in Recovery Act of 2018 (18 U.S.C. § 220), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Act 18 U.S.C. § 287, the False Statements Relating to Health Care Matters Act (18 U.S.C. § 1035), the Health Care Fraud Act (18 U.S.C. § 1347), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the Anti-Kickback Act of 1986 (41 U.S.C. §§ 51-58), the Laws regarding Exclusion and Civil Monetary Penalties (42 U.S.C. §§ 1320a-7, 1320a-7a and 1320a-7b), and any state, commonwealth or local laws similar to any of the foregoing; (b) Governmental Payors; (c) billing, coding or the submission or payment of claims or collection of accounts receivable or refund of overpayments; (d) HIPAA; (e) state kickback, false claims, or self-referral prohibitions; (f) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), to the extent such provisions are currently enforced by the FDA pursuant to its policy of enforcement discretion with regard to laboratory developed tests, and any related state laws and regulations; (g) the Clinical Laboratory Improvement Amendments and the regulations promulgated thereunder and similar state laws; (h) laws and regulations regulating the generation, transportation, treatment, storage, disposal and other handling of medical or radioactive waste; and (i) any and all other applicable health care laws and regulations, and enforceable guidance having the force of law, as each of clauses (a) through (i) may be amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated thereunder from time to time.

“Health Care Permits” means any and all Authorizations issued or required under applicable Health Care Laws as currently enforced by the applicable Governmental Authorities.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“HIPAA” means the (a) Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any federal, state and local laws regulating the privacy and/or security of individually identifiable health information, including, state laws providing for notification of breach of privacy or security of individually identifiable health information, in each case with respect to the Applicable Laws described in clauses (a), (b) and (c) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, any and all rules or regulations promulgated from time to time thereunder.

“Holder,” as applied to any Note, or other similar terms (but excluding the term “beneficial holder”), means any Person in whose name at the time a particular Note is registered on the Note Register.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary of a Note Party (i) that is not a Domestic Subsidiary, (ii) the unconsolidated assets of which does not exceed five percent (5%) of the consolidated assets of the Company and its consolidated Subsidiaries as set forth in the financial statements most recently delivered pursuant to Section 4.11, (iii) the unconsolidated revenues of which does not exceed five percent (5%) of the consolidated revenues of the Company and its consolidated Subsidiaries as set forth in the financial statements most recently delivered pursuant to Section 4.11; and (iv) which does not hold, own or license any Material IP or any other assets that are material to the business or operations of the Company and its Subsidiaries, taken as a whole; provided, that no Subsidiary of the Note Parties shall qualify as an Immaterial Subsidiary if the assets or revenue of such Subsidiary taken together with the consolidated assets or revenue of all then existing Immaterial Subsidiaries exceeds ten percent (10%) of the consolidated assets or revenue, as applicable, of the Company and its consolidated Subsidiaries.

“Indebtedness” means, with respect to any Person, (a) all indebtedness for borrowed money of such Person; (b) the deferred purchase price of assets or services (other than (i) trade payables entered into in the ordinary course of business and that are not more than 120 days past due or subject to a bona fide dispute and for which adequate reserves in conformity with GAAP have been established on the books of such Person and (ii) prepaid or deferred revenue arising in the ordinary course of business) of such Person, including earn-outs, purchase price adjustments, indemnification obligations and similar contingent payment obligations that, in accordance with

GAAP, should be shown to be a liability on the balance sheet (such obligations, “Contingent Acquisition Liabilities”); provided that the amount of any Contingent Acquisition Liability is the stated amount determined in accordance with GAAP; (c) all guarantees of Indebtedness by such Person; (d) the face amount of all letters of credit issued or acceptance facilities established for the account of such Person (or for which such Person is liable), including without duplication, all drafts drawn thereunder; (e) all Capital Lease Obligations of such Person; (f) all indebtedness (including Indebtedness of other types covered by the other clauses of this definition) of such Person or another Person secured by any Lien on any assets or property of such Person, whether or not such indebtedness has been assumed or is recourse (with the amount thereof, in the case of any such indebtedness that has not been assumed by such Person, being measured as the lower of (y) the Fair Market Value of such property and (z) the amount of the indebtedness secured); (g) indebtedness created or arising under any conditional sale or title retention agreement, or incurred as financing, in either case with respect to assets or property acquired by such Person to the extent the same would be required to be shown on the balance sheet of such Person prepared in accordance with GAAP (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such assets or property); (h) all obligations of such Persons evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (i) all obligations of such Person, whether or not contingent, in respect of Disqualified Stock, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; and (j) the net obligations of such Person under Swap Contracts; provided that, notwithstanding the foregoing, Indebtedness shall not include accrued expenses, deferred rent, deferred taxes, deferred compensation or customary obligations under employment agreements. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indenture” means this instrument as originally executed or, if amended or supplemented as herein provided, as so amended or supplemented.

“Initial Deerfield Investor” means Deerfield Partners, L.P.

“Instructions” shall have the meaning specified in Section 19.03.

“Intellectual Property” means, collectively, in the United States and all countries or jurisdictions foreign thereto, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents, (ii) all Trademarks, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all Copyrights in any work and all moral rights associated therewith, (iv) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, methods, formulas, compositions, manufacturing and production processes and techniques, technical and other data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (v) all websites, social media accounts (including login credentials), Internet Domain Names, computer software and firmware (including source code, executable code, data, databases, user interfaces and related documentation) (collectively, “Software”), (vi) all other proprietary and intellectual property rights, (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (viii) the exclusive right to use, display, reproduce, and create derivative works based on any of the foregoing and (ix) all IP Ancillary Rights relating thereto.

“Intellectual Property Security Agreement” shall have the meaning specified in the Security Agreement.

“Intercompany Note” means that certain Intercompany Note, dated September 28, 2020, made by the Specified Netherlands Subsidiary in favor of the Company, as may be amended, amended and restated, modified, supplemented or replaced from time to time.

“Intercompany Subordination Agreement” means a subordination agreement to be executed and delivered by the Company and each of its Subsidiaries, pursuant to which all obligations in respect of any Indebtedness for borrowed money owing to any such Person by the Company or any of its Subsidiaries shall be subordinated to the prior payment in full in cash of all Obligations, such agreement to be substantially in the form attached hereto as Exhibit D.

“Intercreditor Agreement” means any Pari Passu Intercreditor Agreement or any Junior Lien Intercreditor Agreement.

“Interest Payment Date” means, with respect to each series of Notes, each March 15, June 15, September 15 and December 15 of each year, commencing June 15, 2023.

“Internet Domain Name” means all right, title and interest arising under any law or regulation in or relating to internet domain names.

“Investment” means, with respect to any Person, (i) the purchase or acquisition of any Stock, or other securities of, or any interest in, another Person, including the establishment or creation of a Subsidiary, (ii) the consummation of any Acquisitions or any other acquisition of any of the assets of another Person or of any business or division of another Person, including by way of merger, consolidation, other combination or otherwise, or (iii) the making, purchase or acquisition of any advance, loan, extension of credit (other than trade payables in the ordinary course of business) or capital contribution to or any other investment in, another Person, including any Note Party, any Affiliate of any Note Party or any Subsidiary of any Note Party.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investor” means each Person signatory to any of the Exchange Agreements (other than the Company and the Guarantors and including the Initial Deerfield Investor).

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all applications, registrations, and renewals of such Intellectual Property and all income, royalties, damages, payments, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof.

“Issued Series A Warrant Shares” means, as of any date of determination, the aggregate number of shares of Common Stock issued pursuant to the Warrants, if any, issued in respect of the Series A Notes in accordance with Section 2.14 of this Indenture.

“Junior Lien Debt” means any Indebtedness of the Company or any Note Party which (i) is secured by a Lien on the Collateral that is junior to the Notes and subject to a Junior Lien Intercreditor Agreement and (ii) is not secured by any assets of the Company and its Subsidiaries other than the Collateral and is not guaranteed by any other Person other than the Guarantors pursuant to documentation substantially consistent with the Security Agreement, as applicable. For the avoidance of doubt, “Junior Lien Debt” excludes the Obligations and any other Pari Passu Lien Debt.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement, substantially in the form attached hereto as Exhibit K (as the same may be modified in a manner satisfactory to the Collateral Agent (as directed by the Administrative Determination Holder(s)) and the Company), or, if requested by the providers of Indebtedness permitted hereunder to be Junior Lien Debt, another lien subordination arrangement reasonably satisfactory to the Trustee, Collateral Agent (as directed by the Administrative Determination Holder(s)) and the Company.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liabilities, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereof and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, and whether direct, indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention or other encumbrance on or with respect to property or interest in property having the practical effect of constituting a security interest.

“Liquidity” means at any time the aggregate amount of (1) cash and Cash Equivalents then on deposit in Controlled Accounts in accordance with the requirements of Section 4.12 of this Indenture plus (2) any commitments then available to be drawn under any revolving line of credit not prohibited by the terms of this Indenture.

“Major Transaction” means any of the following events:

(a)

a consolidation, merger, exchange of shares, tender or exchange offer, recapitalization, reorganization, business combination, purchase or sale of shares or other similar event, (1) following which the holders of Common Stock, or of the voting power of voting stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, business combination, sale of shares or other event either (a) no longer hold 50% or more of the outstanding shares of Common Stock or of the shares or voting power of voting stock of the Company, or (b) no longer have the ability to elect a majority of the Board of Directors, or (2) as a result of which the Common Stock shall be changed into (or the holders of the shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of the Company or of another entity (other than (i) to the extent the shares of Common Stock are changed or exchanged solely to reflect a change in the Company’s jurisdiction of incorporation, (ii) any Stock Event or (iii) solely a change in par value of the Common Stock);

(b)

the sale, lease, transfer or other conveyance (including, for the avoidance of doubt, by way of an exclusive license), in one transaction or a series of related transactions of (i) all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more of the Company’s wholly-owned Subsidiaries or (ii) assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more of the Company’s wholly-owned Subsidiaries for a purchase price equal to more than 50% of the Enterprise Value of the Company;

(c)	the stockholders of the Company approve any plan or proposal for the liquidation, dissolution or winding-up of the Company;

(d)

a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, files any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of the Company’s Stock representing beneficial ownership of more than 50% of the outstanding shares of Common Stock or of the shares or voting power of the Company’s voting stock;

(e)	the Common Stock ceases to be listed on any Eligible Market on which it is then listed and is not immediately re-listed on another Eligible Market;

(f)	the Common Stock ceases to be registered under Section 12 of the Exchange Act; or

(g)

the occurrence of the date that is one hundred eighty (180) days prior to the maturity date of any Indebtedness incurred under Section 4.29(a) or 4.29(b) (excluding the 2024 Notes) (or any instrument or document evidencing such Indebtedness) that has an aggregate outstanding principal amount in excess of $50,000,000;

provided, however, that a transaction or event described in clause (a) or (d) above will not constitute a Major Transaction if such Major Transaction is a Successor Major Transaction in which at least ninety percent (90%) of the consideration received or to be received by the holders of Common Stock (excluding cash payments for fractional shares or pursuant to dissenters rights), in connection with such transaction or event, consists of shares of common stock or other corporate common equity interests listed on an Eligible Market or will be so listed when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Notes become convertible into, and any Warrants become exercisable for, such consideration, including with such appropriate revisions to the Conversion Price and to Exhibit H hereto in accordance with Section 15.01(e) and appropriate revisions to the Exercise Price (as defined in the Warrants) of each of the Warrants and to Schedule 1 to each of the Warrants, in each case, to reflect the conversion ratio to be received by holders of Common Stock in such transaction

(it being understood that this proviso shall be inapplicable unless (i) Deerfield Holders collectively beneficially own Notes and/or Warrants convertible into, or exercisable for, an aggregate number of shares of Common Stock representing less than 10% of the aggregate number of shares into which all outstanding Series A Notes and Warrants issued in respect of Series A Notes are convertible or exercisable as of the date the Company first delivers (or is obligated on the date the Company first delivers (or by which it is obligated to first deliver)) a Major Transaction/ Organic Change Notice (determined in each case without regard to the Beneficial Ownership Cap, the Beneficial Ownership Limitation (as defined in the Warrants), the NYSE Share Cap, the Remaining NYSE Share Cap Amount or any other limitations on conversion herein, in the Warrants or elsewhere and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any such conversion and issuance, as certified by the Deerfield Holders to the Trustee, or (ii) the Deerfield Holders agree with the Company that such proviso shall be applicable with respect to a particular Major Transaction and provide notice thereof to the Trustee together with the form of notice to be provided to the Holders (and the Trustee shall provide notice thereof to the Holders within three (3) Business Days thereafter). Following the determination contemplated by clause (ii) of the immediately preceding sentence, the Company shall promptly (and in any event within one (1) Business Day following the date of such determination) make a public announcement thereof.

“Major Transaction Company Shares” has the meaning set forth in Section 15.01(a).

“Major Transaction Conversion” has the meaning set forth in Section 15.01.

“Major Transaction Conversion Amount” has the meaning set forth in Section 15.01(c)(iv).

“Major Transaction Conversion Notice” has the meaning set forth in Section 15.01(c)(iv).

“Major Transaction Early Termination Notice” has the meaning set forth in Section 15.01(c)(iii).

“Major Transaction Effective Date” means, with respect to any Major Transaction, the date on which such Major Transaction occurs or becomes effective.

“Major Transaction/Organic Change Notice” has the meaning set forth in Section 15.01(c)(i).

“Major Transaction Repurchase” has the meaning set forth in Section 15.01.

“Major Transaction Repurchase Notice” means a notice (including a notice substantially in the form of the “Major Transaction Repurchase Notice” set forth in Exhibit I) containing the information, or otherwise complying with the requirements, set forth in Section 15.01.

“Major Transaction Repurchase Price” means the cash price payable by the Company to repurchase any Note pursuant to a Major Transaction Repurchase, as set forth in Section 15.01(c)(ii).

“Major Transaction Repurchase Right” has the meaning set forth in Section 15.01.

“Make Whole Amount” means, on any date such amount is required to be paid in accordance with this Indenture, an amount in cash equal to, the lesser of (i) all required interest payments, fees, charges and premiums due on any of the Notes that are prepaid, paid, redeemed or repaid from the date of prepayment, payment, redemption or repayment (as applicable) through and including the Maturity Date applicable to such Notes (assuming that the interest rate applicable to all such interest is the applicable interest rate for such Notes), and for the avoidance of doubt, without any discount rate applying thereto (but assuming a 360-day year and actual days elapsed), and (ii) nine percent (9%) of the principal amount prepaid, paid, redeemed or repaid of any of the Notes.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, results of operations, condition (financial or otherwise) or assets of the Company and its Subsidiaries, taken as a whole, (b) the legality, validity, binding effect or enforceability of any provision of any Notes Document, (c) the ability of the Note Parties, taken as a whole, to perform their obligations under any Notes Document as and when due, (d) the creation, perfection or priority of the Liens granted under the Notes Documents or the value of the Collateral (taken as a whole) or a material portion of the Collateral, or (e) the rights and remedies of the Secured Parties under any Notes Document.

“Material Agreements” means all contracts, agreements, leases instruments and commitments to which the Company and each of its Subsidiaries are a party or by which they are bound, that involve any of the following: (a) the termination or breach of which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; or (b) the transfer or license of any Material IP to or from the Company or any of its Subsidiaries to a third party (other than normal non-exclusive and use customer licenses entered into with customers or distributors of the Company or any of its Subsidiaries in the ordinary course and licenses to the Company or any of its Subsidiaries for off-the-shelf Software that is available on standard terms through commercial distributor (including, for the avoidance of doubt, the Technology License Agreement, dated as of October 1, 2020, by and between the Specified Belgium Subsidiary and the Company).

“Material IP” means all Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole, relating to Commercialization and Development Activities, whether currently owned or licensed, or acquired, developed or otherwise licensed or obtained after the date hereof.

“Maturity Date” means, with respect to each series of the Notes, [●], 2028.

“Medicaid” means, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. 1396 et seq.) and any statutes succeeding thereto.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) and any statutes succeeding thereto.

“Moody’s” means Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” means an agreement, including a mortgage, deed of trust or any other document, creating and evidencing a valid first priority Lien in favor of the Collateral Agent on Mortgaged Property in a form reasonably satisfactory to the Administrative Determination Holder(s), with such schedules and including such provisions as shall be necessary to conform such document to applicable local law or as shall be customary under applicable local law.

“Mortgage Policy” has the meaning set forth in Section 4.20.

“Mortgaged Property” means each fee owned Real Estate, if any, which shall be subject to a Mortgage delivered after the date of this Indenture pursuant to Section 4.20.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any Note Party or ERISA Affiliate incurred within the preceding five years or otherwise has, or would reasonably be expected to have, any obligation or Liabilities (including under Section 4212 of ERISA).

“Non-Surviving Organic Change” has the meaning set forth in Section 15.01(e).

“non-U.S. Holder” has the meaning set forth in Section 19.17(b).

“Note” or “Notes” have the meaning set forth in the first paragraph of the recitals of this Indenture.

“Note Guarantee” means the guarantee by each Guarantor of the Company’s obligations under this Indenture and each series of Notes, executed pursuant to the provisions of this Indenture.

“Note Party” means each of the Company and the Guarantors.

“Note Register” has the meaning set forth in Section 2.05(a).

“Note Registrar” has the meaning set forth in Section 2.05(a).

“Notes Documents” means this Indenture, the Notes, the Note Guarantees, any Warrants issued prior to the Company Stockholder Approval being obtained in connection with an acceleration of the Notes following an Event of Default described in Section 6.01(b), the Exchange Agreements, the Collateral Documents, each Compliance Certificate, the Perfection Certificates, the Solvency Certificate, any other solvency certificate, the Registration Rights Agreement, and all other material documents, agreements and instruments delivered in connection with any of the foregoing, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“NYSE Share Cap” has the meaning set forth in Section 14.02(l).

“Obligations” means all Notes and Note Guarantees, and any Make Whole Amount, Cash Settlement Amounts (including Cash Settlement Amounts within the meaning of the Warrants), interests, fees, expenses, costs, liabilities, indebtedness and other obligations (monetary (including post-petition interest, costs, fees, expenses, indemnities and other amounts, whether allowed or not) or otherwise) of (or owed by) the Company and the other Note Parties under or in connection with the Notes Documents, in each case howsoever created, arising or evidenced, whether direct or indirect (including those acquired by assignment), absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Officer’s Certificate,” when used with respect to the Company, means a written certificate that is delivered to the Trustee or the Collateral Agent, as the case may be, and that is signed in the name of the Company by any Authorized Officer of the Company. Each such certificate shall include the statements provided for in Section 19.05 if and to the extent required by the provisions of such Section. The Authorized Officer giving an Officer’s Certificate pursuant to Section 4.18 shall be the principal executive, financial or accounting officer of the Company.

“Opinion of Counsel” means an opinion in writing signed by legal counsel, who may be an employee of or counsel to the Company, or other counsel reasonably acceptable to the Trustee or the Collateral Agent, as the case may be, that is delivered to the Trustee or the Collateral Agent, as the case may be, which opinion may contain customary exceptions and qualifications as to the matters set forth therein. Each such opinion shall include the statements provided for in Section 19.05 if and to the extent required by the provisions of such Section 19.05.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Optional Redemption” has the meaning set forth in Section 16.01.

“Optional Redemption Date” means the date fixed, pursuant to Section 16.02, for the settlement of the repurchase of any Notes by the Company pursuant to an Optional Redemption.

“Optional Redemption Notice” has the meaning set forth in Section 16.02.

“Optional Redemption Price” means the aggregate principal amount of the Notes to be redeemed pursuant to an Optional Redemption.

“Organic Change” has the meaning set forth in Section 15.01(e).

“Organizational Documents” means (a) for any corporation, the certificate or articles of incorporation, memorandum and/or articles of association, the bylaws, the constitution, any certificate of designation or instrument relating to the rights of holders or preferred stock of such corporation, and any shareholder agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating or limited liability company agreement and articles or certificate of formation or (d) for any other entity, any other document setting forth the manner of election or duties of the officers, directors, managers or other similar or equivalent persons or Persons, or the designation, amount or relative rights, limitations and preference of the Stock of such entity.

“Other Exchange Shares” shall have the meaning set forth in the definition of “Remaining NYSE Share Cap Amount”.

“outstanding,” when used with reference to Notes, shall, subject to the provisions of Section 8.04, mean, as of any particular time, all Notes authenticated and delivered by the Trustee under this Indenture, except:

(a)	Notes theretofore canceled by the Trustee or accepted by the Trustee for cancellation;

(b)

Notes, or portions thereof, that have become due and payable and in respect of which monies in the necessary amount shall have been deposited in trust with the Trustee or with any Paying Agent (other than the Company) or shall have been set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent);

(c)

Notes that have been paid pursuant to Section 2.06 or Notes in lieu of which, or in substitution for which, other Notes shall have been authenticated and delivered pursuant to the terms of Section 2.06 unless proof satisfactory to the Trustee is presented that any such Notes are held by protected purchasers in due course (in which case such other Notes shall not be deemed to be outstanding); and

(d)	Notes converted pursuant to Article 14 and required to be canceled pursuant to Section 2.08.

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest enterprise value as of the date of consummation of a Major Transaction.

“Pari Passu Intercreditor Agreement” means a “pari passu” intercreditor agreement substantially in the form attached hereto as Exhibit L (as the same may be modified in a manner satisfactory to the Collateral Agent (as directed by the Administrative Determination Holder(s)) and the Company), or, if requested by the providers of Indebtedness permitted hereunder to be Permitted Secured Debt constituting Pari Passu Lien Debt, another arrangement reasonably satisfactory to the Trustee, the Collateral Agent (as directed by the Administrative Determination Holder(s)) and the Company. Upon the request of the Company, the Trustee and/or the Collateral Agent (to the extent agreed to by the Administrative Determination Holder(s)) will execute and deliver a Pari Passu Intercreditor Agreement with one or more debt representatives for such Pari Passu Lien Debt permitted hereunder.

“Pari Passu Lien Debt” means any Indebtedness that is (or is intended by the Company to be) secured by Liens on all or any portion of the Collateral that are pari passu in priority with the Liens on all or any portion of the Collateral that secure the Obligations incurred on the Closing Date. For the avoidance of doubt, “Pari Passu Lien Debt” includes the Notes and excludes (x) obligations that are unsecured or secured (or intended to be secured) by a Lien that is junior in priority to Liens securing Pari Passu Lien Debt and (y) Junior Lien Debt.

“Particular Required Holders” means, the Holders holding more than 50% of the aggregate principal amount of the applicable series of Notes then outstanding; provided that, prior to the Disposition Date, the “Particular Required Holders” must include the Deerfield Holders.

“Patents” means, collectively, all of the following: (a) all letters patent and pending applications for patents of the United States and all countries and jurisdictions foreign thereto, including those listed on any schedule to any Patent Security Agreement; and (b) all reissues, divisions, continuations, renewals, extensions and continuations-in-part of any of the foregoing.

“Paying Agent” has the meaning set forth in Section 4.02.

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Pending Redemption Period” means the period commencing on the date an Optional Redemption Notice is delivered hereunder and ending on the earlier of (i) the date (which shall not be prior to the applicable Optional Redemption Date) the Optional Redemption Price (and, if applicable, the Make Whole Amount) payable to the Holders of the Notes thereunder is paid in full and all Warrants issuable to such Holders are issued and (ii) the date the Pending Redemption Period is terminated by the Administrative Determination Holder(s) in accordance with Section 16.04.

“Perfection Certificate” means (a) with respect to the perfection certificate delivered on or prior to the Closing Date, such perfection certificate executed or delivered by any Note Party or any of its Subsidiaries to any Secured Party in substantially the form of Exhibit E, and (b) with respect to the perfection certificate delivered at any time after the Closing Date, such perfection certificate executed or delivered by any Note Party or any of its Subsidiaries to any Secured Party in substantially the form of Exhibit F.

“Permitted Acquisition” means any Acquisition together with other Investments undertaken to consummate such Acquisition by a Note Party, so long as that satisfies each of the following conditions within the applicable timeframes as set forth in Section 4.13 (to the extent applicable):

(a)

no Default or Event of Default shall exist at the time of the consummation of such Acquisition or after giving effect thereto and all other transactions contemplated by the applicable Acquisition documents;

(b)

the total consideration paid for all Acquisitions consummated during the term of this Indenture, together with the consideration paid or payable under Permitted In-Licensing Agreements (as calculated and determined in accordance with the definition thereof) entered into during the term of this Indenture (in each case, excluding consideration in the form of an issuance of Qualified Stock in connection with such Acquisition), shall not exceed $150,000,000 (or the Equivalent Amount in other currencies) in the aggregate; provided, that, for all purposes hereof, the total consideration paid or payable for any Acquisition shall be deemed to include all transaction costs, Indebtedness incurred, assumed and/or reflected on a consolidated balance sheet of the Note Parties and their Subsidiaries after giving effect to such Acquisition and any Contingent Acquisition Liabilities; provided further, that the limitation imposed by this clause (b) shall not apply if the Company and its consolidated Subsidiaries shall have (i) Revenue as publicly reported as provided in Section 4.44 or (ii) had Revenue, on a pro forma basis solely to give effect to previously completed Permitted Acquisitions for which financial statements have been filed by the Company with the Commission, as set forth in pro forma financial statements filed by the Company with the Commission on a current report on Form 8-K (or other filing with the Commission under the Securities Act or the Exchange Act) and prepared in accordance with Article 11 of Commission Regulation S-X, in either case, of not less than $425,000,000 for the four (4) consecutive fiscal quarters ending on the last day of the immediately preceding fiscal quarter (the “Acquisition Limitation Revenue Test”); provided, that the total consideration threshold referred to above shall be calculated and aggregated solely when such transaction is consummated at a time when the Acquisition Limitation Revenue Test is not satisfied, it being understood and agreed that any transaction that is consummated during the time the Acquisition Limitation Revenue Test is satisfied shall not be included for purposes of calculating the total consideration threshold;

(c)

following the consummation of such Acquisition, the Target, the Target’s Subsidiaries and their respective assets and properties and the Stock of the Target and the Target’s Subsidiaries shall be in compliance with Section 4.13 (and shall have become Guarantors to the extent required therein);

(d)

all transactions in connection with such Acquisition shall be consummated, in all material respects, in accordance with all material Applicable Laws and in conformity with all applicable material Authorizations and all applicable material Authorizations shall have been obtained;

(e)

in the case of an Acquisition of Stock of any Person, if such Person will be an Excluded Subsidiary after the consummation of such Acquisition, the total consideration paid or payable (as determined pursuant to clause (b) of this definition) will be deemed an Investment and such Investment shall not exceed the amount then remaining available for Investments pursuant to Section 4.30(b)(ii); and

(f)

to the extent that the purchase price or any portion thereof for any such Acquisition is paid by the incurrence of any Indebtedness by the Company or any of its Subsidiaries, such Indebtedness shall be incurred in compliance with Section 4.29.

“Permitted Equity Derivative” means any forward purchase, call option, warrant or other derivative transactions in respect of the Common Stock; provided that (i) the terms, conditions and covenants of each such transaction shall be customary for transactions of such type, as determined in good faith by the Company, (ii) such transaction may, at the option of the Company, be settled in Qualified Stock of the Company, (iii) such transaction is entered into substantially simultaneously and in connection with the issuance of any Permitted Refinancing of the Existing Convertible Notes, and (iv) the purchase price for such Permitted Equity Derivative (a) does not exceed the net cash proceeds received by the Company from the issuance of any Permitted Refinancing of the Existing Convertible Notes and (b) is financed with the proceeds of such Permitted Refinancing, as applicable.

“Permitted In-Licensing Agreement” means any inbound license agreement or any agreement that grants any covenant not to sue, option or other preferential right for a license, or other similar right or immunity, under any Intellectual Property (any such license or other agreement being referred to in this definition as a “license agreement”), in each case entered into by a Note Party with a Person that is not an Affiliate of any Note Party that involves the granting by such Person to such Note Party of any rights to Intellectual Property of such Person for use in connection with such Note Party’s business, including the use, research, development, manufacture, marketing, distribution, offer for sale, sale, importation or other commercialization of any product or service (including any Product); provided that for any license agreement entered into after the Closing Date (a) no Default or Event of Default has occurred and is continuing (or would result after giving effect to or consummating such license) and is on terms and conditions substantially the same as would be achieved in (or is pursuant to) an arm’s length transaction (or is more favorable to such Note Party that is a party thereto than an arm’s length transaction), and (b) the total consideration paid or payable under all such license agreements entered into during the term of this Indenture, together with the total consideration paid or payable for all Acquisitions consummated during the term of this Indenture shall not exceed $150,000,000 (or the Equivalent Amount in other currencies); provided that for all purposes hereof, the total consideration paid or payable for any license agreement shall be deemed to include, and only include, any upfront fees, minimum or guaranteed royalty or other similar non-contingent payments (if any), and reasonably foreseeable milestone payments, in each case paid or payable during the term of this Indenture; provided further that the limitation imposed by this clause (b) shall not apply if the Company shall have satisfied the Acquisition Limitation Revenue Test; provided further, that the total consideration threshold referred to above shall be calculated and aggregated solely when such transaction is consummated at a time when the Acquisition Limitation Revenue Test is not satisfied, it being understood and agreed that any transaction that is consummated during the time the Acquisition Limitation Revenue Test is satisfied shall not be included for purposes of calculating the total consideration threshold; provided further, that, notwithstanding anything to the contrary in this definition, any such license agreement for Intellectual Property entered into in connection with a court order, settlement, compromise or other resolution of a litigation, arbitration or other dispute shall be deemed a Permitted In-Licensing Agreement.

“Permitted Investments” means each of the Investments permitted under Section 4.30.

“Permitted Out-Licensing Agreement” means any out-bound license agreement or any agreement that grants any covenant not to sue, option or other preferential right for a license, or other similar right or immunity, under any Intellectual Property (any such license agreement or other agreement (and the granting of rights thereunder) being referred to in this definition as a “license”), in each case entered into by a Note Party with a Person that is not an Affiliate of any Note Party that involves the granting of any rights by such Note Party to such Person under any Intellectual Property of a Note Party for use in connection with such Person’s business, including the use, research, development, manufacture, marketing, distribution, offer for sale, sale, importation or other commercialization of any product or service (including any Product) or conducting any of the foregoing for or on behalf of such Note Party; provided that for any license entered into after the Closing Date (a) (i) no Default or Event of Default has occurred and is continuing (or would result after giving effect to or consummating such license) and is on terms and conditions substantially the same as would be achieved in (or is pursuant to) an arm’s length transaction (or is more favorable to such Note Party that is party thereto than an arm’s length transaction), and with respect to any such license entered into, or materially amended or changed (including to cover any additional Products, property or assets (or to extend the term thereof except to the extent of any automatic term renewals contemplated under such license as of the date of entry into such license)): (ii) no license or other agreement relating to such license shall contain an anti-assignment/transfer provision preventing the assignment or transfer of such Note Party’s rights under any such agreement to the Collateral Agent (for the benefit of the Secured Parties) (or any future assignee or transferee (or potential assignee or transferee) thereof), (iii) such license shall be entered into in good faith by the applicable Note Party (or Note Parties) and shall not be entered into for the purpose of impairing or adversely affecting the Lien of the Collateral Agent on the Collateral; (iv) any and all cash, Cash Equivalents, royalties, other assets and proceeds or rights received or provided to such Note Party or any other Person from such license shall be part of the (and constitute) Collateral, and the Collateral Agent (for the benefit of the Secured Parties) shall have a first priority security interest and Lien thereon at all times, subject to Liens permitted by Section 4.27; (v) all amounts payable under any such license shall be deposited in a Controlled Account; (vi) such license, to the extent it is in respect of any Material IP, shall not be on an exclusive basis for all or a substantial portion of the right, title and interest of the Company or of the Note Party in such Material IP in respect of the United States (i.e., an exclusive license under Material IP for a limited field of use in the United States that neither the Company nor any of its Subsidiaries operate in may be a Permitted Out-Licensing Agreement); and (vii) such license could not reasonably be expected to result in a legal transfer of title of the licensed property; and (b) the Trustee and each Holder shall have received a certificate, in form and substance reasonably satisfactory to the Administrative Determination Holder(s), signed by an Authorized Officer and certifying that the conditions set forth the foregoing clause (a) have been satisfied; provided, that, notwithstanding anything to the contrary in this definition, any such licenses or cross-licenses for Intellectual Property entered into in connection with a court order, settlement, compromise or other resolution of a litigation, arbitration or other dispute shall be deemed a Permitted Out-Licensing Agreement.

“Permitted Refinancing” means, with respect to any Indebtedness to be refinanced, extended, renewed or replaced hereunder, any refinancings, extensions, renewals and replacements of such Indebtedness; provided that (i)(x) with respect to the 2024 Notes or the 2028 Notes, any refinancing, extension, renewal or replacement thereof shall not have a maturity earlier than the date that is ninety-one (91) days after the Maturity Date, and (y) with respect to all other Indebtedness, such refinancing, extension, renewal or replacement shall not have a maturity earlier than that of the Indebtedness being refinanced, extended, renewed or replaced, (ii) such refinancing, extension, renewal or replacement shall not, as of the time thereof, increase the outstanding principal amount (or accreted value, if applicable) of the Indebtedness being refinanced, extended, renewed or replaced, except by an amount equal to any accrued and unpaid interest on such principal amount and a reasonable premium and other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such refinancing, extension, renewal or replacement, (iii) the All-In Yield (paid or payable in cash as specified in such definition) of such refinancing, extension, renewal or replacement shall not exceed 14% per annum, (iv) the obligors of such refinancing, extension, renewal or replacement shall not include any Persons that are not obligors of the Indebtedness being refinanced, extended, renewed or replaced; provided that the 2024 Notes or the 2028 Notes that are refinanced, extended, renewed or replaced may have any Note Party become an obligor thereunder, (v) such refinancing, extension, renewal or replacement shall not contain mandatory repayment, prepayment or other redemption provisions (other than customary acceleration rights or repurchase rights during the existence of an event of default or upon the occurrence of a change of control) or amortization or other installment payments, in each case prior to the Obligations being repaid in full, (vi) such refinancing, extension, renewal or replacement shall not contain any new requirement to grant any Lien or to give any guarantee that was not an existing requirement of the Indebtedness being refinanced, extended, renewed or replaced; provided that the 2024 Notes or the 2028 Notes that are refinanced, extended, renewed or replaced may require any Person that is a Note Party pursuant to the terms of the Note Documents to provide a guarantee in respect thereof, and (vii) after giving effect to such refinancing, extension, renewal or replacement, no Default or Event of Default shall have occurred (or would reasonably be expected to occur) as a result thereof. Notwithstanding the foregoing, a refinancing or replacement of any Indebtedness (including any Existing Convertible Notes) with Permitted Secured Debt shall be subject to and governed by the terms set forth in the definition of Permitted Secured Debt and any Permitted Secured Debt that is refinanced, extended, renewed or replaced shall be subject to and governed by the terms of the definition of this definition and the definition of Permitted Secured Debt.

“Permitted Revolver Debt” shall have the meaning set forth in the definition of “Permitted Secured Debt”.

“Permitted Secured Debt” means Indebtedness (x) in respect of the Obligations (including, for the avoidance of doubt, any Additional Series B Notes), (y) any other Pari Passu Lien Debt, and (z) any Junior Lien Debt, in an aggregate principal amount for clauses (x), (y) and (z) not to exceed $550,000,000 at any time, so long as:

(i) (A) the obligors of such Indebtedness shall not include any Persons that are not obligors of the Obligations; (B) the Indebtedness shall not be secured by any property or assets other than the Collateral; (C) the All-In Yield (paid or payable in cash as specified in such definition) shall not exceed 14% per annum; and (D) the terms governing such Indebtedness shall not restrict or otherwise limit the payment of any principal, interest, fees or other amounts, the issuance of Conversion Shares, the Liens provided hereunder or the requirements to provide guaranties hereunder;

(ii) with respect to any other Pari Passu Lien Debt, (A) such Indebtedness shall be secured by Liens only on all or a portion of the Collateral that are pari passu in priority with the Liens on the Collateral that secure the Obligations, and a representative acting on behalf of the lenders or holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a Pari Passu Intercreditor Agreement; (B) the terms governing such Indebtedness shall not contain mandatory repayment, prepayment or other redemption provisions (other than customary acceleration rights or repurchase rights during the existence of an event of default or upon the occurrence of a change of control) and shall not require any amortization or other installment payments prior to the Obligations being repaid in full; provided, that Pari Passu Lien Debt that are revolving credit facilities may have customary repayment and reborrowing terms to the extent the aggregate revolving commitments do not exceed the lesser of (x) $50.0 million and (y) the aggregate amount of then available Permitted Secured Debt (the “Permitted Revolver Debt”); and (C) the maturity date of such Indebtedness shall not be earlier than the Maturity Date; and

(iii) with respect to any Junior Lien Debt, (A) the maturity date of such Indebtedness shall not be earlier than ninety-one (91) days after the Maturity Date; (B) the terms governing such Indebtedness shall not contain mandatory repayment, prepayment or other redemption provisions (other than customary acceleration rights or repurchase rights during the existence of an event of default or upon the occurrence of a change of control) and shall not require any amortization or other installment payments prior to the Obligations being repaid in full; (C) the terms governing such Indebtedness shall not contain any cross-default or similar provisions to the Obligations (but may contain cross-acceleration provisions); and (D) such Indebtedness shall be secured by Liens only on all or a portion of the Collateral that are second (or lesser) in priority with the Liens the Collateral that secures the Obligations, and a representative acting on behalf of the lenders or holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a Junior Lien Intercreditor Agreement.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“Physical Notes” means permanent, certificated, non-Global Notes in registered form issued in denominations of $1,000 principal amount and integral multiples thereof.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.06 in lieu of or in exchange for a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note that it replaces.

“Principal Market” means, with respect to the Common Stock, the principal Eligible Market on which the Common Stock is listed, and with respect to any other security, the principal securities exchange or trading market for such security.

“Principal Redemption Amount” has the meaning set forth in Section 16.02.

“Proceeding” means any investigation, inquiry, litigation, review, hearing, suit, claim, audit, arbitration, proceeding or action (in each case, whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Products” means any item or any service that is designed, created, manufactured, managed, performed or otherwise used, offered or handled by or on behalf of the Note Parties or any of their Subsidiaries.

“Pro Rata Repurchase” means any purchase of shares of Common Stock by the Company or any subsidiary thereof pursuant to (A) any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or (B) any other offer available to substantially all holders of Common Stock, in each case whether for cash, shares of capital stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property, or any combination thereof, effected while any Note is outstanding; provided, however, that, for the avoidance of doubt, “Pro Rata Repurchase” shall not include any purchase of shares by the Company or any subsidiary thereof made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act. The “effective date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“Proposal” means a proposal to approve the issuance of any Conversion Shares issuable upon conversion of the Notes and any shares of Common Stock issuable upon exercise of, or otherwise pursuant to, the Warrants, in each case, in excess of the limitations imposed by NYSE Listing Standard Rule 312.03, solely for purposes of satisfying the listing standards of the Principal Market at a duly called meeting of the Company’s stockholders at which the requisite quorum is present.

“Purchase Rights” has the meaning set forth in Section 14.03.

“Qualified Stock” means, with respect to any Person, any Stock of such Person that is not Disqualified Stock.

“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Note Party or any Subsidiary of any Note Party.

“Redemption Period Conversion” means a conversion of principal in accordance with Section 14 pursuant to a Conversion Notice delivered during the Pending Redemption Period.

“Redemption Period Conversion Amount” has the meaning set forth in Section 16.03.

“Redemption Period Conversion Shares” has the meaning set forth in Section 16.05.

“Reference Property” has the meaning set forth in Section 15.01(e).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Closing Date, entered into by the Persons parties thereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Regular Record Date” means, with respect to any Interest Payment Date, the day that is a Business Day immediately preceding each Interest Payment Date.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata and natural resources such as wetlands, flora and fauna, or within, from or into any building, structure, facility or fixture.

“Remaining NYSE Share Cap Amount” means, as of each Conversion Date, the result of (i) the NYSE Share Cap, minus (ii) the sum of (A) the aggregate number of Conversion Shares, if any, issued in respect of Series A Notes prior to such Conversion Date, (B) the aggregate number of Issued Series A Warrant Shares issued prior to such Conversion Date and (C) the aggregate number of shares of Common Stock issued in respect of any exchange of the 2024 Notes effected after the Closing Date and prior to such Conversion Date to the extent permitted by Section 14.02(n) (excluding, for the avoidance of doubt, any shares issued pursuant to the preceding clauses (A) and (B) (such shares in this clause (C), the “Other Exchange Shares”)) plus (iii) the number of shares of Common Stock that were issuable or reserved for issuance in respect of any 2024 Notes exchanged for shares of Common Stock or Series A Notes after the Closing Date and prior to such Conversion Date. Notwithstanding the foregoing, if on any Conversion Date the Holders effect more than one conversion of Series A Notes, the Remaining NYSE Share Cap Amount in respect of each such conversion shall be the result of (x) the amount calculated pursuant to the immediately preceding sentence, multiplied by a fraction, the numerator of which shall be the Conversion Amount in respect of such conversion and the denominator of which shall be the sum of all Conversion Amounts in respect of all conversions effected on such Conversion Date.

“Reporting Period” has the meaning set forth in Section 4.11.

“Required Holders” means, the Holders holding more than 50% of the aggregate principal amount of the Notes then outstanding, provided that prior to the Disposition Date, the “Required Holders” must include the Deerfield Holders.

“Resale Restriction Termination Date” has the meaning set forth in Section 2.05(b).

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Restructuring Transaction” means any reorganization or other transaction related to restructuring initiatives that is substantially consistent with the restructuring initiatives publicly announced by the Company prior to the consummation of such reorganization or other transaction and as determined by the Company reasonably and in good faith, provided that (i) such reorganization or other transaction does not materially or adversely impair the Guarantor or the Liens of the Holders pursuant to the Notes or result in a Material Adverse Effect, (ii) such reorganization or other transaction is effected for Fair Market Value, and (iii) if such reorganization or other transaction is effected at a time at which the Deerfield Holders collectively beneficially own 25% or more of the aggregate principal amount of the Series A Notes outstanding, such reorganization or other transaction is consented to in writing by the Deerfield Holders; provided that if the Deerfield Holders refuse to receive information from the Company in respect of such reorganization or other transaction pursuant to, and subject to the Company’s compliance with the requirements of, Section 8(e) of each Exchange Agreement between the Company and the Initial Deerfield Investor (including Section 8(e)(v) thereof), then such consent shall be deemed to be provided to the Company on the date that is ten (10) Business Days following the written request for such consent by the Company to the Deerfield Holders.

“Restricted Payments” means, with respect to any Person, (a) the declaration or making of any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any of its Stock or (b) the purchasing, redemption or other acquisition for value of any of its Stock now or hereafter outstanding.

“Restricted Securities” has the meaning set forth in Section 2.05(b).

“Restrictive Agreement” has the meaning set forth in Section 4.36.

“Revenue” means, for any relevant fiscal period, the consolidated total revenues of the Company and its consolidated Subsidiaries for such fiscal period, as recognized on the consolidated statement of operations of the Company for such fiscal period and reported in the quarterly report on Form 10-Q or annual report on Form 10-K, as the case may be, filed by the Company with the Commission for such fiscal period, determined in accordance with GAAP.

“Rule 144” means Rule 144 as promulgated under the Securities Act.

“Rule 144 Affiliate” has the meaning set forth in Section 14.02(h)(ii).

“Rule 144A” means Rule 144A as promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sanctioned Country” means, at any time, a country or territory subject to comprehensive Sanctions (as of the date of this Agreement being, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctions” means all U.S. economic sanctions laws, executive orders and implementing regulations.

“SDN List” means the Specially Designated Nationals and Blocked Persons List, maintained by OFAC.

“SEC Documents” means all annual, quarterly and current reports, proxy statements, registration statements, prospectuses and other material schedules, forms, statements and other material documents filed by any Note Party or any of its Subsidiaries with the Commission pursuant to the Securities Act or the Exchange Act since December 31, 2020 (including all financial statements and schedules included therein, all exhibits thereto and all documents incorporated by reference therein).

“Secured Parties” shall have the meaning specified in the Security Agreement.

“Securities” means the Notes, the Note Guarantees and the Conversion Shares.

“Securities Law Legend” has the meaning set forth in Section 14.02(h)(i).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means that certain Security Agreement, dated as of the Closing Date, among the Note Parties and the Collateral Agent for the benefit of the Secured Parties, as amended, restated, amended and restated, supplemented or otherwise modified from time to time by one or more Security Joinder Agreements or otherwise.

“Security Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 1 to the Security Agreement.

“Series A 4.5% Convertible Senior Secured Notes due 2028” has the meaning set forth in Section 2.01.

“Series B 4.5% Convertible Senior Secured Notes due 2028” has the meaning set forth in Section 2.01.

“Series A Note” or “Series A Notes” have the meaning set forth in the first paragraph of the recitals of this Indenture.

“Series B Note” or “Series B Notes” have the meaning set forth in the first paragraph of the recitals of this Indenture.

“Significant Subsidiary” means a Subsidiary of the Company that is a “significant subsidiary” as defined in Article 1, Rule 1-02(w) of Regulation S-X under the Exchange Act promulgated by the Commission; provided that, each Note Party shall be deemed to be a “Significant Subsidiary.”

“Social Security Act” means the Social Security Act of 1965 as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.

“Solvency Certificate” means a solvency certificate in substantially the form of Exhibit M or such other solvency certificate in form and substance reasonably satisfactory to the Administrative Determination Holder(s).

“Specified Belgium Subsidiary” means Orbicule BVBA (d/b/a Diploid), a besloten vennootschap met beperkte aansprakelijkheid (private limited liability company) organized under the laws of Belgium.

“Specified Netherlands Subsidiary” means Invitae Netherlands, B.V., a besloten vennootschap (private limited company) organized under the laws of The Netherlands.

“Standard Settlement Period” means the standard settlement period for equity trades effected by U.S. broker-dealers, expressed in a number of Trading Days, as in effect on the date the applicable Conversion Notice is received or deemed received by the Conversion Agent or, in the case of a conversion of a Global Note, the date the holder thereof complies with the requirements of clause (ii) of Section 14.02(a).

“Stock” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests (or units thereof), joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting; and (b) all securities convertible into or exchangeable for any other Stock and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any other Stock, whether or not presently convertible, exchangeable or exercisable; provided that the Notes and the 2024 Notes shall not constitute Stock.

“Stock Event” means a stock split, stock combination, reclassification, payment of stock dividend, recapitalization or other similar transaction of such character that the outstanding shares of Common Stock shall be changed into or become exchangeable for a larger or small number of shares of Common Stock.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity in which such Person directly or indirectly owns or controls the Stock having ordinary voting power to elect a majority of the board of directors of such corporation, partnership, joint venture, limited liability company, association or other entity, or of which an aggregate of more than fifty percent (50%) of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company; provided that for purposes of Sections 4.06, 4.07, 4.08, 4.09, 4.10, 4.14 and 4.15, references to a “Subsidiary” or to “Subsidiaries” shall not include any Immaterial Subsidiary.

“Successor Entity” means any Person purchasing the Company’s assets sold in a Major Transaction or a majority of the Company’s Stock in a Major Transaction, or any successor entity resulting from a Major Transaction, or if the Note is to be convertible for shares of Stock of any such Person’s Parent Entity, its Parent Entity.

“Successor Major Transaction” means either a Takeout Major Transaction or an Asset Sale.

“Successor Major Transaction Consideration” has the meaning set forth in Section 15.01(a).

“Successor Major Transaction Conversion” has the meaning set forth in Section 15.01(a).

“Swap Contract” means any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contract, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contract, (a) for any date on or after the date such Swap Contract have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contract, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contract.

“Takeout Major Transaction” means a “Major Transaction” in which the outstanding shares of Common Stock of the Company are converted into the right to receive cash, securities of another entity and/or other assets.

“Target” means any Person or a business unit, product line, division or asset group of any such Person acquired or proposed to be acquired in an Acquisition.

“Taxes” means all present or future taxes, levies, imposts, stamp or other duties, deductions, charges or withholdings imposed by an Governmental Authority, together with any interest, additions to tax, or penalties applicable thereto.

“Third Party Payor” means any Governmental Payor, Blue Cross and/or Blue Shield, private insurers, managed care plans, and any other Person that presently or in the future maintains Third Party Payor Programs.

“Third Party Payor Programs” means all payment or reimbursement programs sponsored or maintained by any Third Party Payor.

“Title IV Plan” means an Employee Benefit Plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurred within the preceding five years or otherwise has or would reasonably be expected to have any obligation or Liabilities (including under Section 4069 of ERISA).

“Trademarks” means, in the United States and all countries and jurisdictions foreign thereto, registered trademarks, registered service marks, trademark and service mark applications, unregistered or common law trademarks and service marks, registered trade names and unregistered or common law trade names, corporate names, fictitious names, trade dress, logos, slogans, and indicia of origin, together with all translations, adaptations, derivations, combinations and renewals thereof.

“Trading Day” means, in respect of any security, any day on which trading of such security occurs on its Principal Market.

“transfer” shall have the meaning specified in Section 2.05(b).

“Transfer Agent” has the meaning set forth in Section 14.02(b).

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, as it was in force at the date of execution of this Indenture; provided, however, that in the event the Trust Indenture Act of 1939 is amended after the Closing Date, the term “Trust Indenture Act” shall mean, to the extent required by such amendment, the Trust Indenture Act of 1939, as so amended.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this Indenture until a successor trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean or include each Person who is then the Trustee hereunder.

“Unrestricted Conditions” has the meaning set forth in Section 14.02(h)(ii).

“Unused A Amounts” has the meaning set forth in Section 4.26(f).

“Unused B Amounts” has the meaning set forth in Section 4.26(g).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended from time to time.

“Void Conversion Notice” has the meaning set forth in Section 14.02(f)(ii).

“Volume Weighted Average Price” means, as of any Trading Day, (A) the volume weighted average sale price per share of the Common Stock on the Principal Market, as reported by Bloomberg, or (B) if no volume weighted average sale price is reported for the Common Stock, then the Closing Price on such Trading Day, or, if no Closing Price is reported for the Common Stock by Bloomberg, the average of the last bid and last ask price (or if more than one in either case, the average of the average last bid and average last ask prices) of the Common Stock on such Trading Day as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant Trading Day, then the Volume Weighted Average Price will be the average of the mid-point of the last bid and last ask prices of the Common Stock in the over-the-counter market on the relevant Trading Day as reported by OTC Markets Group Inc. or similar organization. If the Volume Weighted Average Price cannot be calculated for the Common Stock on such date in the manner provided above, the Volume Weighted Average Price shall be the fair market value per share of Common Stock as mutually determined in good faith by the Board of Directors and the Holders holding a majority of the aggregate outstanding principal amount of the Notes being converted for which the calculation of the Volume Weighted Average Price is required. The Volume Weighted Average Price shall be determined without regard to after-hours trading or any other trading outside of the regular trading hours. In the event that a Stock Event is consummated during any period of consecutive Trading Days on which Volume Weighted Average Prices are being calculated, the Volume Weighted Average Price for each Trading Day during such period prior to the effectiveness of such Stock Event shall be appropriately adjusted to reflect such Stock Event.

“Warrant” and “Warrants” have the meaning set forth in Section 2.14.

“Warrantless Optional Redemption” has the meaning set forth in Section 16.04(b).

“Warrantless Optional Redemption Threshold” has the meaning set forth in Section 16.04(b).

Section 1.02    Interpretation. The division of this Indenture and the other Notes Documents into Articles and Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Indenture or any of its provisions. The words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Indenture (or other applicable Notes Document). The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The term “documents” and “agreements” include any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The use in any of the Notes Documents of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. References to a specified Article, Exhibit, Section or Schedule shall be construed as a reference to that specified Article, Exhibit, Section or Schedule of this Indenture (or other applicable Notes Document). References in this Indenture to the Notes of any “series” includes the terms and conditions applicable to the Notes of such series. Unless specifically stated otherwise, any reference to any of the Notes Documents means such document as the same shall be amended, restated, supplemented or otherwise modified and from time to time in effect in accordance with the terms hereof or thereof, as applicable. The references to “assets” and “properties” in the Notes Documents are meant to be mean the same and are used throughout the Notes Documents interchangeably, and such words shall be deemed to refer to any and all tangible and intangible assets and properties, including cash, securities, Stock, accounts and contract rights. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described. The payment, prepayment, redemption or repayment of any principal, interest, charges, fees, amounts and/or other Obligations under this Indenture or the other Notes Documents (including any Make Whole Amount and Cash Settlement Amount (including any Cash Settlement Amount within the meaning of the Warrants)) shall be made in cash in Dollars unless expressly stated otherwise herein or therein. Any reference to “payment in full,” “payment in full in cash,” “paid in full,” “paid in full in cash,” “repaid in full,” “repaid in full in cash,” “prepaid in full,” “prepaid in full in cash,” “redeemed in full,” “redeemed in full in cash” or any other term or word of similar effect used in this Indenture or any other Notes Document with respect to the Notes or the Obligations shall mean all Obligations (including all principal of, and any accrued and unpaid interest on, the Notes, any Make Whole Amount and any Cash Settlement Amounts, including any Cash Settlement Amounts within the meaning of the Warrants), but excluding (y) contingent claims for indemnification to the extent no claim giving rise thereto has been asserted and (z) those other Obligations under any Notes Document that are not due or payable at the time when all other Obligations are paid in full) have been repaid in full in cash or by conversion into Conversion Shares (excluding contingent claims for indemnification to the extent no claim giving rise thereto has been asserted) and have been fully performed; provided that reference otherwise to “payment,” “paid,” “repaid,” “prepaid,” “redeem,” “purchase,” “defease,” “prepayment” or “redemption” or any term or word of similar effect used in this Indenture or any other Notes Document with respect to the Notes or the Obligations shall mean in cash and not by conversion into Conversion Shares. The phrase “ordinary course of business” means, with respect to any action of the Company, an action that is the type that would be taken in the ordinary course of business of the Company and its Subsidiaries or a Person engaged in a business that is substantially similar in industry, size and scope as engaged in by the Company and its Subsidiaries or an action that would be taken by an officer, director or employee of the Company or any of its Subsidiaries in the prudent exercise of his or her business judgment, in good faith. The phrase “consistent with past practice” shall mean an action of the Company that is taken by the Company or any of its Subsidiaries (or an officer, director or employee of such Person) that is not inconsistent with the manner in which the business of the Company or any of its Subsidiaries has previously been operated, including, in connection with events that are unusual or infrequent in nature, in each case, as determined by the Company reasonably and in good faith. The parties hereto agree that in no event shall this Agreement or any other Note Document, or any provision thereof, be deemed to prohibit any issuance of Qualified Stock by the Company in exchange for outstanding Indebtedness (including Indebtedness under this Indenture and the Notes) or in a capital raising or other transaction, except (x) as provided in Section 14.02(n) or (y) to the extent such issuance, exchange or capital raising or other transaction would otherwise be expressly prohibited by this Agreement or any other Notes Document.

Section 1.03    Accounting Terms and Principles; Basket Compliance. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. The Company may rely on more than one basket or exception hereunder at the time of any proposed transaction.

Section 1.04    Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Commodity Account,” “Deposit Account,” and “Securities Account.”

Section 1.05    Material Non-Public Information. Notwithstanding anything to the contrary set forth in this Agreement or any other Note Document (excluding, in the case of the Deerfield Holders, the Exchange Agreement between the Company and the Initial Deerfield Investor), the Company, the Trustee and the Holders hereby acknowledge and agree that, as of the Closing Date, the Trustee and the Holders desire not to receive reports, notices, documentation and other information (collectively, “Information”) which the Company reasonably believes may contain material non-public information with respect to the Company or any of its Subsidiaries, and the Company shall not provide such Information to the Trustee and the Holders, in each case, for so long as the Company is subject to the reporting requirements of Section 13 or Section 15 of the Exchange Act. Notwithstanding the foregoing, any Holder may, upon written notice to the Company, change its election as to receiving material non-public information (generally or in respect of particular Information or categories thereof). The Company hereby acknowledges that the Trustee and each Holder are relying on the foregoing acknowledgment and covenant in effecting transactions in securities of the Company. Notwithstanding the foregoing, only the provisions of Section 8(e) of the Exchange Agreement between the Company and the Initial Deerfield Investor, rather than this Section 1.05, shall be applicable with respect to each of the Deerfield Holders.

Article 2

ISSUE, DESCRIPTION, EXECUTION, REGISTRATION AND EXCHANGE OF NOTES

Section 2.01    Designation and Amount. The Series A Notes shall be designated as the “Series A 4.5% Convertible Senior Secured Notes due 2028,” and the Initial Series B Notes, and any Additional Series B Notes which may be issued from time to time in accordance with the terms and provisions of this Indenture, shall be designated as the “Series B 4.5% Convertible Senior Secured Notes due 2028.” The Series A Notes shall initially have an aggregate principal amount of $[●] and the Initial Series B Notes shall initially have an aggregate principal amount of $[●]. Any Additional Series B Notes shall initially have an aggregate principal amount of up to $[●]. The aggregate principal amount of Notes of all series that may be authenticated and delivered under this Indenture is limited to $550,000,000, subject to Section 2.10 and except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of other Notes to the extent expressly permitted hereunder.

Section 2.02    Form of Notes.

(a) Each series of Notes and the Trustee’s certificate of authentication to be borne by such Notes shall be substantially in the respective forms set forth in Exhibit A, the terms and provisions of which shall constitute, and are hereby expressly incorporated in and made a part of this Indenture. To the extent applicable, the Company, the Trustee and the Collateral Agent, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) All of the Notes shall be issued initially in the form of, at the option of each Investor, (i) one or more Physical Notes, registered in such names and authorized in such denominations as an Investor shall request, duly executed by the Company and authenticated by the Trustee as hereinafter provided or (ii) subject to the applicable series of Notes meeting the eligibility requirements of the Depositary one or more Notes in global form (each, a “Global Note”), which shall be assigned one or more CUSIP numbers and be deposited on behalf of such Holder with the Trustee, at its Corporate Trust Office, as custodian for the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Upon request of any Holder, subject to the applicable series of Notes meeting the eligibility requirements of the Depositary, any of such Holder’s Physical Notes shall be exchanged for one or more Global Notes no later than two (2) Trading Days (or, if less, the number of days comprising the Standard Settlement Period) following the delivery by a Holder to the Company of a written request for such exchange. Upon request of any Holder, any of such Holder’s beneficial interests in the Notes represented by a Global Note shall be exchanged for one or more Physical Notes no later than two (2) Trading Days (or, if less, the number of days comprising the Standard Settlement Period) following the delivery by a Holder to the Company of a written request for such exchange. The transfer and exchange of beneficial interests in a Global Note that does not involve the issuance of a Physical Note shall be effected through the Depositary (but not the Trustee or the Custodian) in accordance with the Indenture (including the restrictions on transfer set forth herein) and the procedures for the Depositary therefor. Each Physical Note or Global Note, as applicable, shall represent such principal amount of the applicable series of outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of the applicable series of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of the applicable series of outstanding Notes represented thereby may from time to time be increased or reduced to reflect repurchases, cancellations, conversions, transfers or exchanges permitted thereby. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of applicable series of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in such manner and upon instructions given by the Holder of such applicable series of Notes in accordance with this Indenture. Payment of principal (including the Major Transaction Repurchase Price, the Optional Redemption Price, and the Make Whole Amount, in each case if applicable) of, and accrued and unpaid interest, if any, on, a Global Note shall be made to the Holder of such applicable series of Note on the date of payment, unless a record date or other means of determining Holders eligible to receive payment is provided for herein.

Any Global Note may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Indenture as may be required by the Custodian or the Depositary, or as may be required to comply with any Applicable Law or any regulation thereunder or with the rules and regulations of any securities exchange or automated quotation system upon which the applicable series of Notes may be listed or traded or designated for issuance or to conform with any usage with respect thereto, or to indicate any such special limitations or restrictions to which any particular Notes of the applicable series are subject.

Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends or endorsements as the Authorized Officer executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Indenture, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes of the applicable series may be listed or designated for issuance, or to conform to usage or to indicate any special limitations or restrictions to which any particular Notes of the applicable series are subject.

(c) If requested by any Investor, the Company shall execute and the Trustee shall, in accordance with this Section 2.02(c) authenticate and deliver initially one or more Physical Notes that (1) shall be registered in such names and authorized in such denominations as each Investor shall request, and (2) shall be delivered by the Trustee to each Investor or pursuant to such Investor’s instructions as specified in the applicable Company Order.

(d) If requested by any Investor, the Company shall execute and the Trustee shall, in accordance with this Section 2.02(d), authenticate and deliver one or more Global Notes that (1) shall be registered in the name of the Depositary, (2) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions, (3) shall be assigned a restricted or unrestricted CUSIP number, as applicable, and (4) shall bear a legend substantially to the following effect:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OF ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

(e) The legend substantially in the following form shall also be included on any Notes issued with OID, as defined below:

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE. UPON REQUEST, THE ISSUER WILL PROMPTLY MAKE AVAILABLE TO A HOLDER OF THIS NOTE INFORMATION REGARDING THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THE NOTES BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE ISSUER AT INVITAE CORPORATION, 1400 16TH STREET, SAN FRANCISCO, CALIFORNIA 94103, ATTENTION: [●], OR VIA [EMAIL][FAX] AT [●].

Section 2.03    Date and Denomination of Notes; Payments of Interest and Defaulted Amounts. (a) The Notes shall be issuable only in registered form without coupons and only in denominations of $1,000 principal amount and integral multiples thereof. Each Note shall be dated the date of its authentication. Each of the Series A Notes and the Series B Notes shall bear interest at a rate of 4.5% per year from and including March 7, 2023, or from the most recent date to which interest has been paid or provided for to, but excluding the next scheduled Interest Payment Date, if applicable, until [●], 2028 or until the principal thereof and any unpaid and accrued interest thereon are paid or duly provided for. Accrued interest on each series of Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

(b) The Person in whose name any Note (or its Predecessor Note) is registered on the Note Register at the close of business on any Regular Record Date with respect to any Interest Payment Date shall be entitled to receive the interest payable on such Interest Payment Date. Notwithstanding the foregoing or anything to the contrary contained herein, if any principal amount of a Note is converted into Conversion Shares or, in the case of a Series B Note, a Cash Settlement Amount, as applicable, all accrued but unpaid interest on such principal amount shall be payable, in cash, on the Conversion Share Delivery Date applicable to such conversion. In the case of Physical Notes, payments in respect of principal and interest shall be made in U.S. dollars (i) to Holders having an aggregate principal amount of $1,000,000 or less at the office or agency maintained by the Company for such purposes, which shall initially be the Corporate Trust Office or, at the Company’s option, by check mailed to the Holder’s address as it appears in the Note Register or (ii) upon any application to the Paying Agent not later than the relevant Regular Record Date by a Holder of more than $1,000,000 in principal amount of Notes, by wire transfer in immediately available funds to that Holder’s account within the United States, which application shall remain in effect until such Holder notifies, in writing, the Paying Agent to the contrary. Payments in respect of the principal and interest, if any, on any Global Note shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee. Notwithstanding anything to the contrary herein, the Company may pay interest at its option to any Holder by wire transfer of immediately available funds to that Holder’s account, as specified by such Holder, within the United States of America.

(c) Any Defaulted Amounts shall accrue interest per annum at the rate borne by the Notes of the applicable series plus two percent, subject to the enforceability thereof under Applicable Law, from, and including, such relevant payment date, and such Defaulted Amounts together with such interest thereon shall be paid by the Company, at its election in each case, as provided in clause (i) or (ii) of Section 2.03(d) below:

(i) The Company may elect to make payment of any Defaulted Amounts to the Persons in whose names the Notes of the applicable series (or their respective Predecessor Notes) are registered at the close of business on a special record date for the payment of such Defaulted Amounts, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of the Defaulted Amounts proposed to be paid on each Note of the applicable series and the date of the proposed payment (which shall be not less than 25 days after the receipt by the Trustee of such notice, unless the Trustee shall consent to an earlier date), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount to be paid in respect of such Defaulted Amounts or shall make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Amounts as in this clause provided. Thereupon the Company shall fix a special record date for the payment of such Defaulted Amounts which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment, and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Company shall promptly notify the Trustee of such special record date and the Trustee, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Amounts and the special record date therefor to be delivered to each Holder at its address as it appears in the Note Register, or by electronic means to the Depositary in the case of Global Notes of the applicable series, not less than 10 days prior to such special record date. Notice of the proposed payment of such Defaulted Amounts and the special record date therefor having been so delivered, such Defaulted Amounts shall be paid to the Persons in whose names the Notes of the applicable series (or their respective Predecessor Notes) are registered at the close of business on such special record date and shall no longer be payable pursuant to the following clause (ii) of this Section 2.03(d).

(ii) The Company may make payment of any Defaulted Amounts in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes of the applicable series may be listed or designated for issuance, and upon such notice as may be required by such exchange or automated quotation system, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee (acting at the direction of the Administrative Determination Holder(s).

(d) The Trustee shall not at any time be under any duty or responsibility to any Holder to determine the Defaulted Amounts, or with respect to the nature, extent or calculation of the Defaulted Amounts owed, or with respect to the method employed in such calculation of the Defaulted Amounts.

Section 2.04    Execution, Authentication and Delivery of Notes. The Notes shall be signed in the name and on behalf of the Company by the manual, facsimile, .PDF attachment or other electronically transmitted signature of one of its Authorized Officers.

At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes, including any Additional Series B Notes, executed by the Company to the

Trustee for authentication, together with a Company Order for the authentication and delivery of such Notes, and the Trustee in accordance with such Company Order shall authenticate and deliver such Notes as provided in this Indenture, without any further action by the Company hereunder; provided that the Trustee shall be entitled to receive an Officer’s Certificate and an Opinion of Counsel with respect to such issuance, authentication and delivery of such Notes.

Only such Notes as shall bear thereon a certificate of authentication substantially in the form set forth on the Form of Note attached as Exhibit A hereto, executed manually or by facsimile, .PDF attachment or other electronically transmitted signature by an authorized signatory of the Trustee (or an authenticating agent appointed by the Trustee as provided by Section 19.09), shall be entitled to the benefits of this Indenture or be valid or obligatory for any purpose. Such certificate by the Trustee (or such an authenticating agent) upon any Note executed by the Company shall be conclusive evidence that the Note so authenticated has been duly authenticated and delivered hereunder and that the Holder is entitled to the benefits of this Indenture.

In case any Authorized Officer of the Company who shall have signed any of the Notes of any series shall cease to be such Authorized Officer before the Notes so signed shall have been authenticated and delivered by the Trustee, or disposed of by the Company, such Notes nevertheless may be authenticated and delivered or disposed of as though the Person who signed such Notes had not ceased to be such Authorized Officer of the Company; and any Note may be signed on behalf of the Company by such persons as, at the actual date of the execution of such Note, shall be the Authorized Officers of the Company, although at the date of the execution of this Indenture any such Person was not such an Authorized Officer.

Section 2.05    Exchange and Registration of Transfer of Notes; Restrictions on Transfer; Depositary.

(a) The Company shall cause to be kept at the Corporate Trust Office a register (the register maintained in such office or in any other office or agency of the Company designated pursuant to Section 4.02, the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Notes and of transfers of Notes. Such register be in written form or in any form capable of being converted into written form within a reasonable period of time. The Trustee is hereby initially appointed the “Note Registrar” for the purpose of registering Notes and transfers of Notes as herein provided. The Company may appoint one or more co-Note Registrars in accordance with Section 4.02.

Upon surrender for registration of transfer of any Note of any series to the Note Registrar or any co-Note Registrar, and satisfaction of the requirements for such transfer set forth in this Section 2.05, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of such series of any authorized denominations and of a like aggregate principal amount and bearing such restrictive legends as may be required by this Indenture.

Series A Notes may be exchanged for other Series A Notes of any authorized denominations and of a like aggregate principal amount, upon surrender of the Series A Notes to be exchanged at any such office or agency maintained by the Company pursuant to Section 4.02. Whenever any Series A Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the Series A Notes that the Holder making the exchange is entitled to receive, bearing registration numbers not contemporaneously outstanding.

Series B Notes may be exchanged for other Series B Notes of any authorized denominations and of a like aggregate principal amount, upon surrender of the Series B Notes to be exchanged at any such office or agency maintained by the Company pursuant to Section 4.02. Whenever any Series B Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the Series B Notes that the Holder making the exchange is entitled to receive, bearing registration numbers not contemporaneously outstanding.

All Notes presented or surrendered for registration of transfer or for exchange, repurchase or conversion shall (if so required by the Company, the Trustee, the Note Registrar or any co-Note Registrar) be duly endorsed, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Company and duly executed, by the Holder thereof or its attorney-in-fact duly authorized in writing.

No service charge shall be imposed by the Company, the Trustee, the Note Registrar, any co-Note Registrar or the Paying Agent for any exchange or registration of transfer of Notes, but the Company, the Trustee, the Note Registrar, any co-Note Registrar or the Paying Agent may require a Holder to pay a sum sufficient to cover any documentary, stamp or similar issue or transfer tax required in connection therewith as a result of the name of the Holder of new Notes issued upon such exchange or registration of transfer being different from the name of the Holder of the old Notes surrendered for exchange or registration of transfer.

None of the Company, the Trustee, the Note Registrar or any co-Note Registrar shall be required to exchange or register a transfer of (i) any Notes surrendered for conversion or, if a portion of any Note is surrendered for conversion, such portion thereof surrendered for conversion or (ii) any Notes, or a portion of any Note, surrendered for Major Transaction Repurchase (and not withdrawn) in accordance with Article 15, or for Optional Redemption in accordance with Article 16.

All Notes issued upon any registration of transfer or exchange of Notes in accordance with this Indenture shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

(b) Every Note that bears or is required under this Section 2.05(b) to bear the legend set forth in this Section 2.05(b) (together with the Common Stock issued upon conversion of the Notes that is required to bear the legend set forth in Section 14.02(h), collectively, the “Restricted Securities”) shall be subject to the restrictions on transfer set forth in this Section 2.05(b) (including the legend set forth below), unless such restrictions on transfer shall be eliminated or otherwise waived by written consent of the Company, and the Holder of each such Restricted Security, by such Holder’s acceptance thereof, agrees to be bound by all such restrictions on transfer. As used in this Section 2.05(b) and Section 14.02(h), the term “transfer” encompasses any sale, pledge, transfer or other disposition whatsoever of any Restricted Security.

Until the date (the “Resale Restriction Termination Date”) that is the later of (1) the date that is one year after the Closing Date, or such shorter period of time as permitted by Rule 144 or any successor provision thereto, and (2) such later date, if any, as may be required by Applicable Law, any certificate evidencing any such Series B Note or any Series B Notes represented by a Global Note (and all securities issued in exchange therefor or substitution thereof, other than Common Stock, if any, issued upon conversion thereof, which shall bear only the legend set forth in Section 14.02(h), to the extent provided in Section 14.02(h), shall bear a legend in substantially the following form (unless such Notes have been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Company, in writing, with notice thereof to the Trustee) (in the case of a Global Note, in addition to the legend set forth in Section 2.02 (d)):

THIS SECURITY AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1) REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2) AGREES FOR THE BENEFIT OF INVITAE CORPORATION (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE CLOSING DATE OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF; OR

(B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT; OR

(C) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT; OR

(D) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO

REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED BY THE COMPANY IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN, FINANCING OR INDEBTEDNESS ARRANGEMENT SECURED BY THE SECURITIES.

In addition, each Series B Note shall bear a non-Affiliate legend substantially in the following form.

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED) OF THE COMPANY MAY PURCHASE OR OTHERWISE ACQUIRE THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN.

No transfer of any Series B Note prior to the Resale Restriction Termination Date will be registered by the Note Registrar unless the applicable box on the Form of Assignment and Transfer has been checked.

Any Series B Note (or security issued in exchange or substitution therefor, other than Common Stock, if any, issued upon conversion thereof, as to which Section 14.02(h) applies) (i) as to which such restrictions on transfer shall have expired in accordance with their terms, (ii) that has been transferred pursuant to a registration statement that has become effective or been declared effective under the Securities Act and that continues to be effective at the time of such transfer or (iii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, may, upon surrender of such Note for exchange to the Note Registrar in accordance with the provisions of this Section 2.05(b), be exchanged for a new Note or Notes, of like tenor and aggregate principal amount, which shall not bear the restrictive legend required by this Section 2.05(b) and shall not be assigned a restricted CUSIP number. The Company shall promptly notify the Trustee upon the occurrence of the Resale Restriction Termination Date and promptly after a registration statement, if any, with respect to the Notes or any Common Stock issued upon conversion of the Notes has been declared effective under the Securities Act. In addition, where the Company has effected a mandatory exchange of the Notes represented by a Global Note pursuant to the applicable procedures of the Depositary without issuance of a new Global Note as set forth in Exhibit A to this Indenture, upon such Notes no longer being represented by a restricted CUSIP number, the restrictive legend otherwise required by this Section 2.05(b) shall be deemed removed from such Global Note. The Series A Notes shall not bear, or be required to bear, the restrictive legend set forth in this Section 2.05(b), and each Series A Note shall be represented by an unrestricted CUSIP number. Upon the occurrence of the Resale Restriction Termination Date, the Series B Notes bearing a restricted CUSIP number shall be exchanged for Series A Notes of a like aggregate principal amount bearing an unrestricted CUSIP number by a mandatory exchange in accordance with the applicable procedures of the Depositary.

None of the Company, the Trustee or any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

(c) The Company shall cause any Note that is owned by it to be surrendered to the Trustee for cancellation in accordance with Section 2.08.

(d) None of the Trustee, the Note Registrar, the Paying Agent or the Conversion Agent (other than the Company, if the Company is then acting as Conversion Agent) shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on the transfer of any interest in any Notes imposed under this Indenture or under Applicable Laws (including any transfers between or among Depositary participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(e) Neither the Trustee nor any agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.

Section 2.06    Mutilated, Destroyed, Lost or Stolen Notes. In case any Note of any series shall become mutilated or be destroyed, lost or stolen, upon request and satisfaction of the conditions of the immediately succeeding sentence, the Company shall execute, and upon its receipt of a Company Order, the Trustee or an authenticating agent appointed by the Trustee shall authenticate and deliver, a new Note of such series, bearing a registration number not contemporaneously outstanding, in exchange and substitution for the mutilated Note of such series, or in lieu of and in substitution for the Note so destroyed, lost or stolen, at the expense of the Holder of such Note. In every case the applicant for a substituted Note shall furnish to the Company, to the Trustee and, if applicable, to such authenticating agent such indemnity as may be required by them to save each of them harmless from any loss, liability, cost or expense caused by or connected with such substitution, and, in every case of destruction, loss or theft, the applicant shall also furnish to the Company, to the Trustee and, if applicable, to such authenticating agent evidence to their satisfaction of the destruction, loss or theft of such Note and of the ownership thereof. The Trustee or such authenticating agent may authenticate any such substituted Note and deliver the same upon the receipt of such indemnity as the Trustee, the Company and, if applicable, such authenticating agent may require. No service charge shall be imposed by the Company, the Trustee, the Note Registrar, any co-Note Registrar or the Paying Agent upon the issuance of any substitute Note, but the Company, the Trustee, the Note Registrar, any co-Note Registrar or the Paying Agent may require a Holder to pay a sum sufficient to cover any documentary, stamp or similar issue or transfer tax required in connection therewith as a result of the name of the Holder of the new substitute Note being different from the name of the Holder of the old Note that became mutilated or was destroyed, lost or stolen. In case any Note of any series that has matured or is about to mature or has been surrendered for required repurchase or is about to be converted in accordance with Article 14 shall become mutilated or be destroyed, lost or stolen, the Company may, in its sole discretion, instead of issuing a substitute Note of such series, pay or authorize the payment of or convert or authorize the conversion of the same (without surrender thereof except in the case of a mutilated Note), as the case may be, if the applicant for such payment or conversion shall furnish to the Company, to the Trustee and, if applicable, to such authenticating agent such indemnity as may be required by them to save each of them harmless for any loss, liability, cost or expense caused by or connected with such substitution, and, in every case of destruction, loss or theft, evidence satisfactory to the Company, the Trustee and, if applicable, any Paying Agent or Conversion Agent evidence of their satisfaction of the destruction, loss or theft of such Note and of the ownership thereof.

Every substitute Note issued pursuant to the provisions of this Section 2.06 by virtue of the fact that any Note is destroyed, lost or stolen shall constitute an additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be found at any time, and shall be entitled to all the benefits of (but shall be subject to all the limitations set forth in) this Indenture equally and proportionately with any and all other Notes of the applicable series duly issued hereunder. To the extent permitted by law, all Notes shall be held and owned upon the express condition that the foregoing provisions are exclusive with respect to the replacement, payment, conversion or repurchase of mutilated, destroyed, lost or stolen Notes and shall preclude any and all other rights or remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement, payment, conversion or repurchase of negotiable instruments or other securities without their surrender.

Section 2.07    Temporary Notes. Pending the preparation of Physical Notes, the Company may execute and the Trustee or an authenticating agent appointed by the Trustee shall, upon receipt of a Company Order, authenticate and deliver temporary Notes (printed or lithographed). Temporary Notes shall be issuable in any authorized denomination, and substantially in the form of the Physical Notes but with such omissions, insertions and variations as may be appropriate for temporary Notes, all as may be determined by the Company. Every such temporary Note of an applicable series shall be executed by the Company and authenticated by the Trustee or such authenticating agent upon the same conditions and in substantially the same manner, and with the same effect, as the Physical Notes of such series. Without unreasonable delay, the Company shall execute and deliver to the Trustee or such authenticating agent Physical Notes of an applicable series (other than any Global Note) and thereupon any or all temporary Notes of such series (other than any Global Note) may be surrendered in exchange therefor, at each office or agency maintained by the Company pursuant to Section 4.02 and the Trustee or such authenticating agent shall authenticate and deliver in exchange for such temporary Notes of such series an equal aggregate principal amount of Physical Notes of such series. Such exchange shall be made by the Company at its own expense and without any charge therefor. Until so exchanged, the temporary Notes of an applicable series shall in all respects be entitled to the same benefits and subject to the same limitations under this Indenture as Physical Notes of such series authenticated and delivered hereunder.

Section 2.08    Cancellation of Notes Paid, Converted, Etc. The Company, Note Registrar, Paying Agent and Conversion Agent (if other than the Trustee) shall cause all Notes surrendered to them by Holders for the purpose of payment, Major Transaction Repurchase, Optional Redemption, registration of transfer or exchange or conversion to be surrendered to the Trustee. All Notes so delivered to the Trustee for cancellation shall be canceled promptly by it and such Notes may not be reissued or resold. No Notes of a series shall be authenticated in exchange for canceled Notes of such series except as expressly permitted by any of the provisions of this Indenture. The Trustee shall dispose of canceled Notes in accordance with its customary procedures and, after such disposition, shall deliver a certificate of such disposition to the Company, at the Company’s written request in a Company Order.

Section 2.09    CUSIP Numbers. The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in all notices issued to Holders as a convenience to such Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or on such notice and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

Section 2.10    Additional Transfer and Exchange Requirements.

(a) Notwithstanding any other provisions of this Indenture (other than the provisions set forth in Section 2.05(b)), a Global Note of a series may not be transferred as a whole or in part except (i) by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary and (ii) for exchange of a Global Note of such series or a portion thereof for one or more Physical Notes of such series in accordance with the second immediately succeeding paragraph.

(b) The provisions of subsections (i), (ii), (iii) and (iv) below shall apply only to Global Notes:

(i) The Depositary shall be a clearing agency registered under the Exchange Act. The Company has initially appointed DTC to act as Depositary with respect to any Global Note. Initially, any Global Note shall be issued to the Depositary, registered in the name of Cede & Co., as the nominee of the Depositary, and deposited with the Trustee as Custodian for Cede & Co. If (A) the Depositary notifies the Company at any time that the Depositary is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days, (B) the Depositary ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days, (C) an Event of Default with respect to the Notes has occurred and is continuing and a beneficial owner of any Note of any series requests that its beneficial interest therein be issued as a Physical Note, or (D) a beneficial owner of a Note of any series requests its beneficial interest to be issued as a Physical Note of such series, the Company shall execute, and the Trustee, upon receipt of an Officer’s Certificate and a Company Order for the authentication and delivery of Notes of the applicable series, shall authenticate and deliver (x) in the case of clauses (C) and (D), a Physical Note of the applicable series to such beneficial owner in a principal amount equal to the principal amount of such Note of such series corresponding to such beneficial owner’s beneficial interest and (y) in the case of clause (A) or (B), Physical Notes of such series to each beneficial owner of the related Global Notes of such series (or a portion thereof) in an aggregate principal amount equal to the aggregate principal amount of such Global Notes of such series in exchange for such Global Notes of such series. If all of the beneficial interests are so exchanged, such Global Note of such series will be surrendered to the Trustee and the Trustee will cause such Global Note of such series to be canceled in accordance with the applicable procedures of the Depositary.

(ii) Physical Notes of any series issued in exchange for all or a part of the Global Note of such series pursuant to Section 2.05(b) shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, or, in the case of clauses (C) and (D) of Section 2.10(b)(i) above, the relevant beneficial owner, shall instruct the Trustee. Upon execution and authentication, the Trustee shall deliver such Physical Notes to the Persons in whose names such Physical Notes are so registered.

(iii) At such time as all interests in a Global Note have been converted, canceled, repurchased or transferred, such Global Note shall be, upon receipt thereof, canceled by the Trustee in accordance with standing procedures and existing instructions between the Depositary and the Custodian. At any time prior to such cancellation, if any interest in a Global Note is exchanged for Physical Notes, converted, canceled, repurchased or transferred to a transferee who receives Physical Notes therefor or any Physical Note is exchanged or transferred for part of such Global Note, the principal amount of such Global Note shall, in accordance with the standing procedures and instructions existing between the Depositary and the Custodian, be appropriately reduced or increased, as the case may be, and an endorsement shall be made on such Global Note, by the Trustee or the Custodian, at the direction of the Trustee, to reflect such reduction or increase.

(iv) Members of, or participants in, the Depositary shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its Custodian, or under a Global Note, and the Depositary (or its nominee) may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of a Global Note for all purposes whatsoever, except as otherwise stated herein. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any of their respective agents from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its participants, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(v) None of the Company, the Trustee or any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or maintaining, supervising or reviewing any records relating to such beneficial ownership interests. None of the Company, the Trustee or any agent of the Company or the Trustee shall have any responsibility or obligation to any beneficial owner of an interest in the Global Notes, an agent member of, or a participant in, the Depositary or other person with respect to the accuracy of the records of the Depositary or its nominees or of any participant or member thereof, with respect to any ownership interest in the Global Notes or with respect to the delivery to any participant, agent member, beneficial owner or other Person (other than the Depositary) of any notice or the payment of any amount or delivery of any Notes (or other Note or property) under or with respect to such Notes. The rights of beneficial owners in any Global Notes shall be exercised only through the Depositary, subject to its applicable rules and procedures. The Trustee and each agent may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its agent members, participants and any beneficial owners.

Section 2.11    Treatment of the Notes. The Company agrees, unless otherwise required by a change in Applicable Laws or as required by a determination (as defined in Code Section 1313(a) or any similar provision of state or local or non-U.S. law), (i) to treat the Notes as indebtedness for applicable income tax purposes, (ii) not to treat the Notes as “contingent payment debt instruments” governed by the rules set out in Treasury Regulations Section 1.1275-4, and (iii) not to file any tax return, report or declaration inconsistent with the foregoing.

Section 2.12    Additional Series B Notes. The Company may, subject to compliance with Sections 4.27 and 4.29 hereof, at any time following the Closing Date, issue Additional Series B Notes, in aggregate principal amount not to exceed $[●]. The Initial Series B Notes and any Additional Series B Notes issued after the Closing Date shall be treated as a single class for all purposes under this Indenture; provided that Initial Series B Notes and any issuance of Additional Series B Notes that would not be treated as part of the same issue under Treasury Regulation Section 1.1275-1(f) or Section 1.1275-2(k) will have different CUSIP numbers or other identification numbers, as applicable. On any date on which the Company shall issue Additional Series B Notes, the Company shall deliver to the Trustee and each Holder a Company Order for the Additional Series B Notes to be issued on such date specifying the Additional Series B Notes to be issued and authenticated on such date with an Officer’s Certificate specifying that the conditions set forth in this Indenture with respect to the issuance of the Additional Series B Notes have been satisfied.

Section 2.13    Make Whole Amounts.

(a) If any Note is prepaid, repaid, redeemed or paid at any time, including, in connection with (i) an Optional Redemption (but excluding, for the avoidance of doubt, any Warrantless Optional Redemption), (ii) an acceleration of the Notes following the occurrence of an Event of Default pursuant to Section 6.02 or (iii) a Major Transaction Repurchase, then in addition to the principal amount of the Notes and other Obligations and the issuance of Warrants pursuant to Section 2.14 (as applicable)), the Company shall contemporaneously pay in cash (A) any accrued and unpaid interest owed on such principal and (B) the Make Whole Amount, in each case, applicable to the principal amount of the Notes so prepaid, repaid, redeemed, paid or otherwise reduced. Notwithstanding the foregoing, no Make Whole Amount shall be payable upon any Warrantless Optional Redemption, any Major Transaction Conversion or any other conversion of the Notes into Conversion Shares.

(b) The Make Whole Amount shall automatically be due and payable at any time any of the Notes subject to such amounts become due and payable prior to the applicable Maturity Date of the applicable Notes in accordance with the terms hereof (other than pursuant to a Warrantless Optional Redemption) as though such Indebtedness was voluntarily prepaid and shall constitute part of the Obligations, whether due to acceleration pursuant to the terms of this Agreement, by operation of law or otherwise (including, without limitation, on account of any bankruptcy filing), in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Holders or profits lost by the Holders as a result of such acceleration, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Holders as a result thereof. Any Make Whole Amount payable pursuant to this Agreement shall be presumed to be the liquidated damages sustained by each Holder as the result of the early termination, acceleration or prepayment and each Note Party agrees that such Make Whole Amount is reasonable under the circumstances currently existing. The Make Whole Amount shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means or the Obligations are reinstated pursuant to Section 1124 of the Bankruptcy Code. If the Make Whole Amount becomes due and payable pursuant to this Agreement, such Make Whole Amount shall be deemed to be principal of the applicable Notes and Obligations under this Agreement and interest shall accrue on the full principal amount of such Notes (including the Make Whole Amount) from and after the applicable triggering event. In the event the Make Whole Amount is determined not to be due and payable by order of any court of competent jurisdiction, including, without limitation, by operation of the Bankruptcy Code, despite such a triggering event having occurred, such Make Whole Amount shall nonetheless constitute Obligations under this Agreement for all purposes hereunder. EACH NOTE PARTY HEREBY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE MAKE WHOLE AMOUNT AND ANY DEFENSE TO PAYMENT, WHETHER SUCH DEFENSE MAY BE BASED IN PUBLIC POLICY OR AMBIGUITY. The Note Parties, the Trustee, the Collateral Agent and the Holders acknowledge and agree that any Make Whole Amount due and payable in accordance with this Agreement shall not constitute unmatured interest, whether under Section 5.02(b)(3) of the Bankruptcy Code or otherwise. Each Note Party further acknowledges and agrees, and waives any argument to the contrary, that payment of such amount does not constitute a penalty or an otherwise unenforceable or invalid obligation. Each Note Party expressly agrees that (i) the Make Whole Amount is reasonable and is the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel, (ii) the Make Whole Amount shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Holders and the Note Parties giving specific consideration in this transaction for such agreement to pay the Make Whole Amount, (iv) the Note Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.13, (v) the agreement of the Note Parties to pay the Make Whole Amount is a material inducement to the Holders to hold the Notes, and (vi) the Make Whole Amount represents a good faith, reasonable estimate and calculation of the lost profits, losses or other damages of the Holders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Holders or profits lost by the Holders as a result of such event. The Make Whole Amount shall be paid by the Company to each of the Holders based on the respective principal amount of such Holder’s Notes prepaid, repaid, redeemed, paid or otherwise reduced on the date of such prepayment, repayment, redemption, payment or other reduction.

Section 2.14    Warrants. On each date any Note is paid, repaid, redeemed or prepaid prior to the Maturity Date thereof in connection with any Optional Redemption other than a Warrantless Optional Redemption or in connection with an acceleration of the Notes pursuant to Section 6.02 following an Event of Default described in Section 6.01(b), the Company shall issue to each Holder of a Note being paid, redeemed or repaid a warrant to purchase an aggregate number of shares of Common Stock equal to the aggregate number of Conversion Shares into which such Notes were convertible immediately prior to such payment, prepayment, repayment or redemption, at the Conversion Price then in effect pursuant to the terms of this Indenture (computed without regard to any limitations on conversion thereof), such warrant to be in substantially the form of Exhibit J and with an expiration date of the Maturity Date (a “Warrant” and any such warrants, collectively, the “Warrants”). For the avoidance of doubt, no Warrants shall be issuable upon (i) any conversion of the Convertible Notes into Conversion Shares (including, for the avoidance of doubt, a Major Transaction Conversion), (ii) a Warrantless Optional Redemption, (iii) a repayment required upon a Major Transaction Repurchase, or (iv) any acceleration of the Notes pursuant to

Section 6.02 other than following an Event of Default described in Section 6.01(b). For the avoidance of doubt, none of the Trustee, Collateral Agent or Conversion Agent shall have any obligation to deliver Warrants or to confirm such Warrants have been delivered.

Article 3

SATISFACTION AND DISCHARGE

Section 3.01    Satisfaction and Discharge. This Indenture, the Notes and the other Notes Documents (other than the Exchange Agreements, the Warrants and the Registration Rights Agreement, which will remain in full force and effect following any repayment in full of the Obligations and any termination of this Indenture) shall cease to be of further effect when (a) all Obligations have been paid in full and all Notes theretofore authenticated and delivered (other than Notes which have been destroyed, lost or stolen and which have been replaced, paid or converted as provided in Section 2.06) have been delivered to the Trustee for cancellation; or (b) the Company has irrevocably deposited with the Trustee to be delivered to Holders or delivered to Holders, as applicable, after all outstanding Notes have become due and payable, whether on the Maturity Date, any Major Transaction Effective Date or an Optional Redemption Date, upon conversion or otherwise, cash and/or shares of Common Stock, as applicable, sufficient to pay all of the outstanding Notes or satisfy all Conversion Obligations (other than Notes which have been destroyed, lost or stolen and which have been replaced, paid or converted as provided in Section 2.06), as the case may be, and pay in full all other Obligations and at the expense of the Company, the Company shall deliver to, the Trustee and the Collateral Agent, an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with. Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 7.06 shall survive. If the Trustee is unable to apply any cash and/or shares of Common Stock in accordance with this Section 3.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Section 3.01; provided that if the Company has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the cash and/or shares of Common Stock held by the Trustee or delivered to the Holders (it being understood that the Trustee shall have no obligation to hold shares of Common Stock).

Article 4

PARTICULAR COVENANTS OF THE COMPANY

Section 4.01    Payment of Principal and Interest. The Company covenants and agrees that it will cause to be paid the principal (including the Major Transaction Repurchase Price, the Optional Redemption Price, and the Make Whole Amount, in each case if applicable) of, and accrued and unpaid interest on each of the Notes of each series at the places, at the respective times and in the manner provided herein and in the Notes of the applicable series.

Section 4.02    Maintenance of Office or Agency. The Company will maintain in the contiguous United States, an office or agency where the Notes may be surrendered for registration of transfer or exchange or presented for payment or repurchase (“Paying Agent”) or for conversion (“Conversion Agent”) and where notices and demands to or upon the Company in respect of the Notes and this Indenture (other than the type contemplated by Section 19.04) may be served. The Company will give prompt written notice to the Trustee and the Paying Agent (if other than the Trustee) of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office or the office or agency of the Trustee in the contiguous United States.

The Company may also from time to time designate as co-Note Registrars one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes, may from time to time rescind such designations and may approve any change in the office through which any Note Registrar, Paying Agent or Conversion Agent acts; provided that no such designation, rescission or approval shall in any manner relieve the Company of its obligation to maintain an office or agency in the contiguous United States for such purposes. The Company will give prompt written notice to the Trustee of any such designation, rescission or approval and of any change in the location of any such other office or agency. The terms “Paying Agent” and “Conversion Agent” include any such additional or other offices or agencies, as applicable.

The Company hereby initially designates the Trustee as the Paying Agent, Note Registrar, Custodian and Conversion Agent and Corporate Trust Office as the office or agency in the contiguous United States where Notes may be surrendered for registration of transfer or exchange or for presentation for payment or repurchase or for conversion and where notices and demands to or upon the Company in respect of the Notes and this Indenture (other than the type contemplated by Section 19.04) may be served; provided that the Corporate Trust Office shall not be a place of legal process on the Company.

Section 4.03    Appointments to Fill Vacancies in Trustee’s Office. The Company, whenever necessary to avoid or fill a vacancy in the office of Trustee, will appoint, in the manner provided in Section 7.09, a Trustee, so that there shall at all times be a Trustee hereunder.

Section 4.04    Provisions as to Paying Agent. (a) If the Company shall appoint a Paying Agent other than the Trustee, the Company will cause such Paying Agent to execute and deliver to the Trustee an instrument in which such agent shall agree with the Trustee, subject to the provisions of this Section 4.04:

(i) that it will hold all sums held by it as such agent for the payment of the principal (including the Major Transaction Repurchase Price, the Optional Redemption Price, and the Make Whole Amount, in each case if applicable) of, and accrued and unpaid interest on, the Notes of each series in trust for the benefit of the Holders of the Notes;

(ii) that it will give the Trustee prompt written notice of any failure by the Company to make any payment of the principal (including the Major Transaction Repurchase Price, the Optional Redemption Price, and the Make Whole Amount, in each case if applicable) of, and accrued and unpaid interest on, the Notes of each series when the same shall be due and payable; and

(iii) that at any time during the continuance of an Event of Default, upon request of the Trustee, it will forthwith pay to the Trustee all sums so held in trust.

The Company shall, on or before each due date of the principal (including the Major Transaction Repurchase Price, the Optional Redemption Price, and the Make Whole Amount, in each case if applicable) of, or accrued and unpaid interest on, the Notes of each series, deposit with the Paying Agent a sum sufficient to pay such principal (including the Major Transaction Repurchase Price, the Optional Redemption Price, and the Make Whole Amount, in each case if applicable) or accrued and unpaid interest, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee in writing of any failure to take such action; provided that if such deposit is made on the due date, such deposit must be received by the Paying Agent by 11:00 a.m. (New York City time) on such date.

(b) If the Company shall act as its own Paying Agent, it will, on or before each due date of the principal (including the Major Transaction Repurchase Price, the Optional Redemption Price, and the Make Whole Amount, in each case if applicable) of, and accrued and unpaid interest on, the Notes of each series, set aside, segregate and hold in trust for the benefit of the Holders of the Notes of each series a sum sufficient to pay such principal and accrued and unpaid interest so becoming due and will promptly notify the Trustee in writing of any failure to take such action and of any failure by the Company to make any payment of the principal (including the Major Transaction Repurchase Price, the Optional Redemption Price, and the Make Whole Amount, in each case if applicable) of, or accrued and unpaid interest on, the Notes of each series when the same shall become due and payable.

(c) Anything in this Section 4.04 to the contrary notwithstanding, the Company may, at any time, for the purpose of obtaining a satisfaction and discharge of this Indenture in accordance with Article 3, or for any other reason, pay, cause to be paid or deliver to the Trustee all sums or amounts held in trust by the Company or any Paying Agent (if the Company is not then acting as the Paying Agent) hereunder as required by this Section 4.04, such sums or amounts to be held by the Trustee upon the trusts herein contained and upon such payment or delivery by the Company or any Paying Agent to the Trustee, the Company or such Paying Agent shall be released from all further liability but only with respect to such sums or amounts. Upon the occurrence of any event specified in Section 6.01(f), the Trustee shall automatically become the Paying Agent.

(d) Subject to the requirements of any applicable abandoned property laws, any money and shares of Common Stock deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal (including the Major Transaction Repurchase Price, the Optional Redemption Price, and the Make Whole Amount, in each case if applicable) of, accrued and unpaid interest on, and the cash or shares of Common Stock, as applicable, due upon conversion of any Note and remaining unclaimed for two years (or as of any common law escheatment date) after such principal (including the Major Transaction Repurchase Price, the Optional Redemption Price, and the Make Whole Amount, in each case if applicable), interest, if any, or cash or shares of Common Stock, as applicable, due upon conversion has become due and payable shall be paid to the Company on request of the Company contained in an Officer’s Certificate, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent (if the Company is not then acting as the Paying Agent) with respect to such trust money and shares of Common Stock, and all liability of the Company as trustee thereof, shall thereupon cease.

Section 4.05    Preservation of Existence, Etc. Each Note Party shall preserve and maintain in full force and effect (a) its organizational existence and good standing (to the extent such concept is applicable) under the Applicable Laws of its jurisdiction of incorporation, organization or formation, as applicable, and (b) all qualifications to do business in each other jurisdiction not covered by clause (a) above in which the failure to be so qualified would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction not otherwise prohibited under the other sections of this Article 4.

Section 4.06    Compliance with Laws. Except in each case as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(a) The Note Parties shall, and shall cause their Subsidiaries to comply with all Applicable Laws (including applicable Health Care Laws); and

(b) Each Note Party shall, and shall cause each of its Subsidiaries to, (i) obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all Health Care Permits (including, as applicable, Health Care Permits necessary for it to be eligible to receive payment and compensation from and to participate in Medicare, Medicaid or any other Third Party Payor programs) that are necessary in the proper conduct of its business; (ii) be and remain in compliance with all requirements for participation in, and for licensure required to provide the goods or services that are reimbursable under, Medicare, Medicaid and other Third Party Payor Programs; and (iii) keep and maintain all records required to be maintained by any Governmental Authority or otherwise under any applicable Health Care Law.

Section 4.07    Authorizations. The Note Parties shall, and shall cause their Subsidiaries to, obtain, make and keep in full force and effect all Authorizations required to conduct their businesses, except where the failure to make and keep Authorizations in full force and effect would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.08    Maintenance of Property. Each Note Party shall, except as otherwise permitted by this Indenture, maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its assets and property that are material to its businesses in good working order and condition, ordinary wear and tear and casualty and condemnation excepted and shall make all necessary repairs thereto and renewals and replacements thereof in the ordinary course of business consistent with past practices, except where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.09    Insurance. Except when the failure to do so has not resulted in, and is not reasonably expected, individually or in the aggregate, to result in, a Material Adverse Effect, the Note Parties shall, and shall cause each of their Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to their assets, properties and businesses, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated (in the good faith judgment of the management of the Company). Each such policy of insurance shall, within forty-five (45) days of the Closing Date (or such later date as may be agreed to by the Administrative Determination Holder(s)) (a) in the case of each liability policy, name the

Collateral Agent (on behalf, and for the benefit, of, the Secured Parties) as an additional insured thereunder as its interests may appear and (b) in the case of each casualty insurance policy contain a lender’s loss payable clause or endorsement that names the Collateral Agent, (on behalf, and for the benefit, of the Secured Parties), as the lender’s loss payee thereunder and, to the extent available, provide the insurer will give at least thirty (30) days’ prior written notice to the Collateral Agent of any modification or cancellation of such policy (or ten (10) days’ prior written notice in the case of the failure to pay any premiums thereunder).

Section 4.10    Payment of Taxes. Each Note Party shall, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all other material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien (other than a Lien permitted by Section 4.27) upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, that no such Tax or claim need be paid if it is being contested in good faith by appropriate Proceedings promptly instituted and diligently conducted, so long as adequate reserves or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

Section 4.11    SEC Documents; Financial Statements; Rule 144A Information. The Company shall comply in all material respects with its filing requirements under Section 13 or 15(d) of the Exchange Act, as applicable and shall, within five (5) Business Days after the filing with the Commission of each quarterly report on Form 10-Q and annual report on Form 10-K, deliver to the Trustee, with a copy to the Deerfield Holders (for so long as such Deerfield Holders constitute Required Holders), a Compliance Certificate; provided that any material (and otherwise nonpublic) information to be contained in such Compliance Certificate shall be included in such quarterly or annual report. In each annual report on Form 10-K filed by the Company for any fiscal year, the Company shall separately disclose its consolidated Revenue for the fourth (4th) quarter of such fiscal year, and commencing with the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2025, in each quarterly report on Form 10-Q and annual report on Form 10-K filed by the Company, the Company shall report its Liquidity as of the last day of the last fiscal quarter or year covered by such report. Without limiting the foregoing, from the Closing Date until the first date on which no Notes remain outstanding (the “Reporting Period”), the Company shall timely (giving effect to any extensions pursuant to Rule 12b-25 under the Exchange Act) all SEC Documents required to be filed with the Commission pursuant to the Exchange Act, and the Company shall not terminate the registration of the Common Stock under the Exchange Act or otherwise terminate its status as an issuer required to file reports under the Exchange Act, even if the securities laws would otherwise permit any such termination. None of such SEC Documents, when filed or furnished, shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All financial statements including in any such SEC Documents shall fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods presented and shall have been prepared on a going concern basis in accordance with GAAP, consistently applied (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments that are not material individually or in the aggregate and lack of footnote disclosures). Any audit or report of the Company’s independent certified public accountants on any financial statements included in any such SEC Document shall (i) contain an unqualified opinion (subject to the exception set forth below in clause (ii) of this sentence), stating that such consolidated financial statements present fairly in all material respects the consolidated financial position and results of operations and cash flows of the Company and its Subsidiaries as of the dates thereof and for the periods presented and have been prepared in conformity with GAAP applied on a basis consistent with prior years, and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status (other than solely with respect to the Maturity Date); provided that an unqualified opinion prepared in accordance with such clause (ii) shall not be required to be delivered until such time as the Company’s annual report on Form 10-K is required to be filed for the fiscal year ending December 31, 2024. Within forty-five (45) days after the end of each fiscal year of the Company, the Note Parties and their Subsidiaries shall deliver to the Trustee, with a copy to the Deerfield Investors (for so long as the Deerfield Investors constitute Required Holders), an updated Perfection Certificate. All calculations in any Compliance Certificate will be made in accordance with GAAP, if applicable, and the applicable terms and provisions of this Indenture and the other Notes Documents. Upon the reasonable request of any Secured Party, the Note Parties and their Subsidiaries shall promptly deliver to such Secured Party such additional business, financial, corporate affairs, perfection certificates (including Perfection Certificates), items or documents related to creation, perfection, protection, maintenance, enforcement or priority of the Collateral Agent’s Liens in the Collateral as any Secured Party may from time to time reasonably request.

(b) If at any time the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall, so long as any of the Notes shall, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, furnish to Holders, beneficial owners and prospective purchasers of such Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Notes pursuant to Rule 144A.

(c) Delivery of the reports and information described in subsection (a) above to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate).

Section 4.12    Cash Management Systems. Each Note Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person (other than Excluded Accounts) (such deposit, securities, commodity or similar accounts, “Controlled Accounts”) as of and after the Closing Date; provided, however, that, the Note Parties shall have until the date that is sixty (60) days following the Closing Date, the closing date of any Permitted Acquisition or the opening of any new account, as applicable (or such later date as may be agreed to by the Administrative Determination Holder(s)) to comply with the provisions of this Section 4.12 with regard to such accounts (other than Excluded Accounts) of the Note Parties.

Section 4.13    Further Assurances. Promptly upon the reasonable request of the Administrative Determination Holder(s), the Collateral Agent or the Trustee, the Note Parties shall (and, subject to the limitations set forth herein and in the other Notes Documents, shall cause each of their Subsidiaries (other than Excluded Subsidiaries) to) take such additional actions and execute such

instruments, documents, certificates and financing and continuation statements as the Administrative Determination Holders may reasonably require from time to time in order to effectuate the purposes and objectives of this Agreement and the applicable Security Documents.

(b) Without limiting the generality of the foregoing, the Note Parties shall cause each of their Subsidiaries (other than Excluded Subsidiaries) as of the date hereof, or within thirty (30) days (or such later date as agreed by the Administrative Determination Holder(s) in their reasonable discretion) after the date of the formation (including pursuant to a Division/Series Transaction), acquisition thereof or becoming a Subsidiary that is not an Excluded Subsidiary, to guaranty each series of Notes and to cause each such Subsidiary to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Notes Documents, all of such Subsidiary’s assets and property to secure such guaranty and to take such other actions reasonably requested by the Administrative Determination Holder(s) with respect to making any such Subsidiary a Note Party under the Notes Documents, and, with respect to any Subsidiary (other than an Excluded Subsidiary) formed, acquired or no longer being an Excluded Subsidiary after the Closing Date, within thirty (30) days (or such later date as agreed by the Administrative Determination Holder(s) in their reasonable discretion) after the date of the formation (including pursuant to a Division/Series Transaction), acquisition thereof or no longer being an Excluded Subsidiary, cause such Subsidiary to enter into a supplemental indenture in the form of Exhibit B and otherwise in accordance with Article 10. Furthermore, the Company shall notify Collateral Agent in writing within thirty (30) days (or such later date as agreed by the Administrative Determination Holder(s) in their reasonable discretion) after the date of (i) the formation (including pursuant to a Division/Series Transaction) or acquisition of any Subsidiary or becoming a Subsidiary that is not an Excluded Subsidiary or (ii) the issuance by or to any Note Party (other than by the Company) of any Stock. Each Note Party shall pledge, and shall cause each of its Subsidiaries (other than any Excluded Subsidiary) to pledge, in each instance, to the Collateral Agent, for the benefit of the Secured Parties, to secure the Obligations, any Stock acquired by such Note Party promptly after (and in any event within thirty (30) days (or such later date as may be agreed to by the Administrative Determination Holder(s) in its reasonable discretion) after) of the date of formation or acquisition or becoming a Subsidiary that is no longer an Excluded Subsidiary with respect to such newly formed or acquired Subsidiary or a Subsidiary that is not an Excluded Subsidiary of (A) formation (including pursuant to a Division/Series Transaction), acquisition of such Subsidiary or becoming a Subsidiary that is not an Excluded Subsidiary or (B) the issuance of such Stock. The Note Parties shall deliver, or cause to be delivered, promptly after (and in any event within thirty (30) days (or such later date as may be agreed to by the Administrative Determination Holder(s) in their reasonable discretion) after) such date, with respect to such newly formed or acquired Subsidiary (that is not an Excluded Subsidiary), to the Collateral Agent (i) appropriate resolutions, secretary certificates, certified Organizational Documents, (ii) if requested by any Holder, legal opinions relating to the matters described in this Section 4.13 (which opinions shall be in form and substance reasonably acceptable to the Administrative Determination Holder(s) and, to the extent applicable, substantially similar to the opinions delivered on the Closing Date), (iii) joinder agreements with respect to the Security Agreement and, as reasonably requested by Collateral Agent at the direction of the Administrative Determination Holder(s), all other Collateral Documents and other documents reasonably requested to establish the Lien of the Collateral Agent in all Collateral of such Subsidiary, and (iv) Uniform Commercial Code financing statements, documents and original collateral (including pledged Stock, other securities and instruments) and such other documents and agreements as may be reasonably required by the Collateral Agent or any Holder, all as necessary or desirable to establish and maintain a valid, perfected Lien in all Collateral in which such Subsidiary has an interest consistent with the terms of the Notes Documents, in each instance with respect to (1) each Note Party or Subsidiary formed (including pursuant to a Division/Series Transaction) or acquired or becoming a Subsidiary that is not an Excluded Subsidiary and (2) each Note Party or Person (other than a Note Party) whose Stock is being pledged, in each case of clauses (1) and (2), after the Closing Date. In connection with each pledge of Stock, on or prior to the date of any such pledge of Stock, the Note Parties shall deliver, or cause to be delivered, to the Collateral Agent, irrevocable proxies and Stock powers and/or assignments, as applicable, duly executed in blank, in each case, in form and substance reasonably satisfactory to the Administrative Determination Holder(s).

(c) Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, the Company may request in writing to the Collateral Agent that the Administrative Determination Holder(s) waive the requirements of this Section 4.13 to provide a Lien, security interest or guaranty, as the case may be, due to the cost or burden thereof to the Company and its Subsidiaries (when taken as a whole) being unreasonably excessive relative to the benefit that would inure to the Secured Parties, and describing such cost or burden in reasonable detail.

Section 4.14    Environmental Matters. Each Note Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with all applicable Environmental Laws or as is required by orders and directives of any Governmental Authority except where the failure to comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.15    ERISA Notices. Promptly upon becoming aware that any of the following has occurred, the Company will provide written notice to the Trustee specifying the nature of such event, what action the Note Party or any ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, if applicable, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto: (a) any ERISA Event, or (b) a “prohibited transaction” as defined under Section 406 of ERISA or Section 4975 of the Code that is not exempt under ERISA Section 408 or Section 4975 of the Code, under any applicable regulations and published interpretations thereunder or under any applicable prohibited transaction, individual or class exemption issued by the Department of Labor, with respect to any Employee Benefit Plan.

Section 4.16    [Reserved].

Section 4.17    Listing of Stock; Reservation of Shares; Stockholders’ Rights Plans.

(a) The Company shall take all actions necessary to cause the Common Stock to remain listed on the Principal Market during the Reporting Period unless the Common Stock is, upon delisting from the Principal Market, immediately relisted on another Eligible Market (whereupon such other Eligible Market shall be deemed the Principal Market for purposes of this Indenture). During the Reporting Period, the Company shall not, and shall cause each of the Subsidiaries not to, take any action that would be reasonably expected to result in the delisting or suspension or termination of trading of the Common Stock on the Principal Market. The Note Parties shall pay all fees, costs and expenses in connection with satisfying its obligations under this Section 4.17. At all times during the Reporting Period, (a) the Common Stock shall be eligible for clearing through DTC, through its Deposit/Withdrawal At Custodian (DWAC) system; (b) the Company shall be eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Common Stock; (c) the transfer agent for the Common Stock shall be a participant in, and the Common Stock shall be eligible for transfer pursuant to, DTC’s Fast Automated Securities Transfer Program (or successor thereto); and (d) the Company shall use its commercially reasonable efforts to cause the Common Stock to not at any time be subject to any DTC “chill,” “freeze” or similar restriction with respect to any DTC services, including the clearing of shares of Common Stock through DTC, and, in the event the Common Stock becomes subject to any DTC “chill,” “freeze” or similar restriction with respect to any DTC services, the Company shall use its reasonable best efforts to cause any such “chill,” “freeze” or similar restriction to be removed at the earliest possible time.

(b) The Company shall have reserved, and from and after such effectiveness shall at all times reserve and keep available (free of preemptive or similar rights) from its authorized but unissued shares of Common Stock, solely for the purpose of effecting conversions of the Notes in accordance with this Indenture and exercise of any Warrant, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of the entire amount of the Notes convertible under this Indenture and exercise of any outstanding Warrants, (without giving effect to the Beneficial Ownership Cap, the NYSE Share Cap, the Beneficial Ownership Limitation (as defined in the Warrants), the Remaining NYSE Share Cap Amount or any other restriction or limitation on conversion or exercise contained in this Indenture or in the Warrant); and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the entire amount of the Notes convertible under this Indenture and exercise of all outstanding Warrants (without giving effect to the Beneficial Ownership Cap, the Beneficial Ownership Limitation, the NYSE Share Cap, the Remaining NYSE Share Cap Amount, or any other restriction or limitation on conversion or exercise contained in this Indenture or the Warrants), the Company will use reasonable best efforts to take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(c) At any time that any Securities remain outstanding, the Company shall not adopt any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan that is applicable to Securities held by any of the Holders of the Notes unless the Company has excluded such Holders from the definition of “acquiring person” (or such similar term) as such term is defined in such anti-takeover agreement to the extent of such Investor’s beneficial ownership of the Securities owned as of the date any such agreement or plan is adopted by the Company.

Section 4.18    Notices. Subject to Section 8(a) of the Exchange Agreement with the Initial Deerfield Investor so long as the Deerfield Investors own any Notes, the Note Parties shall promptly (and, in any event, within two (2) Business Days) notify the Trustee of the occurrence of (i) any Default or Event of Default, and (ii) any event of occurrence that constitutes a continuing Material Adverse Effect.

Section 4.19    [Reserved].

Section 4.20    Landlord Waivers; Mortgages. Each Note Party shall use commercially reasonable efforts to obtain, within ninety (90) days after the Closing Date, a landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor of each leased property, bailee in possession of any Collateral or mortgagee of any owned property with respect to (to the extent leased) the Company’s headquarters and each location where Collateral having an aggregate Fair Market Value of more than five million dollars ($5,000,000) is located or where material books and records are located, which agreement shall be reasonably satisfactory in form and substance to the Administrative Determination Holder(s). Each Note Party shall, in respect of any fee owned real property in the United States of any Note Party having a Fair Market Value in excess of $5,000,000 that is not located in a special flood hazard area (any such real property, “Mortgaged Property”), deliver or cause to be delivered to the Collateral Agent with respect thereto, in each case reasonably acceptable to the Administrative Determination Holder(s), a Mortgage and, if requested by the Administrative Determination Holder(s), an opinion of such Note Party’s counsel in the jurisdiction(s) where such Mortgaged Property is located with respect to the enforceability thereof and other customary matters, an ALTA lender’s title insurance policy insuring Collateral Agent’s first priority Lien, subject to Liens permitted by Section 4.27, in an amount equal to the estimated Fair Market Value of the Mortgaged Property covered thereby (each, a “Mortgage Policy”) and a current ALTA survey, certified to Collateral Agent by a licensed surveyor, and a certificate from a national certification agency indicating whether such real property is located in a special flood hazard area, which such certificate Collateral Agent shall obtain (at the expense of the Company), and an environmental audit (to the extent reasonably requested by the Administrative Determination Holder(s)); provided that new or updated surveys will not be required if an existing survey, ExpressMap or other similar documentation is available and survey coverage is available for the respective Mortgage Policy without the need for such new or updated surveys.

Section 4.21    Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law that would prohibit or forgive the Company or any of the Note Parties from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.22    [Reserved].

Section 4.23    [Reserved].

Section 4.24    Tax Matters.

(a) The Company, the Trustee and each Paying Agent shall be entitled to make any withholding or deduction from payments to the extent necessary to comply with Applicable Laws. To the extent any such amounts are withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes as having been paid to the Holder to whom such amounts otherwise would have been paid.

Section 4.25    Merger, Consolidation, Etc. No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, (a) consummate a Division/Series Transaction or (b) merge with, consolidate with or into, dissolve or liquidate into or sell, convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) with respect to all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except (i) a Subsidiary that is not a Note Party may merge into any Note Party or any Subsidiary of a Note Party, (ii) a Subsidiary that is a Note Party that is not the Company may merge into any other Note Party, (iii) any Subsidiary of the Company may liquidate, wind up or dissolve; provided, that, to the extent such Subsidiary is a Guarantor, substantially all assets or business held by such subject Subsidiary shall be transferred to, or otherwise owned or conducted by, a Note Party after giving effect to such liquidation, winding up or dissolution, (iv) any Excluded Subsidiary of the Company may liquidate, wind up or dissolve; provided, that substantially all assets or business held by such subject Subsidiary shall be transferred to, or otherwise owned or conducted by, another Excluded Subsidiary or a Note Party after giving effect to such liquidation, winding up or dissolution, (v) any Note Party (other than the Company) may sell convey, transfer, lease or otherwise dispose of substantially all of its property (upon voluntary liquidation or otherwise) to any other Note Party, (vi) any Excluded Subsidiary may sell convey, transfer, lease or otherwise dispose of substantially all of its property (upon voluntary liquidation or otherwise) to any other Excluded Subsidiary or to any Note Party, (vii) any Subsidiary Guarantor may sell, convey, transfer, lease or dispose of Stock to any other Note Party, (viii) any Excluded Subsidiary (to the extent such Stock is owned by an Excluded Subsidiary) may sell, convey, transfer, lease or dispose of Stock to any other Excluded Subsidiary or to any Note Party, (ix) any Excluded Subsidiary (to the extent such Stock is owned by a Note Party) may sell, convey, transfer, lease or dispose of Stock to any Note Party, (x) any Note Party or any of its Subsidiaries may effect a Restructuring Transaction and (xi) transaction expressly permitted pursuant to Section 4.28(e), 4.28(l), 4.28(p), 4.30(b), 4.30(n) or 4.30(u) (provided that, to the extent any such transaction involves (X) a Note Party other than the Company, the Note Party is either (A) the surviving Person or (B) the Parent Entity of the surviving Person and the Note Party complies with the provisions of the succeeding sentence with respect to such surviving Person, or (Y) the Company, the Company is the surviving Person). No Note Party shall, nor shall permit any of its Subsidiaries to, establish or form any Subsidiary, unless such Subsidiary is either an Excluded Subsidiary or complies with Section 4.13 and executes and/or delivers all other documents, agreements and instruments reasonably requested by the Collateral Agent or the Administrative Determination Holder(s) to perfect a Lien in favor of Collateral Agent (for the benefit of the Secured Parties) on such Subsidiary’s assets and to make such Subsidiary a Guarantor under the Notes. Notwithstanding any provision herein to the contrary, nothing in this Article 4 shall be deemed to be a restriction on the Company’s ability to engage in a Successor Major Transaction (which shall be solely governed by the provisions of Article 15).

Section 4.26    Restricted Payments. The Company shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payments; provided that the following Restricted Payments shall be permitted so long as no Default or Event of Default has occurred and is continuing or would occur or result from such Restricted Payments:

(a) Restricted Payments payable solely in shares of Company’s Qualified Stock (or the equivalent thereof) or any option, warrant or other right to acquire any such Qualified Stock;

(b) (i) each Subsidiary may make Restricted Payments to the Company and to any other Subsidiaries that are not Excluded Subsidiaries (and, in the case of a payment by a non-wholly owned Subsidiary, to the Company or any such other Subsidiaries that are not Excluded Subsidiaries) and to each other owner of Stock of such Subsidiary (that is not an Excluded Subsidiary) ratably according to their relative ownership interests of the relevant class of Stock or as otherwise required by the applicable Organizational Documents) and (ii) any Excluded Subsidiary may make Restricted Payments to any other Excluded Subsidiary;

(c) repurchases of Qualified Stock deemed to occur upon the exercise of stock options or warrants if such repurchased Qualified Stock represents a portion of the exercise price of such options or warrants pursuant to a “cashless exercise” or similar feature;

(d) the Company or any Subsidiary may receive or accept the return to the Company or any Subsidiary of Stock of the Company constituting a portion of the purchase price consideration in settlement of indemnification claims in connection with a Permitted Acquisition;

(e) Restricted Payments constituting cash payments made in lieu of issuance of fractional shares made (i) to redeem, purchase, repurchase, or retire its obligations under any warrants issued by the Company or any of its Subsidiaries in accordance with the terms thereof and (ii) upon the conversion of the 2028 Notes or any Permitted Refinancing of the 2028 Notes;

(f) purchases, redemptions, retirements or other acquisitions of Qualified Stock (i) held by current or former directors, officers, employee or consultants (or their transferees, estates or beneficiaries under their estates) of the Note Parties and any Subsidiaries in an aggregate amount not to exceed, in any fiscal year, $2,500,000, with unused amounts in any fiscal year (the “Unused A Amounts”) being carried over solely to the immediately succeeding fiscal year, and the Unused A Amounts shall be deemed to be available and used solely after the use in full of the amount available to be used for such immediately succeeding fiscal year without the inclusion of the Unused A Amounts;

(g) Restricted Payments in an aggregate amount not to exceed, in any fiscal year $2,500,000, with unused amounts in any fiscal year (the “Unused B Amounts”) being carried over solely to the immediately succeeding fiscal year, and the Unused B Amounts shall be deemed to be available and used solely after the use in full of the amount available to be used for such immediately succeeding fiscal year without the inclusion of the Unused B Amounts;

(h) the Company’s purchase, redemption, retirement or other acquisition of its Stock with the proceeds received from a substantially concurrent issue of new shares of its Qualified Stock or from cash proceeds received solely from the settlement of Permitted Equity Derivatives; and

(i) Restricted Payments made by any Subsidiary pursuant to any Restructuring Transaction.

Except as otherwise provided in Section 8(f) or Section 8(h) of each Exchange Agreement, and subject to Section 14.02(n) of this Indenture, neither (w) the issuance of new shares of the Company’s Qualified Stock, or the application of cash proceeds received from a Permitted Refinancing of the 2028 Notes or the settlement of Permitted Equity Derivatives, to consummate the conversion, exercise, repurchase, redemption, settlement, unwinding or early termination or cancellation of (whether in whole or in part and including by netting or set-off) the 2028 Notes or any Permitted Refinancing thereof (in each case, (A) to the extent not prohibited by the terms of the 2028 Notes, any Permitted Refinancing thereof or any Permitted Equity Derivatives, as applicable and (B) upon the satisfaction of any condition that would permit or require any of the foregoing), (x) the issuance of or the performance of obligations under (including any payments of interest) the 2028 Notes, (y) any Permitted Refinancing thereof or (z) any Permitted Equity Derivatives, shall be prohibited by this Section 4.26, any other provision of this Agreement or any other Note Document. For the purposes of this paragraph, a Permitted Refinancing of the 2028 Notes includes any refinancing of the 2028 Notes in accordance with the Permitted Secured Debt definition.

Section 4.27    Liens. The Company shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any of its assets or property, except:

(a) Liens existing on the Closing Date and set forth on Schedule 4.27(a) and renewals and extensions thereof in connection with Permitted Refinancings of the Indebtedness being secured by such Lien; provided that (i) no such Lien shall extend to any other property or asset of the Company or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(b) Liens pursuant to (i) any Notes Documents securing the Obligations, (ii) any other Permitted Secured Debt to the extent incurred in accordance with the definition thereof;

(c) Liens imposed by any Applicable Law arising in the ordinary course of business, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) that are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with GAAP;

(d) Liens for Taxes, assessments or governmental charges or levies, in each case imposed by law or arising in the ordinary course of business for amounts that are not past due or payable or that are being contested in good faith by appropriate Proceedings, promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(e) (i) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default and (ii) pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect to such judgments and Proceedings described in the foregoing clause (i);

(f) Liens in favor of financial institutions arising in connection with the Company’s or its Subsidiaries’ deposit accounts maintained in the ordinary course held at such institutions to secure standard fees for services charged by, but not financing made available by, such institutions;

(g) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases (other than Capital Leases), governmental contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other funded Indebtedness) or to secure liability to insurance carriers;

(h) servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any Applicable Law and Liens consisting of zoning or building restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value or marketability of the property subject thereto or interfere with the ordinary conduct of the business of any of the Company or any of its Subsidiaries and, in each case, which do not secure Indebtedness for borrowed money;

(i) (A) any interest or title of a lessor or sublessor under any lease entered into in the ordinary course of business and not otherwise prohibited by this Indenture or (B) non-exclusive licenses and non-exclusive sublicenses (other than with respect to Intellectual Property, which is addressed in clause (s) below) granted by the Company or any Subsidiary of the Company and leases and subleases (by the Company or any Subsidiary of the Company as lessor or sublessor) to third parties in the ordinary course of business or (C) without duplication to the foregoing, interests of lessors and sublessors under operating leases, interests of licensors or sublicensors under license agreements (other than with respect to Intellectual Property, which is addressed in clause (s) below), and with respect to any real property occupied by the Company or any of its Subsidiaries, all easements, rights of way, reservations, licenses, encroachments, variations and similar restrictions, charges and encumbrances on title that, in any such case or event, are not material and do not materially impair the use of such property for its intended purposes;

(j) any Lien securing Indebtedness permitted under Section 4.29(j); provided that, with respect to any Permitted Acquisition (i) such Lien is not created in contemplation of or in connection with such Permitted Acquisition, (ii) such Lien shall not apply to any other property or assets of the Company or any of its Subsidiaries other than the property or assets being acquired pursuant to such Permitted Acquisition, and (iii) such Lien shall secure only those obligations that it secured immediately prior to the consummation of such Permitted Acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(k) Liens securing Capital Lease Obligations permitted under Section 4.29(d), to the extent such Lien attaches solely to the property financed in such transaction and the proceeds thereof;

(l) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business consistent with past practices;

(m) Liens on unearned insurance premiums securing the financing thereof to the extent permitted under Section 4.29(l); provided that such Lien shall be solely limited to the applicable policies, supporting documentation relating thereto and the Company’s or its applicable Subsidiary’s right to receive proceeds under the insurance policy with respect to which such Indebtedness has been incurred;

(n) Liens solely on cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement for a Permitted Acquisition and Liens on funds escrowed in connection with the consummation of any Permitted Acquisition;

(o) with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to Applicable Law; and (iii) rights of expropriation, access or user or any similar right conferred or reserved by or in any Applicable Law, which, in the aggregate for clauses (i), (ii) and (iii) above, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(p) Liens on cash to secure letters of credit permitted under Section 4.29(c) in an aggregate amount that does not exceed the face amount of such letters of credit so long as such cash is held in segregated accounts maintained with the issuers of such letters of credit;

(q) Liens securing Indebtedness incurred in connection with Hedging Agreements permitted by Section 4.30(k);

(r) bankers’ liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business and contractual rights of set-off relating to pooled deposit or sweep accounts of the Company or any of its Subsidiaries to permit satisfaction of overdraft of similar obligations incurred in the ordinary course of business;

(s) (i) Permitted In-Licensing Agreements and Permitted Out-Licensing Agreements and (ii) any Liens arising pursuant to any Restructuring Transaction;

(t) Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease not prohibited by the terms of this Indenture; and

(u) other Liens securing obligations in the aggregate amount not to exceed $7,500,000 (or the Equivalent Amount in other currencies) in the aggregate.

Section 4.28    Dispositions. The Company shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, (whether in one or a series of transactions) sell, lease, license, transfer, convey or otherwise dispose of (including abandonment) assets or property (including the Stock of any Subsidiary of the Company, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse or pursuant to any sale and leaseback transaction), or, directly or indirectly, issue, sell or otherwise transfer or provide a controlling, management or other interest in, any Stock of any Subsidiary of the Company (any such transaction, a “Disposition”), except for:

(a) Dispositions of (i) inventory, goods or services or (ii) worn out, obsolete, damaged or surplus equipment, in each case of clause (i) and (ii), in the ordinary course of business;

(b) (i) Dispositions of cash and Cash Equivalents in the ordinary course of business or in connection with other business activities not prohibited or otherwise restricted hereby or by any other Note Document and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents;

(c) transactions not otherwise prohibited under Sections 4.25, 4.26 or 4.27;

(d) Investments permitted by Section 4.30 to the extent any such Investment constitutes a Disposition;

(e) Dispositions (x) of assets or property (including the Stock of any Subsidiary of the Company) to the Company or any other Note Party or (y) of assets or property (but not any Stock of any Note Party) to a Subsidiary that is not a Note Party; provided, that, in the case of this clause (y), such Disposition shall constitute an Investment into an Excluded Subsidiary and shall be permitted only to the extent the Fair Market Value of such assets or property subject to such Disposition does not exceed the amount then remaining available for Investments pursuant to Section 4.30(b)(ii);

(f) [reserved];

(g) [reserved];

(h) Dispositions of past due accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or, in the case of accounts receivable in default, in connection with the collection or compromise thereof in the ordinary course of business;

(i) (i) the abandonment or other disposition of a lease or sublease of real property that is, in the commercially reasonable judgment of the Company or applicable Subsidiary, not used or useful in the conduct of the business of the Company and its Subsidiaries, (ii) any expiration of any option agreement in respect of real or personal property, (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) and (iv) any lease or sublease of real property not useful in the conduct of the business of the Company or its Subsidiaries, in the case of each of the foregoing clauses (i) through (iv), in the ordinary course of business;

(j) Dispositions by way of any involuntary loss, damage or destruction of property or any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property or transfers of property to insurance companies in exchange for casualty insurance proceeds in the ordinary course of business;

(k) Permitted In-Licensing Agreements and Permitted Out-Licensing Agreements;

(l) the issuance by any of the Company’s Subsidiaries of Qualified Stock to the Company or any other Note Party;

(m) Dispositions as a result of any involuntary loss, damage or destruction of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property or as a result of a Casualty Event or transfers of property to insurance companies in exchange for casualty insurance proceeds;

(n) Dispositions or the lapse, abandonment, cancellation, non-renewal or discontinuance of use or maintenance of (i) any Intellectual Property owned or controlled by the Company or any of its Subsidiaries that does not constitute Material IP or (ii) any other assets, rights or property that does not constitute Material IP, in each case, that is obsolete or worn out or no longer used or useful to the business of the Company or its Subsidiaries;

(o) Dispositions of assets acquired in a Permitted Acquisition which the Company or the Subsidiary in question deems in its commercially reasonable judgment to be duplicative of other assets of the Company or such Subsidiary and not otherwise used or useful in the conduct of business of the Company and its Subsidiaries;

(p) Dispositions not otherwise permitted hereunder that are made for Fair Market Value (other than Material IP); provided that (i) at the time of any such Disposition, no Default or Event of Default shall exist or shall result from such Disposition, (ii) not less than 75% of the aggregate sales price from such disposition shall be paid in cash or Cash Equivalents, and (iii) the aggregate Fair Market Value of all assets so sold by the Note Parties and their Subsidiaries, together, shall not exceed the greater of (i) $20,000,000 and (ii) 4.0% of consolidated Revenue for the four (4) most recently completed fiscal quarters the financial results for which have been publicly disclosed in periodic reports (i.e., Forms 10-K and/or 10-Q) filed by the Company with the Commission (or the Equivalent Amount in other currencies);

(q) Dispositions described on Schedule 4.28; and

(r) Dispositions made pursuant to any Restructuring Transaction.

Notwithstanding anything to the contrary contained herein, in no event shall any Note Party make any Disposition of or make any Investment transferring ownership of, or exclusive rights in, any Material IP in or to any Person other than (i) to a Note Party or (ii) pursuant to (x) a Permitted Out-Licensing Agreement, (y) a Restructuring Transaction or (z) a court order or similar judgment by litigation, arbitration or administrative proceeding that orders, mandates or otherwise requires an assignment of Material IP.

Section 4.29    Limitations on Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to directly or indirectly, create, incur, assume, guarantee, permit to exist or be liable with respect to any Indebtedness, other than:

(a) (i) the 2024 Notes in an aggregate principal amount not to exceed $[●] at any time and any Permitted Refinancings thereof, (ii) the 2028 Notes in an aggregate principal amount not to exceed $[●] at any time and any Permitted Refinancings thereof, and (iii) Indebtedness existing as of the Closing Date and set forth on Schedule 4.29(a) attached hereto and any Permitted Refinancings thereof;

(b) Permitted Secured Debt and Permitted Refinancings thereof;

(c) Indebtedness in respect of letters of credit with a face amount not to exceed $25,000,000 in the aggregate (including, for the avoidance of doubt, letters of credit outstanding on the Closing Date) outstanding at any time;

(d) Indebtedness not to exceed the greater of (i) $50,000,000 and (ii) 10.0% of consolidated Revenue for the four (4) most recently completed fiscal quarters the financial results for which have been publicly disclosed in periodic reports filed by the Company with the Commission (or the Equivalent Amount in other currencies) in the aggregate at any time outstanding, consisting of Capital Lease Obligations or Indebtedness secured by Liens permitted by Sections 4.27(j) and (k);

(e) Indebtedness in respect of netting services, overdraft protections and other similar and customary services in connection with deposit accounts incurred in the ordinary course of business;

(f) Indebtedness to employees in respect of benefit plans and employment and severance arrangements;

(g) Indebtedness with respect to performance bonds, surety, bid, statutory and appeal bonds and similar instruments and guarantees resulting from the endorsement of negotiable instruments for collection incurred in the ordinary course of business;

(h) Indebtedness arising under guaranties made in the ordinary course of business of obligations of any Note Party that are otherwise expressly permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the Obligations to the same extent;

(i) Indebtedness owed by (w) any Note Party to another Note Party, (x) any Note Party to any Excluded Subsidiary, (y) any Excluded Subsidiary of the Company to any other Excluded Subsidiary or any Note Party (including without limitation pursuant to the Intercompany Note) and (z) any Excluded Subsidiary to any Note Party so long as such transaction is permitted by Section 4.30(b); provided that all such Indebtedness of any Note Party owed to any Subsidiary that is not a Note Party shall be subject to the Intercompany Subordination Agreement;

(j) (x) unsecured Contingent Acquisition Liabilities arising with respect to customary indemnification provisions or deferred purchase price adjustments (including earn-out payments) in connection with any Acquisition consummated prior to the Closing Date, in connection with any Permitted Acquisition consummated on or after the Closing Date or in connection with any asset sale or other dispositions permitted hereunder and (y) Indebtedness assumed in connection with any Permitted Acquisition; provided that, (i) no such Indebtedness shall have been created or incurred in connection with, or in contemplation of, the Acquisition or this Section 4.29(j) and (ii) (A) the amount of such Indebtedness, individually, shall not exceed the Fair Market Value of eighty percent (80%) of the total assets of the Person acquired pursuant to such Permitted Acquisition, and (B) the aggregate amount of Indebtedness in connection with Permitted Acquisitions permitted pursuant to this Section 4.29(j) shall not exceed $50,000,000 (or the Equivalent Amount in other currencies) at any time outstanding;

(k) endorsements for collection or deposit in the ordinary course of business;

(l) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(m) credit card Indebtedness in an outstanding principal amount not to exceed the greater of (i) $2,500,000 and (ii) 0.5% of consolidated Revenue for the four (4) most recently completed fiscal quarters the financial results for which have been publicly disclosed in periodic reports filed by the Company with the Commission (or the Equivalent Amount in other currencies) in the aggregate at any time outstanding;

(n) Indebtedness under Hedging Agreements permitted by Section 4.30(k);

(o) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of the Company’s or such Subsidiary’s business in accordance with customary terms and paid within one hundred twenty (120) days of becoming due, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

(p) Guarantees by any Subsidiary of any outstanding Indebtedness permitted by this Section 4.29 of any Note Party; provided that any subrogation claims of any such guarantying Subsidiary shall be subordinated to the Obligations pursuant to the Intercompany Subordination Agreement;

(q) Indebtedness incurred in connection with the endorsement of negotiable instruments for collection, cash management services, including treasury, depository, overdraft, electronic funds transfer, automatic clearing house arrangements, cash pooling arrangements, netting services, merchant services, credit card processing services, debit cards, stored value cards, purchase cards and other similar arrangements of the Company or any of its Subsidiaries, in each case incurred in the ordinary course of business;

(r) Indebtedness in respect of worker’s compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations and reclamation and statutory obligations, in each case incurred in the ordinary course of business;

(s) Indebtedness consisting of Investments permitted pursuant to Section 4.30;

(t) Indebtedness constituting deposits or prepayments received from its customers in the ordinary course of business consistent with past practice;

(u) Permitted Equity Derivatives; and

(v) other unsecured Indebtedness in the aggregate at any time outstanding not to exceed the greater of (i) $10,000,000 and (ii) 2.0% of consolidated Revenue for the four (4) most recently completed fiscal quarters the financial results for which have been publicly disclosed in periodic reports filed by the Company with the Commission (or the Equivalent Amount in other currencies).

Section 4.30    Investments. The Company shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, to make any Investment except for:

(a) Investments in cash and Cash Equivalents;

(b) (x) Investments (i) by any Note Party to or in any other Note Party, (ii) by any Note Party to or in any Excluded Subsidiary, whether as a capital contribution or intercompany Indebtedness in an aggregate amount not to exceed $25,000,000 in respect of all such capital contributions and intercompany Indebtedness (as such amount may be reduced to the extent used pursuant to Section 4.28(e) or clause (e) of the definition of Permitted Acquisition), (iii) by any Excluded Subsidiary to or in any other Excluded Subsidiary; provided that, if the Investments described in foregoing clauses (i) and (ii) are evidenced by promissory notes, such promissory notes shall be pledged to the Collateral Agent, for the benefit of the Secured Parties, and (y) without duplication of clause (x) above and subject to the limitations of clause (ii) above, if applicable, Investments constituting the establishment or creation of Subsidiaries of the Company so long as the Note Parties comply, and cause such Subsidiaries to comply, with the applicable provisions of Section 4.13;

(c) loans and advances to employees of the Note Parties and their Subsidiaries (i) to finance travel and relocation expenses and other ordinary business purposes in the ordinary course of business not to exceed in the aggregate $2,500,000 (or the Equivalent Amount in other currencies) in the aggregate at any time outstanding; (ii) in connection with any such employee’s, officer’s or director’s purchase of Stock of the Company (or any Parent Entity of the Company) (provided that the amount of such loans and advances shall be contributed to the Company in cash as common equity); and (iii) relating to indemnification of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity, and any reimbursement of any such officer, director or employee of expenses relating to the claims giving rise to such indemnification; provided, that, in each case, such loans and advances do not violate material Applicable Laws;

(d) Investments acquired in connection with the settlement of delinquent accounts receivable in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;

(e) Investments existing on the Closing Date and set forth on Schedule 4.30(e), and any modification, replacement, renewal or extension thereof to the extent not increasing the aggregate amount of such Investments and not adverse to the interests of the Holders;

(f) Investments comprising guarantees of Indebtedness expressly permitted by Section 4.29;

(g) Investments in Permitted Equity Derivatives consistent with past practice;

(h) operating Deposit Accounts, Securities Accounts and Commodities Accounts with banks or financial institutions that are Controlled Accounts or any Excluded Accounts;

(i) extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business and any prepaid royalties in the ordinary course of business;

(j) Investments permitted under Section 4.25 and Section 4.29;

(k) Hedging Agreements entered into in the Company’s or any of its Subsidiaries’ ordinary course of business for the purpose of hedging currency risks or interest rate risks (but not for speculative purposes);

(l) Investments consisting of prepaid expenses, negotiable instruments held for collection or deposit, security deposits with utilities, landlords and other like Persons and deposits in connection with workers’ compensation and similar deposits, in each case, made in the ordinary course of business;

(m) non-cash Investments in joint ventures or strategic alliances in the ordinary course of the Company’s or its applicable Subsidiary’s business consisting solely of the non-exclusive licensing of technology, the development of technology or the providing of technical support;

(n) Permitted Acquisitions;

(o) Permitted In-Licensing Agreements and Permitted Out-Licensing Agreements;

(p) [reserved];

(q) to the extent constituting an Investment, asset purchases (including purchases of inventory, Intellectual Property, equipment, supplies and materials), in each case in the ordinary course of business;

(r) Investments resulting from non-cash consideration received in connection with any Disposition as permitted under Section 4.28(p), provided such non-cash consideration does not impose any additional obligations upon any of the Note Parties or their Subsidiaries;

(s) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers, and suppliers who are not Affiliates, in the ordinary course of business consistent with past practice;

(t) Investments made pursuant to any Restructuring Transaction; and

(u) other Investments not to exceed the greater of (i) $2,500,000 and (ii) 0.5% of consolidated Revenue for the four (4) most recently completed fiscal quarters the financial results for which have been publicly disclosed in periodic reports (i.e., Forms 10-K and/or 10-Q) filed by the Company with the Commission (or the Equivalent Amount in other currencies) in the aggregate at any time outstanding; provided that, before and immediately after giving effect to such Investment, no Default or Event of Default has occurred and is continuing or would result therefrom.

Section 4.31    Affiliate Transactions. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, (a) enter into any transaction with any of its Affiliates (other than, in each case, transactions between or among Note Parties) or any officer, employee, partner, manager or director (or similar official or governing person) of any of the foregoing, (b) pay any management, consulting or similar fees to any of the foregoing, (c) pay or reimburse any of the foregoing for any costs, expenses and similar items, (d) make any indemnification payments to any such Person, or (e) enter into any partnership, joint venture, syndicate, pool, profit-sharing or royalty agreement or other combination, or engage in any transaction with any holder of Stock of any Note Party, any Affiliate of any Note Party or any equity holder of such Affiliate, whereby its income or profits are, or might be, shared with another Person other than a Subsidiary, except the foregoing clauses (a) through (e) (i) shall not prohibit any transaction permitted under Section 4.25, Section 4.26, Section 4.28(a), (e), (h), (l) (k), (n), (o), (p), or (r), Section 4.30(b), (c), (e), (f), (n), (o), (r), (t) or (u) set forth on Schedule 4.31; (ii) in the ordinary course of business and pursuant to the reasonable requirements of the business of such Note Party or such Subsidiary upon fair and reasonable terms no less favorable to such Note Party than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Company or such Subsidiary and; provided, further, that in no event shall a Note Party or any Subsidiary of a Note Party perform or provide any management, consulting, administrative or similar services to or for any Person other than another Note Party, a Subsidiary of a Note Party or a customer that is not an Affiliate of a Note Party in the ordinary course of business, (iii) customary and reasonable compensation (including directors’ fees and equity compensation pursuant to an Approved Stock Plan) and indemnification arrangements and travel and other expense reimbursement for officers, other employees and directors of the Company and its Subsidiaries entered into in the ordinary course of business, (iv) issuances of Qualified Stock (or the equivalent thereof) to Affiliates or any officer, employee, partner, manager or director (or similar official or governing person) in exchange for cash, provided that (A) no Default shall have occurred and be continuing (or would reasonably be expected to occur as a result of such issuance), (B) it is on fair and reasonable terms that are no less favorable (including the amount of cash received by the Company) to the Company than those that would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Company, and (C) it is of the kind which would be entered into by a prudent Person in the position of the Company with another Person that is not an Affiliate of the Company, (v) any transaction with consideration valued at less than $1,000,000 (or the Equivalent Amount in other currencies) and (vi) customary tax sharing agreements among and limited to the Company and its Subsidiaries.

Section 4.32    Conduct of Business. The Company shall not, and shall not permit any Subsidiaries to, directly or indirectly, engage in any line of business materially different from those lines of business carried on by it on the Closing Date and any business reasonably related, incidental, complementary or ancillary thereto or reasonable extensions thereof.

Section 4.33    [Reserved].

Section 4.34    Accounting and Fiscal Year. The Company shall not, and shall not suffer or permit any Note Party or Significant Subsidiary to, (a) make any significant change in accounting treatment or reporting practices, except as required by or permitted by GAAP or (b) change the fiscal year of the Company or of any Note Party or any Significant Subsidiary, except to change the fiscal year of a Subsidiary acquired in connection with any Permitted Acquisition to conform its fiscal year to that of the Company.

Section 4.35    Payments of Certain Indebtedness. The Company shall not, nor shall it permit any of its Subsidiaries to, make directly or indirectly, any payment, prepayment, repayment or other distribution (whether in cash, securities or other property), of or in respect of principal of, premium, if any, interest on, fees on or redemption, exchange, purchase, retirement, defeasance or similar payment in respect of any Indebtedness (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Indebtedness, except (i) payments in respect of the Indebtedness permitted pursuant to Section 4.29 (other than clauses (a)(i), (a)(ii) and (b) of Section 4.29) and any Permitted Refinancings thereof to the extent permitted; provided that or any such Indebtedness permitted thereunder that is subject to an intercreditor and/or subordination arrangement shall be payable pursuant to the terms of such arrangement, (ii) with respect to the 2024 Notes and the 2028 Notes, any payments, prepayments, repayments or other distributions (x)

pursuant to a Permitted Refinancing thereof or (y) with the proceeds of any Permitted Secured Debt other than proceeds from any Permitted Revolver Debt, (iii) payments of any Permitted Secured Debt and any Permitted Refinancings to the extent permitted by the terms of any Pari Passu Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable, but in no event shall the Company or any of its Subsidiaries make any voluntary or optional prepayments in respect of the Permitted Secured Debt (including with the proceeds of any Permitted Revolver Debt) other than (x) pursuant to a Permitted Refinancing thereof, (y) with the proceeds of a Permitted Revolver Debt solely to repay any Indebtedness of any other Permitted Revolver Debt or (z) solely in the case of any Permitted Secured Debt that constitutes Pari Passu Lien Debt, any voluntary or optional prepayment of such Pari Passu Lien Debt to the extent that the Company, simultaneously with such prepayment, consummates an Optional Redemption in an aggregate principal amount that represents a percentage of the aggregate outstanding principal amount of the Notes that equals or exceeds the percentage of the aggregate outstanding principal amount of such Pari Passu Lien Debt that is being prepaid, and (iv) payments in Qualified Stock.

Section 4.36    Burdensome Agreements and Negative Pledges. No Note Party shall, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on (a) the ability of any Note Party to create, incur, permit or suffer to exist any Lien upon any of its assets, whether now owned or hereafter acquired, in favor of the Collateral Agent or any other Secured Party, (b) the ability of any Note Party to Dispose of any assets of any Note Party or any of its Subsidiaries or (c) the ability of any Note Party to pay dividends or make any other distribution on any of such Note Party’s Stock or to or make other payments and distributions to any Note Party (any such agreement, a “Restrictive Agreement”), except for (i) restrictions imposed by Applicable Laws and those in the Notes Documents, (ii) any Organizational Documents of an Note Party as in effect as of the date hereof as set forth on Schedule 4.36, (iii) customary restrictions and conditions contained in agreements relating to transactions permitted under Sections 4.25 and 4.28, (iv) restrictions and conditions (x) imposed by any agreement relating to Indebtedness permitted by Section 4.29, (y) Investments permitted by Section 4.30, or (z) that is related to Liens on property or assets permitted pursuant to Section 4.27 so long as such restrictions or conditions apply only to the property or assets subject to such Lien permitted by Section 4.27); (v) any agreement or restriction or condition that applies to any Person that becomes a Subsidiary, or the assets or property of such Person, pursuant to a Permitted Acquisition so long as such agreement or restriction is in effect at the time of such Permitted Acquisition and it was not entered into solely in contemplation of such Permitted Acquisition and does not extend to any assets, properties or businesses other than those acquired pursuant to such Permitted Acquisition, (vi) any Restrictive Agreements set forth on Schedule 4.36, and (vii) in the case of subclauses (a) and (b) above, restrictions contained in the documents governing any Permitted In-Licensing Agreements and Permitted Out-Licensing Agreement, in each case to the extent such restrictions are not prohibited by the definitions of such terms and are not otherwise prohibited under this Indenture.

Section 4.37    OFAC; Patriot Act; Anti-Corruption Laws. No Note Party shall, and no Note Party shall permit any of its Subsidiaries to, directly or indirectly, fail to comply with applicable Sanctions, laws relating to “know your customer” or Anti-Money Laundering Laws, Anti-Corruption Laws, including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010. No Note Party or Subsidiary of a Note Party, nor to the knowledge of any Note Party or any of its Subsidiaries, any director, officer, agent, employee or other Person acting on behalf of any Note Party or any such Subsidiary, will request or use the proceeds of the Notes, directly or knowingly indirectly, (a) for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person on the SDN List or a government of a Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Furthermore, the Note Parties will not, and will not permit their Subsidiaries to, directly or knowingly indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, in violation of applicable Sanctions, or in any other manner that will result in a violation by any Person participating in the transaction of any Sanctions.

Section 4.38    Hazardous Materials. No Note Party shall, and no Note Party shall permit any of its Subsidiaries to, directly or indirectly, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate or form the basis of Liability under any Environmental Law, other than such violations or Liabilities that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.39    Investment Company Act. No Note Party shall, and no Note Party shall permit any of its Subsidiaries to, be an “investment company” as such term is defined in the Investment Company Act, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 4.40    Notes to Rank Senior. Each series of Notes and all other obligations of the Company and the Guarantors under this Indenture are and at all times shall remain first-priority (subject to Liens permitted by Section 4.27 that are expressly permitted to be senior in priority) secured obligations of the Company and each Guarantor and shall rank senior in right of payment to all present and future subordinated Indebtedness (actual or contingent) and pari passu with to all other present and future senior Indebtedness (actual or contingent) of the Company and each Guarantor (except as otherwise required by Applicable Law and except as otherwise permitted under this Indenture).

Section 4.41    [Reserved].

Section 4.42    Modifications of Material Documents. The Company shall not, and shall not permit any of its Subsidiaries to:

(a) amend, restate, supplement, change, replace or otherwise modify (or waive or consent to any diversions from, or actions or inactions affecting) any of its Organizational Documents, in each case, in a manner which would reasonably be expected to be materially adverse to the rights, remedies, interests or privileges of any of the Secured Parties or their ability to enforce the same; provided that the foregoing shall not prohibit any transaction permitted pursuant to this Article 4;

(b) except with respect to Permitted Refinancings, waive, amend, modify, supplement, terminate or replace any of the 2024 Notes Documents or the 2028 Notes Documents if the effect of such waiver, amendment, modification, supplement, termination or replacement would be materially adverse to the Collateral Agent or any other Secured Party (it being understood and agreed that any change to shorten the maturity of, increase the principal amount of, increase any interest rate applicable to, alter any redemption, payment, repayment or prepayment obligation or put provisions of, or reduce any conversion price applicable to the 2024 Notes Documents or the 2028 Notes Documents would be materially adverse to the Collateral Agent and the other Secured Parties); provided that the foregoing shall not prohibit any payment, prepayment, repayment or other distribution of the 2024 Notes or 2028 Notes with the proceeds of any Permitted Secured Debt to the extent not from the proceeds of any Permitted Revolver Debt; and

(c) amend, restate, supplement, change, extend, refinance, replace or otherwise modify, waive or consent to any diversions from, or actions or inactions affecting, any Material Agreement, in each case, in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 4.43    Liquidity. Commencing with the last day of the fiscal quarter ending March 31, 2025 and on the last day of each fiscal quarter thereafter, the Company and each other Note Party shall cause the Liquidity to be in an amount of at least 15% of the outstanding amount of Permitted Secured Debt tested on the last day of the applicable fiscal quarter, as reported in the quarterly report on Form 10-Q or annual report on Form 10-K, as the case may be, filed by the Company with the Commission for the quarter or year ending on such last day.

Section 4.44    Minimum Revenue. The Company and its Subsidiaries shall have reported in periodic reports filed with the Commission Revenue for the four (4) consecutive fiscal quarter period ending on the last day of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2023, in an aggregate amount of not less than $250,000,000, as reported in the quarterly report on Form 10-Q or annual report on Form 10-K, as the case may be, filed by the Company with the Commission for the quarter or year ending on such last day (and, in the case of a quarterly report on Form 10-Q, the relevant quarterly reports on Form 10-Q or annual report on Form 10-K covering the preceding three fiscal quarters).

Article 5

LISTS OF HOLDERS AND REPORTS BY THE COMPANY AND THE TRUSTEE

Section 5.01    Lists of Holders. The Company covenants and agrees that it will furnish or cause to be furnished to the Trustee, semi-annually, not more than 15 days after each [●], [●], [●] and [●] in each year beginning with [●], 2023, and at such other times as the Trustee may request in writing, within 30 days after receipt by the Company of any such request (or such lesser time as the Trustee may reasonably request in order to enable it to timely provide any notice to be provided by it hereunder), a list in such form as the Trustee may reasonably require of the names and addresses of the Holders as of a date not more than 15 days (or such other date as the Trustee may reasonably request in order to so provide any such notices) prior to the time such information is furnished, except that no such list need be furnished so long as the Trustee is acting as Note Registrar.

Section 5.02    Preservation and Disclosure of Lists. The Trustee shall preserve, in as current a form as is reasonably practicable, all information as to the names and addresses of the Holders contained in the most recent list furnished to it as provided in Section 5.01 or maintained by the Trustee in its capacity as Note Registrar, if so acting. The Trustee may destroy any list furnished to it as provided in Section 5.01 upon receipt of a new list so furnished.

Article 6

DEFAULTS AND REMEDIES

Section 6.01    Events of Default. Each of the following events shall be an “Event of Default” under this Indenture:

(a) The Company or any other Note Party shall have failed (i) to pay when and as required to be paid herein or in any other Notes Document, any amount of principal of any Note, including upon maturity of the Notes, any Optional Redemption Price, any Major Transaction Repurchase Price or any Major Transaction Conversion Amount or, at maturity of the Notes, the Make Whole Amount or (ii) to pay within five (5) Business Days after the same shall become due, interest on any Note, or any other fee (including, prior to the maturity of the Notes, the Make Whole Amount) or any other amount or Obligation payable hereunder or pursuant to any other Notes Document.

(b) The occurrence of any Conversion Failure as a result of (i) a failure to issue the applicable Conversion Shares or (ii) a failure to deliver the applicable Cash Settlement Amount, as applicable, and in each case, such failure continues for an additional three (3) Business Days.

(c) The Company shall have failed to issue a Major Transaction/Organic Change Notice in accordance with Section 15.01(f) and such failure continues for three (3) Business Days.

(d) Any Note Party shall have failed to comply with or observe (i) Sections 4.05 (with respect to the Company’s or the Guarantors’ existence), 4.12, 4.13, 4.25 through 4.31, 4.34 through 4.40, 4.42 through 4.44 or Article 15, or (ii) any other covenant contained in any Note Document (other than the covenants described in Section 6.01(a) through (c) or 6.01(d)(i) above), and such failure, with respect to this Section 6.01(d)(ii) only, shall not have been cured within thirty (30) days after the earlier to occur of (A) the date upon which any Authorized Officer of any Note Party or any like officer of any of its Subsidiaries becomes aware of such failure and (B) the date upon which written notice thereof is given to the Company by the Trustee; provided no such cure period in this Section 6.01(d)(ii) shall be provided or apply with respect to any provision or covenant that by its inherent nature cannot be cured upon being violated or breached.

(e) Any representation or warranty made or deemed made by any Note Party in any Notes Document shall have been incorrect, false or misleading in any material respect (except to the extent that such representation or warranty is qualified by reference to materiality or Material Adverse Effect, to which extent it shall have been incorrect, false or misleading in any respect) as of the date it was made or deemed made.

(f) (i) The Company or any of its Significant Subsidiaries (or group of Subsidiaries that taken together would constitute a Significant Subsidiary) shall generally be unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts as they come due or shall make a general assignment for the benefit of creditors; (ii) the Company or any of its

Subsidiaries shall declare in writing a moratorium on the payment of its debts in general; (iii) the commencement by the Company or any of its Significant Subsidiaries (or group of Subsidiaries that taken together would constitute a Significant Subsidiary) of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, intervention or other similar relief under any Applicable Law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator or other similar official of all or substantially all of its assets; (iv) the commencement against the Company or any of its Significant Subsidiaries (or group of Subsidiaries that taken together would constitute a Significant Subsidiary) of a proceeding in any court of competent jurisdiction under any bankruptcy or other Applicable Law (as now or hereafter in effect) seeking its liquidation, winding up, dissolution, reorganization, arrangement or adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator or other similar official, and any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of sixty (60) days; (v) the making by the Company or any of its Significant Subsidiaries (or group of Subsidiaries that taken together would constitute a Significant Subsidiary) of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debt generally as they become due; or (vi) any other event shall have occurred that, under any Applicable Law, would have an effect analogous to any of those events listed above in this subsection.

(g) (i) One or more judgments shall be entered or rendered by a court of competent jurisdiction against any Note Party or any Subsidiary of a Note Party for the payment of money in an aggregate amount exceeding $20,000,000 (or the Equivalent Amount in other currencies) and excluding any amounts covered by insurance payable by an independent third-party, non-affiliated insurance company that has been notified of such judgment and has not denied coverage therefor), and either, (A) enforcement proceedings shall have been commenced by any creditor upon any such judgment or (B) such judgment shall not have been satisfied, vacated or discharged within thirty (30) days after the entry or providing thereof or there shall not be in effect (by reason of a pending appeal) any stay of enforcement thereof within thirty (30) days after the entry or providing thereof, or (ii) one or more non-monetary judgments, orders, decrees, arbitration awards or settlements shall be entered or rendered against any Note Party or any Subsidiary of a Note Party that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and, with respect to this clause (ii), there shall be any period of ten (10) days during which such a stay of enforcement of such judgment, order, decree, arbitration award or settlement, by pending appeal or otherwise, shall not be in effect.

(h) [Reserved].

(i) [Reserved].

(j) Any Note Party or any Subsidiary of any Note Party (i) shall fail to make any payment in respect of any Indebtedness (other than the Obligations) having an aggregate outstanding principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $20,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the documents relating thereto on the date of such failure; (ii) shall fail to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable (or otherwise required immediately to be prepaid, redeemed, purchased or defeased) prior to its stated maturity (without regard to any subordination terms with respect thereto) or cash collateral in respect thereof to be demanded; or (iii) any event of default or similar term having the same meaning and effect (as such terms are defined in any definitive documentation related thereof) under any Permitted Secured Debt (other than the Obligations) shall have occurred, provided, however, that if, prior to any acceleration of the Notes, any such payment default is cured or waived or any such acceleration rescinded, within a period of ten (10) Business Days from the continuation of such payment default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree.

(k) (A) The material provisions of the Notes Document, taken as a whole, shall for any reason cease to be valid and binding on or enforceable against any Note Party, including as a result of a court of competent jurisdiction declaring such Notes Document to be null and void; (B) any Note Party shall contest the validity of, or announce or state in writing that it will not honor, or shall bring an action to limit, invalidate or declare unenforceable, any Notes Document or any of such Note Party’s obligations or liabilities under any Notes Document (including obligations to issue Conversion Shares upon conversion of the Notes but exclusive of good faith questions of interpretation of any provision thereof); or (C) any Notes Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in a material portion of the Collateral (to the extent that such perfection or priority is required hereby) purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest, in each case of subclauses (A), (B) or (C), other than (i) as expressly permitted hereunder or (ii) as a result of the satisfaction and discharge of this Indenture in accordance with Section 3.01.

(l) (i) The occurrence of any ERISA Event that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) the imposition of a Lien on any asset of a Note Party or a Subsidiary of a Note Party with respect to any Title IV Plan or Multiemployer Plan that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(m) Any material provisions of any Pari Passu Intercreditor Agreement or Junior Lien Intercreditor Agreement, shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations or the Liens securing the Obligations, for any reason shall not have the priority contemplated by this Agreement or such intercreditor agreement.

Section 6.02    Acceleration; Rescission and Annulment. If one or more Events of Default shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), then, and in each and every such case (other than an Event of Default specified in Section 6.01(f) with respect to the Company or any of its Significant Subsidiaries (or group of Subsidiaries that taken together would constitute a Significant Subsidiary)), unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders), may declare 100% of the principal of, and accrued and unpaid interest, if any, on (including any Make Whole Amount and any Cash Settlement Amount (including any Cash Settlement Amount within the meaning of the Warrants)) all the Notes, to be due and payable immediately, and upon any such declaration the same shall become and shall automatically be immediately due and payable, anything contained in this Indenture or in the Notes to the contrary notwithstanding. If an Event of Default specified in Section 6.01(f) with respect to the Company or any of its Significant Subsidiaries (or group of Subsidiaries that taken together would constitute a Significant Subsidiary) occurs and is continuing, 100% of the principal of, and accrued and unpaid interest, if any, on (including any Make Whole Amount and any Cash Settlement Amount (including any Cash Settlement Amount within the meaning of the Warrants)) all Notes shall become and shall automatically be immediately due and payable. Notwithstanding anything to the contrary contained in this Indenture or in any of the other Notes Documents, the amount immediately due and payable with respect to the principal of the Notes following an Event of Default shall be equal to the greater of (i) the amount of such principal and (ii) an amount equal to the product of (A) the aggregate number of Base Conversion Shares and Additional Conversion Shares (into which such principal would be convertible under the Convertible Notes as of the date of such Event of Default if such Event of Default constituted a Major Transaction (without giving effect to any limitations or restrictions on conversion set forth in Article 14 and Article 15), multiplied by (B) the Volume Weighted Average Price for one share of Common Stock of as of the date of such Event of Default), and for the avoidance of doubt, plus any interest, fees, costs, expenses and other Obligations owing or due by any Note Party), without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Note Party (and any dispute as to the Volume Weighted Average Price shall be handled in accordance with the dispute resolution mechanism set forth in Section 14.02(d)).

The immediately preceding paragraph, however, is subject to the conditions that if, at any time after the principal of the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the monies due shall have been obtained or entered as hereinafter provided, the Company shall pay or shall deposit with the Trustee a sum sufficient to pay installments of accrued and unpaid interest, if any, upon all Notes and the principal of any and all Notes that shall have become due otherwise than by acceleration (with interest on overdue installments of accrued and unpaid interest to the extent that payment of such interest is enforceable under Applicable Law, and on such principal at the rate borne by the Notes plus two percent at such time) and amounts due to the Trustee pursuant to Section 7.06, and if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) any and all existing Events of Default under this Indenture, other than the nonpayment of the principal of and accrued and unpaid interest, if any, on Notes that shall have become due solely by such acceleration, shall have been cured or waived pursuant to Section 6.08, then and in every such case (except as provided in the immediately succeeding sentence) the Required Holders, by written notice to the Company and to the Trustee, may waive all Defaults or Events of Default with respect to the Notes and rescind and annul such declaration and its consequences and such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver or rescission and annulment shall extend to or shall affect any subsequent Default or Event of Default, or shall impair any right consequent thereon. Notwithstanding anything to the contrary herein, no such waiver or rescission and annulment shall extend to or shall affect any Default or Event of Default resulting from (i) the nonpayment of the principal of, or accrued and unpaid interest, if any, on, any Notes, (ii) a failure to repurchase any Notes when required, (iii) a failure to deliver the cash or shares of Common Stock, as applicable, due upon conversion of the Notes or (iv) a Default or Event of Default in respect of a covenant or provision hereof which under Article 10 may not be modified or amended without the consent of each Holder of an outstanding Note affected.

Section 6.03    Payments of Notes on Default; Suit Therefor. If an Event of Default described in clause (a) of Section 6.01 shall have occurred and is continuing, the Company shall, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holders of the Notes, the whole amount then due and payable on the Notes for principal and interest, if any, with interest on any overdue principal and interest, if any, at the rate borne by the Notes plus two percent at such time, and, in addition thereto, such further amount as shall be sufficient to cover any amounts due to the Trustee under Section 7.06. If the Company shall fail to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, or the Collateral Agent may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon the Notes, wherever situated.

In the event there shall be pending proceedings for the bankruptcy or for the reorganization of the Company or any other obligor on the Notes under Title 11 of the Bankruptcy Code, or any other Applicable Law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Company or such other obligor, the property of the Company or such other obligor, or in the event of any other judicial proceedings relative to the Company or such other obligor upon the Notes, or to the creditors or property of the Company or such other obligor, the Trustee, irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand pursuant to the provisions of this Section 6.03, shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount of principal and accrued and unpaid interest, if any, in respect of the Notes, and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents and to take such other actions as it may deem necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceedings relative to the Company or any other obligor on the Notes, its or their creditors, or its or their property, and to collect and receive any monies or other property payable or deliverable on any such claims, and to distribute the same after the deduction of any amounts due to the Trustee under Section 7.06; and any receiver, assignee or trustee in bankruptcy or reorganization, liquidator, custodian or similar official is hereby authorized by each of the Holders to make such payments to the Trustee, as administrative expenses, and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for reasonable compensation, expenses, advances and disbursements, including agents and counsel fees, and including any other amounts due to the Trustee under Section 7.06, incurred by it up to the date of such distribution. To the extent that such payment of reasonable compensation, expenses, advances and disbursements out of the estate in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, monies, securities and other property that the Holders of the Notes may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting such Holder or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

All rights of action and of asserting claims under this Indenture, or under any of the Notes, may be enforced by the Trustee without the possession of any of the Notes, or the production thereof at any trial or other proceeding relative thereto, and any such suit or proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee and the Collateral Agent, their agents and counsel, be for the ratable benefit of the Holders of the Notes.

In any proceedings brought by the Trustee (and in any proceedings involving the interpretation of any provision of this Indenture to which the Trustee shall be a party), the Trustee shall be held to represent all the Holders of the Notes, and it shall not be necessary to make any Holders of the Notes parties to any such proceedings.

In case the Trustee shall have proceeded to enforce any right under this Indenture and such proceedings shall have been discontinued or abandoned because of any waiver pursuant to Section 6.08 or any rescission and annulment pursuant to Section 6.02 or for any other reason or shall have been determined adversely to the Trustee, then and in every such case the Company, the Guarantors, the Holders and the Trustee shall, subject to any determination in such proceeding, be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Company, the Guarantors, the Holders and the Trustee shall continue as though no such proceeding had been instituted.

Section 6.04    Application of Monies Collected by Trustee. Any monies or property collected by the Trustee pursuant to this Article 6 with respect to the Notes shall be applied in the following order, at the date or dates fixed by the Trustee for the distribution of such monies or property, upon presentation of the several Notes, and stamping thereon the payment, if only partially paid, and upon surrender thereof, if fully paid:

First, to the payment of all amounts due the Trustee, Paying Agent, Registrar, Custodian and Conversion Agent under this Indenture and to the Collateral Agent for amounts due to it under this Indenture and the other Notes Documents;

Second, in case the principal of the outstanding Notes shall not have become due and be unpaid, to the payment of interest on, and any cash due upon conversion of, the Notes in default in the order of the date due of the payments of such interest, if any, and cash due upon conversion, as the case may be, with interest (to the extent that such interest has been collected by the Trustee) upon such overdue payments at the rate borne by the Notes at such time, plus two percent, such payments to be made ratably to the Persons entitled thereto;

Third, in case the principal of the outstanding Notes shall have become due, by declaration or otherwise, and be unpaid to the payment of the whole amount (including, if applicable, any cash due upon conversion) then owing and unpaid upon the Notes for principal and interest, if any, and, to the extent that such interest has been collected by the Trustee, upon overdue installments of interest at the rate borne by the Notes at such time plus two percent, and in case such monies shall be insufficient to pay in full the whole amounts so due and unpaid upon the Notes, then to the payment of such principal (including, if applicable, the cash due upon conversion) and interest, if any, without preference or priority of principal over interest, or of interest over principal or of any installment of interest over any other installment of interest, or of any Note over any other Note, ratably to the aggregate of such principal (including, if applicable, any cash due upon conversion) and accrued and unpaid interest, if any; and

Fourth, to the payment of the remainder, if any, to the Company.

Section 6.05    Proceedings by Holders. Except to enforce the right to receive payment of principal or interest when due, or the right to convert a Note or to receive delivery of the cash or shares of Common Stock, as applicable, due upon conversion, no Holder of any Note shall have any right by virtue of or by availing of any provision of this Indenture to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Indenture, or for the appointment of a receiver, trustee, liquidator, custodian or other similar official, or for any other remedy hereunder, unless, such Holder previously shall have given to the Trustee written notice of an Event of Default and of the continuance thereof, as herein provided;

(b) Holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and such Holders shall have offered to the Trustee such indemnity or security reasonably satisfactory to it against any loss, liability or expense to be incurred therein or thereby; and

(c) the Trustee shall have failed to institute such proceeding within 60 days after such notice, request and offer and shall not have received from the Required Holders a direction inconsistent with such request within 60 days after such notice, request and offer, it being understood and intended, and being expressly covenanted by the taker and Holder of every Note with every other taker and Holder and the Trustee that no one or more Holders shall have any right in any manner whatever by virtue of or by availing of any provision of this Indenture to affect, disturb or prejudice the rights of any other Holder, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Indenture, except in the manner herein provided and for the equal, ratable and common benefit of all Holders (except as otherwise provided herein). For the protection and enforcement of this Section 6.05, each and every Holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Notwithstanding any other provision of this Indenture and any provision of any Note, the right of any Holder to receive payment or delivery, as the case may be, of (x) the principal of, (y) accrued and unpaid interest, if any, on, and (z) the cash or shares of Common Stock, as applicable, due upon conversion of, such Note, on or after the respective due dates expressed or provided for in such Note or in this Indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, on or after such respective dates against the Company shall not be impaired or affected without the consent of such Holder. The Trustee does not have an affirmative duty to ascertain whether or not a Holder’s actions or forbearances are unduly prejudicial to any other Holder.

Section 6.06    Proceedings by Trustee. In case of an Event of Default, the Trustee may in its discretion proceed to protect and enforce the rights vested in it by this Indenture by such appropriate judicial proceedings as are necessary to protect and enforce any of such rights, either by suit in equity or by action at law or by proceeding in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Indenture or in aid of the exercise of any power granted in this Indenture, or to enforce any other legal or equitable right vested in the Trustee by this Indenture or by law.

Section 6.07    Remedies Cumulative and Continuing. Except as provided in the last paragraph of Section 2.06, all powers and remedies given by this Article 6 to the Trustee or to the Holders shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other powers and remedies available to the Trustee or the Holders of the Notes provided in law or equity, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained in this Indenture, and no delay or omission of the Trustee or of any Holder of any of the Notes to exercise any right or power accruing upon any Default or Event of Default shall impair any such right or power, or shall be construed to be a waiver of any such Default or Event of Default or any acquiescence therein; and, subject to the provisions of Section 6.05, every power and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Trustee or by the Holders.

Section 6.08    Direction of Proceedings and Waiver of Defaults by the Required Holders. The Required Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes; provided, however, that (a) such direction shall not be in conflict with any rule of law or with this Indenture, (b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction and (c) the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered (and if requested, provided) to the Trustee indemnity or security satisfactory to it against any loss, liability or expense that might be incurred by it in compliance with such request or direction. The Trustee may refuse to follow any direction that it determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. The Required Holders may on behalf of the Holders of all of the Notes waive any past Default or Event of Default hereunder and its consequences except (1) a default in the payment of accrued and unpaid interest, if any, on, or the principal of, the Notes when due that has not been cured pursuant to the provisions of Section 6.01, (2) a failure by the Company to deliver the cash or shares of Common Stock, as applicable, due upon conversion of the Notes within the time period required by this Indenture or (3) a default in respect of a covenant or provision hereof which under Article 10 cannot be modified or amended without the consent of each Holder of an outstanding Note affected. Upon any such waiver the Company, the Trustee and the Holders of the Notes shall be restored to their former positions and rights hereunder; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. Whenever any Default or Event of Default hereunder shall have been waived as permitted by this Section 6.08, said Default or Event of Default shall for all purposes of the Notes and this Indenture be deemed to have been cured and to be not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 6.09    Notice of Defaults. The Trustee shall, within fifteen (15) days after receipt by a Responsible Officer of the Trustee of a written notice of the occurrence and continuance of Default or an Event of Default, give to all Holders in accordance with Section 19.03 notice of all Defaults or Events of Default in respect of which such written notice has been received, unless such Defaults or Events of Default shall have been cured or waived before the giving of such notice.

Section 6.10    Undertaking to Pay Costs. All parties to this Indenture agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, that any court may, in its discretion, require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided that the provisions of this Section 6.10 (to the extent permitted by law) shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the Notes at the time outstanding, determined in accordance with Section 8.04, or to any suit instituted by any Holder for the enforcement of the payment of the principal of or accrued and unpaid interest, if any, on any Note on or after the due date expressed or provided for in such Note or to any suit for the enforcement of the right to convert any Note, or receive the cash or shares of Common Stock, as applicable, due upon conversion, in accordance with the provisions of Article 14.

Article 7

CONCERNING THE TRUSTEE AND COLLATERAL AGENT

Section 7.01    Duties and Responsibilities of Trustee. The Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default that may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. In the event an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers conferred on it by this Indenture solely at the discretion of the Administrative Determination Holder(s) (who shall be presumed to act for the Required Holders unless and until the Trustee receives written notice from the Required Holders that they object to an action proposed to be taken by the Administrative Determination Holder(s)) or the Required Holders; provided that if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered (and, if requested, provided) to the Trustee indemnity or security satisfactory to it against any loss, liability or expense that might be incurred by it in compliance with such request or direction.

No provision of this Indenture shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(a) prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Default that may have occurred:

(i) the duties and obligations of the Trustee shall be determined solely by the express provisions of this Indenture, and the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of willful misconduct or gross negligence on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but, in the case of any such certificates or opinions that by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of any mathematical calculations or other facts stated therein);

(b) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or officers of the Trustee, unless it shall be proved that the Trustee was grossly negligent in ascertaining the pertinent facts;

(c) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Required Holders relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture;

(d) whether or not therein provided, every provision of this Indenture relating to the conduct or affecting the liability of, or affording protection to, the Trustee shall be subject to the provisions of this Section;

(e) the Trustee shall not be liable in respect of any payment (as to the correctness of amount, entitlement to receive or any other matters relating to payment) or notice effected by the Company or any Paying Agent or any records maintained by any co-Note Registrar with respect to the Notes;

(f) if any party fails to deliver a notice relating to an event the fact of which, pursuant to this Indenture, requires notice to be sent to the Trustee, the Trustee may conclusively rely on its failure to receive such notice as reason to act as if no such event occurred, unless a Responsible Officer of the Trustee has received written notice of such event;

(g) in the absence of written investment direction from the Company, all cash received by the Trustee shall be placed in a non-interest bearing trust account, and in no event shall the Trustee be liable for the selection of investments or for investment losses incurred thereon or for losses incurred as a result of the liquidation of any such investment prior to its maturity date or the failure of the party directing such investments prior to its maturity date or the failure of the party directing such investment to provide timely written investment direction, and the Trustee shall have no obligation to invest or reinvest any amounts held hereunder in the absence of such written agreement with the Company;

(h) in the event that the Trustee is also acting as Collateral Agent, Custodian, Note Registrar, Paying Agent, Conversion Agent or transfer agent hereunder, the rights, protections, immunities and indemnities afforded to the Trustee pursuant to this Indenture shall also be afforded to the Trustee in its capacity as Collateral Agent, Custodian, Note Registrar, Paying Agent, Conversion Agent or transfer agent; and

(i) under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Notes.

None of the provisions contained in this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers.

Section 7.02    Trustee Rights; Reliance on Documents, Opinions, Etc. Subject to Section 7.01:

(a) the Trustee may conclusively rely and shall be fully protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, note, coupon or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b) any request, direction, order or demand of the Company mentioned herein shall be sufficiently evidenced by an Officer’s Certificate (unless other evidence in respect thereof be herein specifically prescribed); and any Board Resolution may be evidenced to the Trustee by a copy thereof certified by the Secretary or an Assistant Secretary of the Company;

(c) the Trustee may consult with counsel of its selection and require an Opinion of Counsel and any advice of such counsel or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

(d) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the expense of the Company for any reasonable expenses incurred and shall incur no liability of any kind by reason of such inquiry or investigation;

(e) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, custodians, nominees or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent, custodian, nominee or attorney appointed by it with due care hereunder;

(f) the permissive rights of the Trustee enumerated herein shall not be construed as duties;

(g) the Trustee shall be under no obligation to exercise any of the rights or powers vested by this Indenture at the request or demand of any of the Holders pursuant to this Indenture unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses (including reasonable and documented attorneys’ fees and expenses) and liabilities which might be incurred by it in compliance with such request or demand;

(h) the Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of Authorized Officers authorized at such time to take specified actions by the Company pursuant to this Indenture, which certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded;

(i) the Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder; and

(j) the Trustee shall not be deemed to have any knowledge of any Exchange Agreement or Registration Rights Agreement.

In no event shall the Trustee be liable for any special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action in which such damages are sought. The Trustee shall not be charged with knowledge of any Default or Event of Default with respect to the Notes, unless written notice of such Default or Event of Default shall have been given to a Responsible Officer of the Trustee by the Company or by any Holder of the Notes.

Section 7.03    No Responsibility for Recitals, Etc. The recitals contained herein and in the Notes (except in the Trustee’s certificate of authentication) shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of any Notes or the proceeds of any Notes authenticated and delivered by the Trustee in conformity with the provisions of this Indenture or any money paid to the Company or upon the Company’s direction under any provision of the Indenture.

Section 7.04    Trustee, Paying Agents, Conversion Agents or Note Registrar May Own Notes. The Trustee, any Paying Agent (other than the Company, if the Company is then acting as Paying

Agent), any Conversion Agent (other than the Company, if the Company is then acting as Conversion Agent) or Note Registrar, in its individual or any other capacity, may become the owner or pledgee of Notes with the same rights it would have if it were not the Trustee, Paying Agent, Conversion Agent or Note Registrar.

Section 7.05    Monies and Shares of Common Stock to Be Held in Trust. All monies and shares of Common Stock received by the Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received. Money and shares of Common Stock held by the Trustee in trust hereunder need not be segregated from other funds or property except to the extent required by law or the Collateral Documents. The Trustee shall be under no liability for interest on any money or shares of Common Stock received by it hereunder except as may be agreed from time to time by the Company and the Trustee.

Section 7.06    Compensation and Expenses of Trustee. The Company covenants and agrees to pay to the Trustee, in any capacity under this Indenture, from time to time, and the Trustee shall receive, such compensation for all services rendered by it hereunder in any capacity (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) as mutually agreed to in writing between the Trustee and the Company, and the Company will pay or reimburse the Trustee upon its request for all reasonable and documented, out-of-pocket expenses, disbursements and advances reasonably incurred or made by the Trustee in accordance with any of the provisions of this Indenture in any capacity thereunder (including the reasonable and documented compensation and the expenses and disbursements of its agents and counsel and of all Persons not regularly in its employ), except any such expense, disbursement or advance as shall have been caused by its gross negligence or willful misconduct, as determined by a final, nonappealable order of a court of competent jurisdiction. The Company also covenants to indemnify the Trustee in any capacity under this Indenture and any other document or transaction entered into in connection herewith and its officers, directors, employees and agents and any authenticating agent for, and to hold them harmless against, any loss, claim (whether asserted by the Company, a Holder or any other Person), damage, liability or expense incurred without gross negligence or willful misconduct on the part of the Trustee, its officers, directors, agents or employees, or such agent or authenticating agent, as the case may be, determined by a final, nonappealable order of a court of competent jurisdiction, and arising out of or in connection with the acceptance or administration of this Indenture, the exercise of its rights hereunder or in any other capacity hereunder, including the costs and expenses of defending themselves against any claim of liability in the premises. The obligations of the Company under this Section 7.06 to compensate or indemnify the Trustee and to pay or reimburse the Trustee for expenses, disbursements and advances shall be secured by a senior claim to which the Notes are hereby made subordinate on all money or property held or collected by the Trustee, except, subject to the effect of Section 6.04, funds held in trust herewith for the benefit of the Holders of particular Notes. The Trustee’s right to receive payment of any amounts due under this Section 7.06 shall not be subordinate to any other liability or indebtedness of the Company. The obligation of the Company under this Section 7.06 shall survive the satisfaction and discharge of this Indenture and the earlier resignation or removal or the Trustee. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The indemnification provided in this Section 7.06 shall extend to the officers, directors, agents and employees of the Trustee. Without prejudice to any other rights available to the Trustee under Applicable Law, when the Trustee and its agents and any authenticating agent incur expenses or render services after an Event of Default specified in Section 6.01(g) or Section 6.01(i) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any bankruptcy, insolvency or similar laws.

Section 7.07    Officer’s Certificate as Evidence. Except as otherwise provided in Section 7.01, whenever in the administration of the provisions of this Indenture the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence and willful misconduct on the part of the Trustee, be deemed to be conclusively proved and established by an Officer’s Certificate delivered to the Trustee, and such Officer’s Certificate, in the absence of gross negligence and willful misconduct on the part of the Trustee, shall be full warrant to the Trustee for any action taken or omitted by it under the provisions of this Indenture upon the faith thereof. The Company shall timely deliver to the Trustee any Officer’s Certificate required by this Indenture.

Section 7.08    Eligibility of Trustee. There shall at all times be a Trustee hereunder which shall be a Person that is eligible pursuant to the Trust Indenture Act (as if the Trust Indenture Act were applicable hereto) to act as such and has a combined capital and surplus of at least $50,000,000. If such Person publishes reports of condition at least annually, pursuant to law or to the requirements of any supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

Section 7.09    Resignation or Removal of Trustee. (a) The Trustee may at any time resign by giving written notice of such resignation to the Company and by giving notice thereof to the Holders in accordance with Section 19.03. Upon receiving such notice of resignation, the Company shall promptly appoint a successor trustee by written instrument, in duplicate, executed by order of the Board of Directors, one copy of which instrument shall be delivered to the resigning Trustee and one copy to the successor trustee. If no successor trustee shall have been so appointed and have accepted appointment within 45 days after the giving of such notice of resignation to the Holders, the resigning Trustee may, upon ten Business Days’ notice to the Company and the Holders, petition any court of competent jurisdiction at the expense of the Company for the appointment of a successor trustee, or any Holder that has been a bona fide holder of a Note or Notes for at least six months (or since the date of this Indenture) may, subject to the provisions of Section 6.10, on behalf of himself or herself and all others similarly situated, petition any such court for the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, appoint a successor trustee.

(b) In case at any time any of the following shall occur:

(i) the Trustee shall cease to be eligible in accordance with the provisions of Section 7.08 and shall fail to resign after written request therefor by the Company or by any such Holder, or

(ii) the Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in either case, the Company may by a Board Resolution remove the Trustee and appoint a successor trustee by written instrument, in duplicate, executed by order of the Board of Directors, one copy of which instrument shall be delivered to the Trustee so removed and one copy to the successor trustee, or, subject to the provisions of Section 6.10, any Holder that has been a bona fide holder of a Note or Notes for at least six months (or since the date of this Indenture) may, on behalf of himself or herself and all others similarly situated, petition any court of competent jurisdiction at the expense of the Company, for the removal of the Trustee and the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Trustee and appoint a successor trustee.

(c) The Required Holders may at any time remove the Trustee and nominate a successor trustee that shall be deemed appointed as successor trustee unless within ten days after notice to the Company of such nomination the Company objects thereto, in which case the Trustee so removed or any Holder, upon the terms and conditions and otherwise as in Section 7.09(a) provided, may petition any court of competent jurisdiction at the expense of the Company, for an appointment of a successor trustee.

(d) Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section 7.09 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 7.10.

Section 7.10    Acceptance by Successor Trustee. Any successor trustee appointed as provided in Section 7.09 shall execute, acknowledge and deliver to the Company and to its predecessor trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee herein; but, nevertheless, on the written request of the Company or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of Section 7.06, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon request of any such successor trustee, the Company shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers. Any trustee ceasing to act shall, nevertheless, retain a senior claim to which the Notes are hereby made subordinate on all money or property held or collected by such trustee as such, except for funds held in trust for the benefit of Holders of particular Notes, to secure any amounts then due it pursuant to the provisions of Section 7.06. No successor trustee shall accept appointment as provided in this Section 7.10 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 7.08.

Upon acceptance of appointment by a successor trustee as provided in this Section 7.10, each of the Company and the successor trustee, at the written direction and at the expense of the Company shall give or cause to be given notice of the succession of such trustee hereunder to the Holders in accordance with Section 19.03. If the Company fails to give such notice within ten days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be given at the expense of the Company.

Section 7.11    Succession by Merger, Etc. Any corporation or other entity into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation or other entity succeeding to all or substantially all of the corporate trust business of the Trustee (including the administration of this Indenture), shall be the successor to the Trustee hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that in the case of any corporation or other entity succeeding to all or substantially all of the corporate trust business of the Trustee such corporation or other entity shall be eligible under the provisions of Section 7.08.

In case at the time such successor to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee or authenticating agent appointed by such predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee or an authenticating agent appointed by such successor trustee may authenticate such Notes either in the name of any predecessor trustee hereunder or in the name of the successor trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor trustee or to authenticate Notes in the name of any predecessor trustee shall apply only to its successor or successors by merger, conversion or consolidation.

Section 7.12    Trustee’s Application for Instructions from the Company. Any application by the Trustee for written instructions from the Company (other than with regard to any action proposed to be taken or omitted to be taken by the Trustee that affects the rights of the Holders of the Notes under this Indenture) may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable to the Company for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date notice to the Company has indicated to the Trustee should receive such application actually receives such application, unless any such officer shall have consented in writing to any earlier date), unless, prior to taking any such action (or the effective date in the case of any omission), the Trustee shall have received written instructions in accordance with this Indenture in response to such application specifying the action to be taken or omitted.

Section 7.13    Collateral Agent; Collateral Documents; Intercreditor Agreements.

(a) U.S. Bank Trust Company, National Association, is hereby designated and appointed as the Collateral Agent of the Secured Parties under this Indenture and the other Notes Documents and U.S. Bank Trust Company, National Association, hereby accepts such designation and appointment.

(b) By their acceptance of the Notes, the Investors and the Holders hereby authorize and direct the Trustee and Collateral Agent, as the case may be, to execute and deliver any Collateral Documents in which the Trustee or the Collateral Agent, as applicable, is named as a party, including any Collateral Documents (including any Intercreditor Agreement) executed after the date of this Indenture. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Collateral Agent are (a) expressly authorized to make the representations attributed to the Investors and the Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, any Collateral Documents, the Trustee and the Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements). The Collateral Agent shall have all rights, privileges and immunities as are granted to the Trustee under the Note Documents.

(c) The Collateral Agent is authorized to enter into one or more Intercreditor Agreements, and any other intercreditor, subordination, collateral trust or similar agreement (contemplated hereby with respect to the Indebtedness that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens and which Indebtedness contemplates an intercreditor, subordination or collateral trust agreement, including the Permitted Secured Debt), and to the extent any decision, or other action (or inaction) is required, authorized or permitted to be taken by the Collateral Agent pursuant to such agreements, the Collateral Agent shall make such decision or take such action (or not take such action) and enter into such documents as directed by the Administrative Determination Holder(s).

(d) The foregoing provisions are intended as an inducement to the Holders to hold the Notes, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of such agreements.

Section 7.14    Replacement of Collateral Agent. The Collateral Agent may resign in accordance with Section 7.09 as though references to the Trustee therein were references to the Collateral Agent.

Section 7.15    Acceptance by Collateral Agent. Any successor collateral agent appointed as provided in Section 7.14 shall execute, acknowledge and deliver to the Company and to its predecessor collateral agent an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor collateral agent shall become effective and such successor collateral agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Collateral Agent herein; but, nevertheless, on the written request of the Company or of the successor collateral agent, the collateral agent ceasing to act shall, at the expense of the Company and subject to payment of any amounts then due pursuant to the provisions of Section 7.06, execute and deliver an instrument transferring to such successor collateral agent all the rights and powers of the trustee so ceasing to act. Upon request of any such collateral agent, the Company shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor collateral agent all such rights and powers. Any collateral agent ceasing to act shall, nevertheless, retain a senior lien to which the Notes are hereby made subordinate on all money or property held or collected by such collateral agent as such, except for funds held in trust for the benefit of Holders of particular Notes, to secure any amounts then due it pursuant to the provisions of Section 7.06.

No successor collateral agent shall accept appointment as provided in this Section 7.15 unless at the time of such acceptance, such successor collateral agent shall be eligible under the provisions of Section 7.08.

Upon acceptance of appointment by a successor collateral agent as provided in this Section 7.15, each of the Company and the successor collateral agent, at the written direction and at the expense of the Company, shall give or cause to be given notice of the succession of such collateral agent hereunder to the Holders in accordance with Section 19.03. If the Company fails to give such notice within ten days after acceptance of appointment by the successor collateral agent, the successor collateral agent shall cause such notice to be given at the expense of the Company.

Section 7.16    Administrative Determination Holder(s). Neither the Deerfield Holders (in their capacity as Administrative Determination Holder(s) or otherwise) nor any of their respective directors, officers, employees, attorneys, advisors, representatives or agents shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or any other Notes Document or the transactions contemplated hereby or thereby (except, in the case of each of the Deerfield Holders only, to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, non-appealable judgment of a court of competent jurisdiction), or (ii) be responsible in any manner to any Holder for any recital, statement, representation or warranty made by any Note Party or Affiliate of any Note Party, or any officer thereof, contained in this Indenture or in any other Notes Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Deerfield Holders (in their capacity as Administrative Determination Holder(s) or otherwise) under or in connection with, this Indenture or any other Notes Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture or any other Notes Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Note Party or any other party to any Notes Document to perform its obligations (including the Obligations) hereunder or thereunder. The Deerfield Holders (in their capacity as Administrative Determination Holder(s) or otherwise) shall not be under any obligation to any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture or any other Notes Document, or to inspect the properties, books or records of any Note Party or any Note Party’s Affiliates.

Article 8

CONCERNING THE HOLDERS

Section 8.01    Action by Holders. Whenever in this Indenture it is provided that the Holders of a specified percentage of the aggregate principal amount of the Notes may take any action (including the making of any demand or request, the giving of any notice, consent or waiver or the taking of any other action), the fact that at the time of taking any such action, the Holders of such specified percentage have joined therein may be evidenced (a) by any instrument or any number of instruments of similar tenor executed by Holders in person or by agent or proxy appointed in writing, or (b) by the record of the Holders voting in favor thereof at any meeting of Holders duly called and held in accordance with the provisions of Article 9, or (c) by a combination of such instrument or instruments and any such record of such a meeting of Holders. Whenever the Company or the Trustee solicits the taking of any action by the Holders of the Notes, the Company or the Trustee may, but shall not be required to, fix in advance of such solicitation, a date as the record date for determining Holders entitled to take such action. The record date if one is selected shall be not more than 15 days prior to the date of commencement of solicitation of such action.

Section 8.02    Proof of Execution by Holders. Subject to the provisions of Section 7.01, Section 7.02 and Section 9.05, proof of the execution of any instrument by a Holder or its agent or proxy shall be sufficient if made in accordance with such reasonable rules and regulations as may be prescribed by the Trustee or in such manner as shall be satisfactory to the Trustee. The holding of Notes shall be proved by the Note Register or by a certificate of the Note Registrar. The record of any Holders’ meeting shall be proved in the manner provided in Section 9.06.

Section 8.03    Who Are Deemed Absolute Owners. The Company, the Trustee, any authenticating agent, any Paying Agent, any Conversion Agent and any Note Registrar shall deem the Person in whose name a Note shall be registered upon the Note Register to be, and shall treat it as, the absolute owner of such Note (whether or not such Note shall be overdue and notwithstanding any notation of ownership or other writing thereon made by any Person other than the Company or any Note Registrar) for the purpose of receiving payment of or on account of the principal of and (subject to Section 2.03) accrued and unpaid interest, if any, on such Note, for conversion of such Note and for all other purposes; and neither the Company nor the Trustee nor any Paying Agent nor any Conversion Agent nor any Note Registrar shall be affected by any notice to the contrary. The sole registered holder of a Global Note shall be the Depositary or its nominee. All such payments or deliveries so made to any Holder for the time being, or upon its order, shall be valid, and, to the extent of the sums or shares of Common Stock so paid or delivered, effectual to satisfy and discharge the liability for monies payable or shares deliverable upon any such Note. Notwithstanding anything to the contrary in this Indenture or the Notes, following an Event of Default any holder of a beneficial interest in a Global Note may directly enforce against the Company, without the consent, solicitation, proxy, authorization or any other action of the Depositary or any other Person, such holder’s right to exchange such beneficial interest for a Physical Note in certificated form in accordance with the provisions of this Indenture.

Section 8.04    Company-Owned Notes Disregarded. In determining whether the Holders of the requisite aggregate principal amount of Notes have concurred in any direction, consent, waiver or other action under this Indenture, Notes that are owned by the Company, by any Subsidiary thereof shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, consent, waiver or other action only Notes that a Responsible Officer has received written notice that such Notes are so owned shall be so disregarded. For the avoidance of doubt, Notes held or beneficially owned by Deerfield Holders shall not be disregarded for any purposes pursuant to this Section 8.04 or any other matter. Notes so owned that have been pledged in good faith may be regarded as outstanding for the purposes of this Section 8.04 if the pledgee shall establish to the satisfaction of the Trustee the pledgee’s right to so act with respect to such Notes and that the pledgee is not the Company, a Subsidiary thereof. In the case of a dispute as to such right, any decision by the Trustee taken upon the advice of counsel shall be full protection to the Trustee. Upon request of the Trustee, the Company shall furnish to the Trustee promptly an Officer’s Certificate listing and identifying all Notes, if any, known by the Company to be owned or held by or for the account of any of the above described Persons; and, subject to Section 7.01, the Trustee shall be entitled to accept such Officer’s Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any such determination.

Section 8.05    Revocation of Consents; Future Holders Bound. At any time prior to (but not after) the evidencing to the Trustee, as provided in Section 8.01, of the taking of any action by the Holders of the percentage of the aggregate principal amount of the Notes specified in this Indenture in connection with such action, any Holder of a Note that is shown by the evidence to be included in the Notes the Holders of which have consented to such action may, by filing written notice with the Trustee at its Corporate Trust Office and upon proof of holding as provided in Section 8.02, revoke such action so far as concerns such Note. Except as aforesaid, any such action taken by the Holder of any Note shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Note and of any Notes issued in exchange or substitution therefor or upon registration of transfer thereof, irrespective of whether any notation in regard thereto is made upon such Note or any Note issued in exchange or substitution therefor or upon registration of transfer thereof.

Article 9

Holders’ Meetings

Section 9.01    Purpose of Meetings. A meeting of Holders may be called at any time and from time to time pursuant to the provisions of this Article 9 for any of the following purposes:

(a) to give any notice to the Company or to the Trustee or to give any directions to the Trustee permitted under this Indenture, or to consent to the waiving of any Event of Default hereunder (in each case, as permitted under this Indenture) and its consequences, or to take any other action authorized to be taken by Holders pursuant to any of the provisions of Article 6;

(b) to remove the Trustee and nominate a successor trustee pursuant to the provisions of Article 7;

(c) to consent to the execution of an indenture or indentures supplemental hereto pursuant to the provisions of Section 10.02; or

(d) to take any other action authorized to be taken by or on behalf of the Holders of any specified aggregate principal amount of the Notes under any other provision of this Indenture or under Applicable Law.

Section 9.02    Call of Meetings by Trustee. The Trustee may at any time call a meeting of Holders to take any action specified in Section 9.01, to be held at such time and at such place as the Trustee shall determine. Notice of every meeting of the Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting and the establishment of any record date pursuant to Section 8.01, shall be given to Holders of such Notes in accordance with Section 19.03. Such notice shall also be given to the Company. Such notices shall be given not less than 20 nor more than 90 days prior to the date fixed for the meeting. Any meeting of Holders shall be valid without notice if the Holders of all Notes then outstanding are present in person or by proxy or if notice is waived before or after the meeting by the Holders of all Notes then outstanding, and if the Company and the Trustee are either present by duly authorized representatives or have, before or after the meeting, waived notice.

Section 9.03    Call of Meetings by Company or Holders. In case at any time the Company, pursuant to a Board Resolution, or the Holders of at least 10% of the aggregate principal amount of the Notes then outstanding, shall have requested the Trustee to call a meeting of Holders, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have given the notice of such meeting within 20 days after receipt of such request, then the Company or such Holders may determine the time and the place for such meeting and may call such meeting to take any action authorized in Section 9.01, by giving notice thereof as provided in Section 9.02.

Section 9.04    Qualifications for Voting. To be entitled to vote at any meeting of Holders a Person shall (a) be a Holder of one or more Notes on the record date pertaining to such meeting or (b) be a Person appointed by an instrument in writing as proxy by a Holder of one or more Notes on the record date pertaining to such meeting. The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Persons entitled to vote at such meeting and their counsel and any representatives of the Trustee and its counsel and any representatives of the Company and its counsel.

Section 9.05    Regulations. Notwithstanding any other provisions of this Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders, in regard to proof of the holding of Notes and of the appointment of proxies, and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall think fit.

The Trustee shall, by an instrument in writing, appoint a temporary chairman of the meeting, unless the meeting shall have been called by the Company or by Holders as provided in Section 9.03, in which case the Company or the Holders calling the meeting, as the case may be, shall in like manner appoint a temporary chairman. A permanent chairman and a permanent secretary of the meeting shall be elected by vote of the Required Holders represented at the meeting and entitled to vote at the meeting.

Subject to the provisions of Section 8.04, at any meeting of Holders each Holder or proxyholder shall be entitled to one vote for each $1,000 principal amount of Notes held or represented by him or her; provided, however, that no vote shall be cast or counted at any meeting in respect of any Note challenged as not outstanding and ruled by the chairman of the meeting to be not outstanding. The chairman of the meeting shall have no right to vote other than by virtue of Notes held by it or instruments in writing as aforesaid duly designating it as the proxy to vote on behalf of other Holders. Any meeting of Holders duly called pursuant to the provisions of Section 9.02 or Section 9.03 may be adjourned from time to time by the Required Holders represented at the meeting, whether or not constituting a quorum, and the meeting may be held as so adjourned without further notice.

Section 9.06    Voting. The vote upon any resolution submitted to any meeting of Holders shall be by written ballot on which shall be subscribed the signatures of the Holders or of their representatives by proxy and the outstanding aggregate principal amount of the Notes held or represented by them. The permanent chairman of the meeting shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in duplicate of all votes cast at the meeting. A record in duplicate of the proceedings of each meeting of Holders shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more Persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was given as provided in Section 9.02. The record shall show the aggregate principal amount of the Notes voting in favor of or against any resolution. The record shall be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one of the duplicates shall be delivered to the Company and the other to the Trustee to be preserved by the Trustee, the latter to have attached thereto the ballots voted at the meeting. Any record so signed and verified shall be conclusive evidence of the matters therein stated.

Section 9.07    No Delay of Rights by Meeting. Nothing contained in this Article 9 shall be deemed or construed to authorize or permit, by reason of any call of a meeting of Holders or any rights expressly or impliedly conferred hereunder to make such call, any hindrance or delay in the exercise of any right or rights conferred upon or reserved to the Trustee or to the Holders under any of the provisions of this Indenture or of the Notes. Nothing contained in this Article 9 shall be deemed or construed to limit any Holder’s actions pursuant to the applicable procedures of the Depositary so long as the Notes are Global Notes.

Article 10

SUPPLEMENTAL INDENTURES

Section 10.01    Supplemental Indentures Without Consent of Holders. The Company or any Guarantor (with respect to its Note Guarantee), when authorized by a Board Resolution and the Trustee and/or the Collateral Agent (if applicable), at the Company’s expense, may from time to time and at any time enter into an indenture or indentures supplemental hereto, any amendment or supplement to the Notes Documents or any Collateral Documents, without notice to, or the consent of, Holders, for one or more of the following purposes:

(a) to cure any ambiguity, omission, defect or inconsistency;

(b) to provide for any Subsidiary to provide a Note Guarantee, to add guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture or the other Notes Documents, as applicable;

(c) to provide for the release of Collateral from the Lien pursuant to this Indenture and the Collateral Documents when permitted or required by this Indenture;

(d) to add to the covenants or Events of Default of the Company or provide for a Note Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Company under this Indenture or any other Notes Document;

(e) to make any change that does not adversely affect the rights of any Holder;

(f) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties as additional security for the payment and performance of all or any portion of the Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to this Indenture, any of the other Notes Documents or otherwise;

(g) upon the occurrence of an Organic Change, solely to (i) provide that the Notes are to be convertible into Reference Property and (ii) effect the related changes to the terms of the Notes described in Section 15.01(e), in each case, in accordance with the provisions of this Indenture; or

(h) to provide for the assumption by an Acquiring Entity of the obligations required to be assumed by such Acquiring Entity pursuant to Section 15.01(e).

Upon the written request of the Company, and subject to Section 10.05, the Trustee and the Collateral Agent are hereby authorized to join with the Company in the execution of any such supplemental indenture or any amendment or supplement to the Notes Documents, to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and the Collateral Agent shall not be obligated to, but may in their respective discretion, enter into any supplemental indenture, or any amendment or other supplement to the Notes Documents, that affects the Trustee’s or the Collateral Agent’s respective rights, duties or immunities under this Indenture or otherwise. For the avoidance of doubt, an Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture.

Any supplemental indenture authorized by the provisions of this Section 10.01 may be executed by the Company, the Trustee and the Collateral Agent without the consent of the Holders of any of the Notes at the time outstanding, notwithstanding any of the provisions of Section 10.02.

Section 10.02    Supplemental Indentures with Consent of Holders. With the consent (evidenced as provided in Article 8) of the Deerfield Holders (if prior to the Disposition Date), and with the consent of the Required Holders (if after the Disposition Date) (and, if such amendment or supplement relates solely to terms and conditions solely applicable to Notes of a particular series, of the Particular Required Holders) (determined in accordance with Article 8 and including consents obtained in connection with a repurchase of, or tender or exchange offer for, Notes), the Company or the Guarantors (with respect to their Note Guarantee), when authorized by a Board Resolution, the Trustee and the Collateral Agent, at the Company’s expense, may from time to time and at any time enter into an indenture or indentures supplemental hereto, or any amendment or other supplements to the Notes Documents, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or any supplemental indenture or of modifying in any manner the rights of the Holders, or waiving the Company’s compliance in any instance with any provision of this Indenture or the Notes, without notice to the other Holders of the Notes; provided, however, that, without the consent of each Holder of an outstanding Note affected, no such supplemental indenture shall change the stated maturity date of the principal of or interest on the Notes;

(b) reduce the principal amount of or interest on the Notes;

(c) reduce the amount of principal payable upon a Major Transaction;

(d) change the currency of payment of principal of or interest on the Notes or change any Note’s place of payment;

(e) impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the Notes;

(f) [reserved];

(g) adversely affect the right of Holders to convert their Notes hereunder (including the determination of amounts owed upon settlement of conversions), or increase the Conversion Price (other than in accordance with the express terms of this Indenture);

(h) modify provisions with respect to modification, amendment or waiver (including this Article 10 and Section 6.02 and Section 6.08, except to increase the percentage of Holders the consent of which is required for modification, amendment or waiver or to provide for consent of each affected Holder;

(i) make any change in the provisions in this Indenture dealing with the application of proceeds of Collateral that would adversely affect the Holders of the Notes in any respect;

(j) release all or substantially all of the Collateral in any transaction or series of related transactions (other than in accordance with the express terms of this Indenture and the other Notes Documents);

(k) expressly subordinate or change the ranking of the Notes or any Note Guarantee in right of payment to any other Indebtedness of the Company or any Guarantor (other than in accordance with the express terms of this Indenture and the other Notes Documents);

(l) release all or substantially all of the value of the Note Guarantees of the Guarantors (except as expressly provided in the Notes Documents); or

(m) change the Warrantless Optional Redemption Threshold.

Upon the written request of the Company, and upon the filing with the Trustee of evidence of the consent of Holders as aforesaid and subject to Section 10.05, the Trustee and the Collateral Agent shall join with the Company in the execution of such supplemental indenture, or any amendment or other supplements to the Notes Documents, unless such supplemental indenture or amendment or other supplement to the Notes Documents affects the Trustee’s or the Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and the Collateral Agent may in their respective discretion, but shall not be obligated to, enter into such supplemental indenture.

Holders do not need under this Section 10.02 to approve the particular form of any proposed supplemental indenture or any amendment or other supplement to the Notes Documents. It shall be sufficient if such Holders approve the substance thereof. After any such supplemental indenture or any amendment or other supplement to the Notes Documents becomes effective, the Company shall give to the Holders a notice (with a copy to the Trustee) briefly describing such supplemental indenture or any amendment or other supplement to the Notes Documents. However, the failure to give such notice to all the Holders, or any defect in the notice, will not impair or affect the validity of the supplemental indenture.

Section 10.03    Effect of Supplemental Indentures. Upon the execution of any supplemental indenture pursuant to the provisions of this Article 10, this Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitation of rights, obligations, duties and immunities under this Indenture of the Trustee, the Collateral Agent, the Company, the Guarantors and the Holders shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments and all the terms and conditions of any such supplemental indenture shall be and be deemed to be part of the terms and conditions of this Indenture for any and all purposes.

Section 10.04    Notation on Notes. Notes authenticated and delivered after the execution of any supplemental indenture pursuant to the provisions of this Article 10 may, at the Company’s expense, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Company or the Trustee shall so determine, new Notes so modified as to conform, in the opinion of the Trustee and the Company, to any modification of this Indenture contained in any such supplemental indenture may, at the Company’s expense, be prepared and executed by the Company, authenticated by the Trustee (or an authenticating agent duly appointed by the Trustee pursuant to Section 19.09) and delivered in exchange for the Notes then outstanding, upon surrender of such Notes then outstanding.

Section 10.05    Evidence of Compliance of Supplemental Indenture to Be Furnished Trustee and Collateral Agent. In addition to the documents required by Section 19.05, the Trustee and the Collateral Agent shall receive an Officer’s Certificate and an Opinion of Counsel as conclusive evidence that any supplemental indenture executed pursuant hereto complies with the requirements of this Article 10 and is permitted or authorized by this Indenture.

Article 11

INTENTIONALLY OMITTED

Article 12

IMMUNITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS AND DIRECTORS

Section 12.01    Indenture and Notes Solely Corporate Obligations. No recourse for the payment of the principal of or accrued and unpaid interest, if any, on any Note or Note Guarantee, nor the delivery of Common Stock upon conversion of any Note, nor for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Guarantor in this Indenture or in any supplemental indenture or in any Note or any Note Guarantee, nor because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, employee, agent, Authorized Officer, officer or director or Subsidiary, as such, past, present or future, of the Company or any Guarantor or of any successor corporation of the Company or any Guarantor, either directly or through the Company, any Guarantor or any successor corporation of the Company or any Guarantor, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Indenture, the issue of the Notes and the Note Guarantees.

Article 13

INTENTIONALLY OMITTED

Article 14

CONVERSION OF NOTES

Section 14.01    Conversion Privilege; Conversion Rate.

(a) Subject to the provisions of this Article 14, at any time and from time to time on or after the date hereof each Holder of a Note shall have the right, at such Holder’s option, to convert all or any portion of such Note into fully paid and nonassessable shares (“Conversion Shares”) of Common Stock (the “Conversion Obligation”); provided, however, that (i) on or prior to the Conversion Limitation Termination Date, no Holder shall be entitled to convert any Series A Note into a number of Conversion Shares that, together with all other Conversion Shares issued upon conversion of Series A Notes, Issued Series A Warrant Shares and Other Exchange Shares, would exceed the Remaining NYSE Share Cap Amount as of the Conversion Date in respect of such conversion, and (ii) during the Cash Settlement Period, the Company shall pay to each Holder seeking to convert any Series A Note into any Excess Conversion Shares the Cash Settlement Amount in lieu of issuing such Excess Conversion Shares in accordance with the terms of Section 14.02(c). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, then the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share of Common Stock (with 0.5 rounded up), and no cash payment will be made in lieu thereof where rounded down.

(b) Subject to Section 14.02 (and, in the case of Major Transaction Conversions and Redemption Period Conversions in connection with Warrantless Optional Redemptions, each Holder’s right to receive Additional Conversion Shares as provided in Section 15.01 and Section 16.05), the number of Conversion Shares issuable upon a conversion of any portion of a Note pursuant to Section 14.02, shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount
Conversion Price

Section 14.02    Mechanics of Conversion. The conversion of a Note shall be conducted in the following manner:

(a) Holder’s Delivery Requirements. In order for a Holder to convert a Conversion Amount into Conversion Shares on any date (each such date determined in accordance with this Section 14.02(a), the “Conversion Date”), such Holder shall (i) in the case of a Holder of a

Physical Note, (A) transmit by email (or otherwise deliver), for receipt on or prior to 5:00 p.m. (New York City time) on such date, a signed copy of a completed written conversion notice in the form attached hereto as Exhibit G (the “Conversion Notice”) to the Conversion Agent at cts.conversions@usbank.com, or such other address or email address as the Conversion Agent may designate in writing, and (B) if required by Section 14.02(g), surrender to a common carrier for delivery to the Company, no later than three (3) Business Days after the Conversion Date, the original Note being converted (or an indemnification undertaking in customary form with respect hereto in the case of its loss, theft or destruction); and (ii) in the case of a Global Note, effect a book-entry transfer of such Note to the Conversion Agent through the Deposit/Withdrawal at Custodian platform of DTC of the Depositary and comply with the procedures of the Depositary in effect at that time. The Conversion Agent shall notify the Company (and if the Trustee is not the Conversion Agent, the Trustee) of any conversion pursuant to this Article 14 on the Conversion Date for such conversion. Except as provided below, the “Conversion Date” (y) in respect of each conversion of a Physical Note shall be the date that the Conversion Notice is received by the Conversion Agent; provided, that regardless of the form of transmission, if such Conversion Notice is transmitted on a day that is not a Trading Day or after 5:00 p.m. New York City time on a Trading Day, it will be treated as being received at 8:00 a.m. New York City time on the next Trading Day (and such date shall be the “Conversion Date”), and (z) in respect of each conversion of a Global Note, shall be the date that the applicable Holder has complied with the requirements set forth in clause (ii) of this paragraph. In connection with the delivery of a Conversion Notice or the exercise of any rights under this Article 14 or Article 15, no ink-original Conversion Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Conversion Notice be required. The Company acknowledges and agrees that the Trustee and/or the Conversion Agent is authorized and directed to process such conversions without a medallion guarantee (or other type of guarantee or notarization), and agrees to indemnify and hold the Trustee and the Conversion Agent harmless in connection with the foregoing.

(b) Company’s Response. Upon (i) in the case of a Physical Note, receipt or deemed receipt by the Conversion Agent of a Conversion Notice and (ii) in the case of a Global Note, a Holder’s compliance with the requirements of clause (ii) of Section 14.02(a), the Conversion Agent (I) shall promptly (upon receipt of the statement of the Company contemplated in Section 14.02(d)) send, via electronic mail, a confirmation of receipt of such Conversion Notice to the Holder converting its Note (which confirmation shall include the Company’s determination of the number of Excess Conversion Shares (if any) and any Cash Settlement Amount applicable to such Conversion Notice) and, if the Conversion Agent is not the Company’s designated transfer agent (the “Transfer Agent”), the Company shall send such statement to the Transfer Agent which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein, and (II) on or before the second (2nd) Trading Day (or, if earlier, the last day of the Standard Settlement Period), or in the case of clause (B) of this paragraph, on or before the third (3rd) Trading Day, following the Conversion Date (as applicable the “Conversion Share Delivery Date”), (A) provided that such Holder or its designee is eligible to receive such Conversion Shares through DTC (which shall include any time at which any of the Unrestricted Conditions (as defined below) is satisfied) and such Holder has taken such actions as may be required by DTC, credit such aggregate number of Conversion Shares to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian (DWAC) system, or (B) if the foregoing shall not apply, issue and deliver to the address as specified in the Conversion Notice, a stock certificate, registered in the name of such Holder or its designee, for the number of Conversion Shares to which such Holder shall be entitled. The Conversion Shares will be free-trading, and freely transferable, and will not contain a legend (or be subject to stop transfer or similar instructions) restricting the resale or transferability thereof if any of the Unrestricted Conditions is met. The Conversion Agent shall notify the Company (and if the Trustee is not the Conversion Agent, the Trustee) of any conversion pursuant to this Article 14 on the Conversion Date for such conversion. Upon the conversion of an interest in a Global Note, the Trustee, or the Custodian at the direction of the Trustee, shall make a notation on such Global Note as to the reduction in the principal amount represented thereby. The Company shall notify the Trustee in writing of any conversion of Notes effected through any Conversion Agent other than the Trustee.

(c) Cash Settlement. Upon the conversion of a Series A Note by a Holder during the Cash Settlement Period, the Company shall not issue any Excess Conversion Shares, and, in lieu of delivering Excess Conversion Shares, shall pay to such Holder an amount in cash (the “Cash Settlement Amount”) equal to the product of (A) the number of Excess Conversion Shares (including, for the avoidance of doubt, in the case of any Major Transaction Conversion or a conversion during a Pending Redemption Period in respect of a Warrantless Optional Redemption in which shares of Common Stock of the Company would otherwise be issuable to such Holder pursuant to Article 15 or Article 16, the Base Conversion Shares and the Additional Conversion Shares), multiplied by (B) the arithmetic average of the Volume Weighted Average Prices of the Company’s Common Stock on each of the five (5) consecutive Trading Days immediately preceding the Conversion Date. For the avoidance of doubt, no Holder shall be required to specify (in a Conversion Notice or otherwise) whether a conversion would result in Excess Conversion Shares or require payment of a Cash Settlement Amount. Notwithstanding anything to the contrary contained herein, if a Holder of a Physical Note delivers a Conversion Notice or a Holder of a Global Note complies with the requirements of clause (ii) of Section 14.02(a), in each case, during the Cash Settlement Period, any principal elected to be converted pursuant to such Conversion Notice or conversion of a Global Note (but solely to the extent in respect of any applicable Excess Conversion Shares) shall be deemed to be outstanding, and shall continue to bear interest, until the date the Cash Settlement Amount in respect of such principal shall have been paid to such Holder (except, for the avoidance of doubt, that (i) if such Holder delivers a Void Conversion Notice with respect thereto, such principal shall thereafter remain outstanding and bear interest until it is otherwise satisfied or converted in accordance with the terms hereof, and (ii) unless such Holder has delivered such Void Conversion Notice, such Holder may not elect any further conversion of such principal). The Cash Settlement Amount shall be paid, in cash, to such Holder within three (3) Business Days following the Conversion Date in accordance with instructions provided by Holder in the applicable Conversion Notice. In the event that (i) the Company consummates a Major Transaction, the Company shall pay, or cause the relevant Successor Entity to pay, to each Holder, concurrently with the consummation of such Major Transaction, all Cash Settlement Amounts payable to such Holder that remain unpaid as of the date such Major Transaction is consummated or (ii) the Obligations become due and payable pursuant to Section 6.02, all Cash Settlement Amounts that remain unpaid and are not yet due and payable shall simultaneously become due and payable to each Holder to which such Cash Settlement Amounts are then payable.

(d) Dispute Resolution. In the case of a dispute between the Company and a Holder as to the determination of the Conversion Price, Major Transaction Repurchase Price, Successor Major Transaction Consideration, Major Transaction Company Shares, the Major Transaction

Conversion Amount, Optional Redemption Price, Redemption Period Conversion Shares, the Cash Settlement Amount or the arithmetic calculation of the Conversion Rate, the Company shall (i) issue, or instruct the Transfer Agent to issue, as applicable, to such Holder the number of Conversion Shares that is not disputed, (ii) pay when otherwise due any Cash Settlement Amount that is not disputed, as applicable, and (iii) transmit an explanation of the disputed determinations or arithmetic calculations to such Holder via email within two (2) Business Days of receipt or deemed receipt of such Holder’s Conversion Notice or compliance with clause (ii) of Section 14.02(a), as applicable, or other date of determination. If such Holder and the Company are unable to agree upon the determination of the Conversion Price, Major Transaction Repurchase Price, Successor Major Transaction Consideration, Major Transaction Company Shares, Major Transaction Conversion Amount, Optional Redemption Price, Redemption Period Conversion Shares, Cash Settlement Amount or arithmetic calculation of the Conversion Rate within one (1) Business Day of such disputed determination or arithmetic calculation being transmitted to such Holder, then the Company shall promptly (and in any event within two (2) Business Days) submit via email (A) the disputed determination of the Conversion Price, Major Transaction Repurchase Price, Successor Major Transaction Consideration, Major Transaction Conversion Amount, the Optional Redemption Price, Redemption Period Conversion Shares or Cash Settlement Amount to an independent, reputable investment banking firm selected by the Company and subject to the approval of the Administrative Determination Holder(s) (such consent not to be unreasonably withheld, conditioned or delayed), or (B) the disputed arithmetic calculation of the Conversion Rate to an independent registered public accounting firm selected by the Company and approved by the Administrative Determination Holder(s). The Company shall direct the investment bank or the accounting firm, as the case may be, to perform the determinations or calculations and notify the Company and the Holder party to such dispute of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accounting firm’s determination or calculation, as the case may be, shall be binding upon the Company and such Holder absent manifest error. Notwithstanding anything herein to the contrary, any such final determination in respect of a dispute arising in connection with, and prior to, the occurrence of a Major Transaction in which the Company is not the surviving Parent Entity, shall be made prior to such occurrence. Neither a Holder nor the Company shall have the right to dispute any determination pursuant to the provisions of this Section 14.02(d) unless such party notifies the other party of such dispute in writing no later than two (2) Business Days after the other party notifies the applicable Holder or the Company, as applicable, in writing of such determination. The Trustee and the Conversion Agent (if other than the Trustee) shall have no responsibility for determining the Conversion Price, Major Transaction Repurchase Price, Successor Major Transaction Consideration, Major Transaction Company Shares, the Major Transaction Conversion Amount, the Cash Settlement Amount or the arithmetic calculation of the Conversion Rate (including any adjustment thereto). In the event of a dispute pursuant to this Section 14.02(d), the Trustee and the Conversion Agent’s sole responsibility is to act in accordance with the instructions of the Company based on the decision of the investment bank or accounting firm, or otherwise pursuant to an order of a court of competent jurisdiction.

(e) Record Holder. The Person or Persons entitled to receive the Conversion Shares issuable upon a conversion of a Note (except during the Cash Settlement Period to the extent such conversion is required to be settled in cash) shall be treated for purposes of dividends, distributions, the Exchange Act and any other applicable securities laws as the legal and record holder or holders of such Conversion Shares upon transmission by the applicable Holder of a Conversion Notice (in the case of a conversion in respect of a Physical Note) or the applicable Holder’s compliance with the requirements of clause (ii) of Section 14.02(a) (in the case of a conversion in respect of a Global Note), as applicable.

(f) Company’s Failure to Timely Convert.

(i) Cash Damages. If by the Conversion Share Delivery Date, (A)(x)the Company shall fail to issue and deliver a certificate to the Holder of a Note being converted for, or, (y) if as required by Section 14.02(b) hereof the Transfer Agent shall fail to credit such Holder’s or its designee’s balance account with DTC with, the applicable number of Conversion Shares (free of any restrictive legend, provided, in the case of a conversion other than a Redemption Period Conversion (as to which the last sentence of Section 14.02(h)(ii) applies), that any Unrestricted Condition is satisfied) and (B) in each case of the preceding clause (A)(x) or (A)(y) above, if such failure continues for an additional three (3) Business Days, then, in addition to all other available remedies that such Holder may pursue hereunder, the Company shall pay additional damages to such Holder, in cash, for each 30-day period after the Conversion Share Delivery Date such conversion is not timely effected and/or each 30-day period after the date the Company is obligated to deliver a Physical Note hereunder such Note is not delivered in an amount equal to (prorated for any partial period) (x) in the case of a failure to deliver Conversion Shares, one percent (1.0%) of the product of (I) the number of Conversion Shares not issued and delivered to such Holder or its designee (free of any restrictive legend, provided, in the case of a conversion other than a Redemption Period Conversion (as to which the last sentence of Section 14.02(h)(ii) applies), that any Unrestricted Condition is satisfied) on or prior to the Conversion Share Delivery Date and to which such Holder is entitled and (II) the Volume Weighted Average Price of a share of Common Stock on the Conversion Share Delivery Date and (y) in the case of a failure to deliver a new Note, one percent (1.0%) of the outstanding balance of the new Note; provided that such Holder shall have no right to any such additional damages hereunder to the extent the failure of the Company to deliver such Conversion Shares is caused by such Holder’s failure to provide complete information required to be provided by such Holder to the Conversion Agent hereunder or the inaccuracy of any such information; provided, however, that the Conversion Agent, on behalf of the Company, shall notify a Holder as promptly as practicable after the Company becomes aware of the fact that information provided by such Holder to the Conversion Agent is inaccurate or incomplete and as promptly practicable so notifies the Conversion Agent. Alternatively, in lieu of the foregoing additional damages, subject to Section 14.02(d)), at the written election of such Holder made in such Holder’s sole discretion, if, on or after the applicable Conversion Date, such Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of Conversion Shares that such Holder anticipated receiving from the Company (such purchased shares, “Buy-In Shares”), the Company shall (I) be obligated to promptly pay to such Holder (in addition to all other available remedies that such Holder may otherwise have), 105% of the amount by which (A) such Holder’s total purchase price (including brokerage commissions, if any) for such Buy-In Shares exceeds (B) the net proceeds received by such Holder from the sale of a number of shares equal to up to the number of Conversion Shares such Holder was entitled to receive but had not received on the Conversion Share Delivery Date and (II) at the option of such Holder, by notice to the Company made via email prior to receipt by such Holder of the Conversion Shares, either reinstate the portion of the Note to which such failure relates and equivalent number of Conversion Shares, as applicable, for which such conversion was not honored or deliver to such Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder; provided that such Holder shall have no right to any such payment under clause (I) to the extent the failure of the Company to deliver such Conversion Shares is caused by such Holder’s failure to provide complete information required to be provided by such Holder to the Conversion Agent hereunder or the inaccuracy of any such information; provided, however, that the Conversion Agent, on behalf of the Company, shall notify a Holder as promptly as practicable after the Company becomes aware of the fact that information provided by such Holder to the Conversion Agent is inaccurate or incomplete and as promptly practicable so notifies the Conversion Agent. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Conversion Shares upon conversion of a Note (in whole or in part) as required pursuant to the terms hereof. For the avoidance of doubt, in the event that the Company shall fail to timely pay any Cash Settlement Amount (or portion thereof), such unpaid amount shall accrue interest as a “Defaulted Amount” as provided in Section 2.03.

(ii) Void Conversion Notice. If for any reason a Holder has not received all of its Conversion Shares prior to the tenth (10th) Business Day after the Conversion Share Delivery Date with respect to a conversion of a Note or, in the case of Excess Conversion Shares in respect of conversion of a Series A Note, has not received all of the Cash Settlement Amount by the due date therefor (a “Conversion Failure”), or if the Cash Settlement Period terminates at any time that a Cash Settlement Amount remains unpaid (regardless of whether it is then due), then such Holder, upon written notice to the Company by facsimile or electronic mail (a “Void Conversion Notice”), may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of the Note that has not been converted pursuant to such Holder’s Conversion Notice or, in the case of Excess Conversion Shares in respect of conversion of a Series A Note, with respect to which a Cash Settlement Amount has not been paid, and the Company shall promptly notify the Trustee and the Conversion Agent of such Void Conversion Notice and shall instruct the return of the Notes to the applicable Holder in a Company Order (or cause the reissuance of the Notes to the extent such Notes have been cancelled); provided, that the voiding of such Holder’s Conversion Notice shall not affect the Company’s obligations to make any payments that have accrued prior to the date of such Void Conversion Notice pursuant to Section 14.02(f)(i). Notwithstanding anything to the contrary contained herein (including Section 14.02(c)), in the event that such Holder delivers a Void Conversion Notice in respect of the conditions giving rise to such Conversion Failure, such Conversion Failure shall thereafter not constitute an Event of Default hereunder.

(g) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion or redemption of a Note in accordance with the terms hereof, the Holder of a Physical Note shall not be required to physically surrender such Note to the Company or the Conversion Agent unless all of the principal amount thereof is being converted or redeemed. Each Holder and the Conversion Agent shall maintain records showing the principal amount of Notes converted or redeemed by such Holder and the dates of such conversions or redemptions or shall use such other method, reasonably satisfactory to such Holder and the Conversion Agent, so as not to require physical surrender of a Note upon any such partial conversion or redemption and the records of the Conversion Agent shall control in the absence of manifest error. Notwithstanding the foregoing, if a Physical Note is converted or redeemed as aforesaid, the Holder thereof may not transfer such

Note unless such Holder first physically surrenders such Note to the Company, whereupon the Company will forthwith issue, execute and deliver upon the order of such Holder, and the Trustee, upon receipt of a Company Order and Officer’s Certificate, shall authenticate, a new Physical Note of like tenor, registered as such Holder may request, representing in the aggregate the remaining principal amount represented by such Note. Each Holder of a Physical Note shall have the right to exchange such Note for a Global Note in accordance with Section 2.02. Each Holder and any assignee, by acceptance of a Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion or redemption of any portion of a Physical Note, the principal amount of a Physical Note may be less than the principal amount stated on the face hereof.

(h) Legends.

(i) Securities Law Legend. The Conversion Shares shall not contain or be subject to, any legend, stop transfer instruction or similar notation, in each case, restricting the transfer hereof or thereof other than the Securities Law Legend as, and only to the extent, provided in this Section 14.02(h) in respect of Conversion Shares issuable upon conversion of Series B Notes prior to the Resale Restriction Termination Date. Each Holder understands that, except as otherwise specified pursuant to Section 14.02(h)(ii), Conversion Shares issued upon any conversion of a Series B Note prior to the Resale Restriction Termination Date may bear a restrictive legend in substantially the following form (the “Securities Law Legend”) (and a stop-transfer order may be placed against transfer of the certificates for such securities):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1) AGREES FOR THE BENEFIT OF INVITAE CORPORATION (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS ONE YEAR AFTER THE CLOSING DATE OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO, EXCEPT:

(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF; OR

(B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT; OR

(C) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER OF CONVERSION SHARES, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH CUSTOMARY LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED BY THE COMPANY IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER DOES NOT VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN, FINANCING OR INDEBTEDNESS ARRANGEMENT SECURED BY THE SECURITIES.”

(ii) Removal of Restrictive Legend. Regardless of whether the Resale Restriction Termination Date shall have occurred (except in the case of clause (E) of this Section 14.02(h)(ii)), the certificates evidencing the Conversion Shares shall not contain or be subject to, and each Holder thereof shall be entitled to removal of, any legend (or stop transfer or similar instruction) restricting the transfer thereof (including the Securities Law Legend): (A) while a registration statement (including a Registration Statement, as defined in the Registration Rights Agreement) covering the sale or resale of such security is effective under the Securities Act or (B) if such Holder provides customary paperwork to the effect that it has sold, or is selling substantially contemporaneously with the delivery of such paperwork, such Conversion Shares pursuant to such a registration statement or Rule 144, or (C) if such Conversion Shares are eligible for sale under Rule 144(b)(1) as set forth in customary non-affiliate paperwork provided by such Holder, or (D) if at any time on or after the date hereof such Holder certifies that it is not an “affiliate” of the Company within the meaning of Rule 144 (a “Rule 144 Affiliate”), and has not been a Rule 144 Affiliate for the preceding three (3) months, and that such Holder’s holding period for purposes of Rule 144 and, in the case of Conversion Shares, subsection (d)(3)(ii) thereof is at least six (6) months, or (E) if the Resale Restriction Termination Date shall have occurred and such Holder certifies or is deemed to have certified that it is not a Rule 144 Affiliate and has not been a Rule 144 Affiliate for the preceding three months, or (F) if such legend is otherwise not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) as determined in good faith by counsel to the Company or set forth in a legal opinion delivered by a nationally recognized counsel to such Holder (collectively, the “Unrestricted Conditions”). Notwithstanding anything to the contrary contained herein, each Holder shall be deemed to have certified that it is not a Rule 144 Affiliate and has not been a Rule 144 Affiliate for the preceding three (3) months upon each delivery by such Holder of a Conversion Notice or compliance with the requirements of clause (ii) of Section 14.02(a), as applicable, unless such Holder otherwise advises the Company in writing. The Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Effective Date (as defined below), or at such other time as any of the Unrestricted Conditions has been satisfied or if the Conversion Shares are otherwise issuable hereunder without a restrictive legend, if required by the Company’s Transfer Agent to effect the issuance of the Conversion Shares without a restrictive legend or removal of the legend hereunder. If any of the Unrestricted Conditions is met at the time of issuance of any Conversion Shares, then such Conversion Shares shall be issued free of all legends. The Company agrees that following the Effective Date or at such time as any of the Unrestricted Conditions is met or such legend is otherwise no longer required under this Section 14.02(h), it will, no later than two (2) Trading Days (or, if less, the number of days comprising the Standard Settlement Period) following the delivery by a Holder to the Company or the Transfer Agent of a certificate representing Conversion Shares issued with a restrictive legend, deliver or cause to be delivered to such Holder a certificate (or electronic transfer) representing such shares that is free from all restrictive and other legends. The Company shall notify the Trustee (and if different the Conversion Agent) of the occurrence of the Effective Date and of the effectiveness of any other registration statement with respect to the Notes or the Conversion Shares, in each case, promptly following the Effective Date and each other date on which such a registration statement becomes effective. For purposes hereof, “Effective Date” shall mean the date that the first Registration Statement covering the Conversion Shares that the Company is required to file pursuant to the Registration Rights Agreement has been declared effective by the Commission. Notwithstanding anything to the contrary contained herein, all of the Conversion Shares issued pursuant to Redemption Period Conversions shall, upon such issuance, be Freely Tradeable Shares, and shall be issued free of all legends.

(iii) Sale of Unlegended Shares. Each Holder agrees that the issuance of any Conversion Shares without any restrictive legends, and the removal of restrictive legends from such securities as set forth in Section 14.02(h)(ii) is predicated upon the Company’s reliance that such Holder will sell such Conversion Shares, as applicable, pursuant to either the registration requirements of the Securities Act or an exemption therefrom, and that if such Conversion Shares are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein.

(i) Share Dividend, Subdivision, Combination or Reclassification. If the Company shall, at any time or from time to time, (A) declare a dividend on the Common Stock payable in shares of its Stock (including Common Stock) other than a dividend for which the Holders would be entitled to participate pursuant to Section 14.03, (B) subdivide the outstanding shares of Common Stock into a larger number of shares of Common Stock or (C) consolidate or combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such case, the Conversion Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification shall be adjusted so that each Holder of a Note upon conversion after such date at the Conversion Price shall be entitled to receive the aggregate number and kind of shares of the Company’s Stock which, if such Note had been converted immediately prior to such date at the Conversion Price, such Holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. Any such adjustment shall become effective immediately after the record date of such dividend or the effective date of such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. The Company shall give each Holder, with a copy to the Trustee and the Conversion Agent (if other than the Trustee), the same notice it provides to holders of Common Stock of any transaction described in this Section 14.02(i). If any dividend, distribution, stock split or stock combination of the type described in this Section 14.02(i) is declared or announced, but not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(j) Certain Repurchases of Common Stock. In case the Company effects a Pro Rata Repurchase of shares of Common Stock, then the Conversion Price shall be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to the effective date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase and (y) the Closing Price of a share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate value of all cash and any other consideration (as determined by the Company in good faith) paid or payable for shares purchased in such Pro Rata Repurchase, and of which the denominator shall be the product of (x) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (y) the Closing Price per share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase. The Company shall give each Holder, with a copy to the Trustee and the Conversion Agent (if other than the Trustee), a notice describing any adjustment pursuant to this Section 14.02(j).

(k) Beneficial Ownership Cap. Notwithstanding anything herein to the contrary, the Company shall not issue to any Holder (which for purposes of this paragraph in the case of a Global Note shall mean a beneficial interest therein), and no Holder may acquire, a number of Conversion Shares upon any conversion of a Note or otherwise acquire any shares of Common Stock pursuant hereto or any Note to the extent that, upon such conversion, the number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which such Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth hereinafter) would exceed 4.9% of the total number of shares of Common Stock then issued and outstanding (the “Beneficial Ownership Cap”); provided that the Beneficial Ownership Cap shall not apply to the extent that the Common Stock is not deemed to constitute an “equity security” pursuant to Rule 13d-1(i) under the Exchange Act. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Commission, and the percentage beneficially owned by such Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. For purposes hereof, each Holder may rely on the number of outstanding shares of Common Stock as set forth in the Company’s most recent annual report filed with the Commission, or any report filed by the Company with the Commission subsequent thereto, in each case, unless the Company has confirmed to such Holder the number of shares of Common Stock outstanding as provided in the next sentence (in which case such Holder may rely upon such confirmation). Upon the written request of a Holder, the Company shall, within two (2) Trading Days, confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. Each delivery of a Conversion Notice by a Holder will constitute a representation by such Holder that it has evaluated the limitation set forth in this paragraph and determined that the issuance of the full number of Conversion Shares requested in such Conversion Notice is permitted under this paragraph. Neither the Trustee nor the Conversion Agent shall have any obligation to make any determination in connection with the foregoing.

(l) NYSE Share Cap. Prior to such time as the Company Stockholder Approval shall have been obtained, the Company shall not be obligated to issue (and shall not issue) (x) upon conversion of Series A Notes, (y) upon the exercise of Warrants issued in respect of Series A Notes pursuant to Section 2.14 of this Indenture or (z) otherwise in respect of any exchange of the 2024 Notes effected after the Closing Date to the extent permitted by Section 14.02(n) (excluding, for the avoidance of doubt, any issuances pursuant to the preceding clauses (x) and (y)) an aggregate of more than the sum of (I) [•]2 shares of Common Stock (subject to appropriate adjustment for any Stock Event) (the “NYSE Share Cap”) and (II) the number of shares of Common Stock that were issuable or reserved for issuance in respect of any 2024 Notes exchanged for shares of Common Stock or Series A Notes after the Closing Date (subject to appropriate adjustment for any Stock Event). For the avoidance of doubt, any Conversion Notice delivered in respect of any Series A Note prior to the Conversion Limitation Termination Date that would on its face require the issuance of Conversion Shares in excess of the Remaining NYSE Share Cap Amount as of the date such Conversion Notice is delivered shall be effective with respect the Conversion Shares not in excess of such Remaining NYSE Share Cap Amount and void and of no force or effect with respect to the Conversion Shares in excess of such Remaining NYSE Share Cap Amount. Neither the Trustee nor the Conversion Agent shall have any obligation to determine whether any conversion would require the issuance of Conversion Shares in excess of the Remaining NYSE Share Cap Amount.

(m) Conversion Settlement and Delivery. On the Conversion Share Delivery Date or the date of payment of the Cash Settlement Amount, as applicable, the Company shall deliver a statement to the converting Holder, the Trustee and the Conversion Agent stating in reasonable detail a calculation of the amounts payable in connection with such conversion, and shall include a written authorization for the Trustee to approve the cancellation or reduction of Physical Notes or DWAC withdrawal of interests in the Global Notes, as applicable.

(n) Certain Dilutive Issuances. If at any time during the period commencing on the date hereof and ending on [    ], 20253 (the “Conversion Price Adjustment Period”), the Company shall, other than pursuant to an Approved Stock Plan, issue or sell any Options or Convertible Securities with an exercise, exchange or conversion price less than the Conversion Price in effect immediately prior to such issuance or sale, or directly or indirectly reduce, by exchange (which constitutes an extinguishment of such Options or Convertible Securities) or otherwise, the exercise, exchange or conversion price of any Options (other than the Warrants) or Convertible Securities to less than the Conversion Price immediately prior to such reduction (any such sale, issuance or exchange described in the foregoing, the “Qualifying Issuance”), then the Conversion

[2]

Insert the number of shares equal to (i) 19.99% of the outstanding shares (ii) minus the equitization shares as of the Closing Date (i.e., shares issued in connection with the closing as part of the exchange) plus (iii) “recaptured shares” as of the closing date (i.e., shares that would have been issuable in respect of the existing 2024 notes but for the exchange).

[3]	Insert two (2)-year anniversary of the closing date.

Price shall automatically be reduced to the lowest exercise, exchange or conversion price applicable to such Options or Convertible Securities; provided that, solely with respect to Series B Notes, if a Qualifying Issuance occurs on or before [    ], 20244, then the Conversion Price shall be automatically be reduced, with the effect from (and including) [    ], 20245, to the lowest exercise, exchange or conversion price applicable to such Options or Convertible Securities. The Company shall not, at any time during the Conversion Price Adjustment Period, issue any Options or Convertible Securities together with any other shares of Common Stock, Options, or other securities or consideration, in one integrated transaction or series of related transactions; provided, however, that the Company may, during the Conversion Period Adjustment Period (without any adjustment of the Conversion Price) (1) issue shares of Common Stock together with warrants in a transaction (w) where the proceeds of such issuance are not used for the purposes of, or in connection with, the refinancing, repayment or repurchase of any 2028 Notes, (x) that does not require stockholder approval pursuant to applicable rules of the Principal Market, (y) where the number of shares of Common Stock underlying the warrants issued in such transaction does not exceed 150% of the number of shares of Common Stock issued in such transaction, and (z) where the aggregate offering price of the securities sold in such transaction, together with the aggregate offering price of the securities sold in any other transactions during the Conversion Price Adjustment Period permitted pursuant to this clause (1) does not exceed $200,000,000, or (2) effect an exchange of any Existing Convertible Notes for (a) convertible notes with a conversion price equal to or greater than the Conversion Price in effect immediately prior to such exchange and (b) shares of Common Stock, where the principal amount of the relevant Existing Convertible Notes exchanged in such transaction is equal to or greater than the aggregate of (i) the principal amount of convertible notes issued in such exchange and (ii) the fair market value of the shares of Common Stock issued in such exchange (based on the Volume Weighted Average Price of Common Stock on the date of such exchange). Notwithstanding anything herein to the contrary, at any time during the Conversion Price Adjustment Period, the Company shall not, directly or indirectly reduce, by amendment or exchange (which does not constitute an extinguishment of such Options or Convertible Securities), the exercise, exchange or conversion price of any Options (other than the Warrants) or Convertible Securities to less than the Conversion Price in effect immediately prior to such reduction. Notwithstanding the foregoing in this Section 14.02(n), until such time that the Company Stockholder Approval is obtained, the Company shall not enter into any transaction that would cause an adjustment to the number of Shares issuable upon conversion of the Series B Notes pursuant to this Section 14.02(n) to exceed the applicable limits under NYSE Listing Standard Rule 312.03. The Company shall deliver written notice to the Trustee, the Conversion Agent and the Holders of any adjustment to the Conversion Price.

Section 14.03    Participation. Each Holder, as the holder of a Note, shall be entitled to receive such dividends paid (or cash amounts equal to such dividends) and distributions of any kind made to the holders of Common Stock, other than dividends of, or distributions payable in, shares of Common Stock, to the same extent as if such Holder had converted its Notes into Conversion Shares (without regard to the Beneficial Ownership Cap, the NYSE Share Cap, the Remaining NYSE Share Cap Amount or any other limitations on conversion herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any

[4]	Insert one (1)-year anniversary of the closing date.
[5]	Insert a day after one (1)-year anniversary of the closing date.

such conversion and issuance) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock. The Company shall cause such cash payments to be delivered to the Trustee, to be paid to the Holders (or to the Depositary for further payment to the Holders) on a pro rata basis based upon the respective outstanding principal amounts of the Notes held thereby. For the avoidance of doubt, if at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of its capital stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon conversion in full of the Notes (without regard to the Beneficial Ownership Cap, the NYSE Share Cap, the Remaining NYSE Share Cap Amount or any other restriction or limitation on conversion) held by such Holder immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights. The Company (and, for the avoidance of doubt, neither the Trustee nor the Conversion Agent) shall be responsible for the distribution of such Purchase Rights to the Holders in accordance with this Section 14.03. For the avoidance of doubt, if a Holder participates in such dividends (or cash amounts equal to such dividends) and distributions of any kind or such Purchase Rights, as the case may be, at the same time and on the same terms as holders of the Company’s capital stock as if such Holder had converted its Notes into Conversion Shares (without regard to the Beneficial Ownership Cap, the NYSE Share Cap, the Remaining NYSE Share Cap Amount or any other limitations on conversion herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any such conversion and issuance) and had held such shares of Common Stock on the record date for such dividends and distributions or such Purchase Rights, as applicable, in accordance with this Section 14.03, then the Company will not be obligated to adjust the Conversion Price on account of such transaction or other event otherwise requiring an adjustment pursuant to Section 14.02(i).

Section 14.04    Other Events. If any event of the type contemplated by the provisions of Section 14.02(i) or (j) but not expressly provided for by such provisions occurs, then the Company shall make an appropriate adjustment in the conversion price and/or number and class of shares of capital stock issuable upon conversion of a Note so as to protect the rights of each Holder in a manner consistent with the provisions of Sections 14.02(i) and (j); provided, that no such adjustment shall reduce the Conversion Price except as otherwise determined pursuant to the express provisions of this Section 14.02(i) and Section 14.02(j). The Company shall give each Holder, with a copy to the Trustee and the Conversion Agent (if other than the Trustee), a notice describing any adjustment pursuant to this Section 14.04.

Section 14.05    Responsibility of Trustee. The Trustee and any other Conversion Agent (other than the Company, if the Company is then acting as Conversion Agent) shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Price (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Conversion Price, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent (other than the Company, if the Company is then acting as Conversion Agent) shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities, property or cash that may at any time be issued or delivered upon the conversion of any Note; and the Trustee and any other Conversion Agent (other than the Company, if the Company is then acting as Conversion Agent) make no representations with respect thereto. Neither the Trustee nor any Conversion Agent (other than the Company, if the Company is then acting as Conversion Agent) shall be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article or to monitor any Person’s compliance with this Article 14. In connection with any conversion pursuant to this Article 14 or Article 15, the Company shall timely provide to each of the Trustee and the Conversion Agent a reasonably detailed calculation of any consideration that may be due upon such conversion.

Section 14.06    Equitable Relief. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to each Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies hereunder and under the other Notes Documents, at law or in equity, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

Section 14.07    Stockholder Rights Plans. If any shares of Common Stock are to be issued upon conversion of any Note and, at the time of such conversion, the Company has in effect any stockholder rights plan, then the Holder of such Note will be entitled to receive, in addition to, and concurrently with the delivery of, the Conversion Shares otherwise deliverable under this Indenture upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Stock at such time, in which case, and only in such case, either (x) the Conversion Rate will be adjusted pursuant to Section 14.02(i) on account of such separation as if, at the time of such separation, the Company had made a distribution of the type referred to in such Section to all holders of the Common Stock, subject to potential readjustment in accordance with the last paragraph of Section 14.02(i), or (y) such Holder will be entitled to acquire the relevant Purchase Rights in respect of such rights in accordance with Section 14.03.

Article 15

MAJOR TRANSACTIONS

Section 15.01    Rights Upon a Major Transaction or Organic Change. Without limiting any other rights of any Holder under any Notes Document in respect of Major Transactions, (A) in the event of a Major Transaction other than a Major Transaction described in clause (g) of the definition thereof, then each Holder, at its option, may, convert all or a portion of the outstanding principal amount of its Notes in accordance with the provisions of this Section 15.01 (a “Major Transaction Conversion”) or (B) in the event of any Major Transaction (including, for the avoidance of doubt, a Major Transaction described in clause (g) of the definition thereof), then each Holder, at its option, shall have the right (the “Major Transaction Repurchase Right”) to require the Company to repurchase all or any portion of the outstanding principal amount of its Notes for the Major Transaction Repurchase Price as provided in this Section 15.01 (a “Major Transaction

Repurchase”). In the case of a Successor Major Transaction other than a Successor Major Transaction immediately following which the holders of the Common Stock, or of the voting power of voting stock immediately preceding such Successor Major Transaction hold a majority of the outstanding shares of Common Stock or of the voting power of voting stock of the Company or Parent Entity thereof, the Company may elect to require a Major Transaction Repurchase with respect to all (but not less than all) of the outstanding Notes other than any portion of such outstanding Notes as to which a Holder timely elects a Major Transaction Conversion in connection with such Successor Major Transaction by (i) delivering written notice (a “Mandatory Major Transaction Repurchase Notice”) of its election to require a Major Transaction Repurchase to all of the Holders, with a copy to the Trustee, the Paying Agent and the Conversion Agent, on the date the first Major Transaction/Organic Change Notice in respect of such Successor Major Transaction is delivered (and in any event on or prior to the last day by which the Company is obligated to first deliver such Major Transaction/Organic Change Notice) to the Holders, with a copy to the Trustee, the Paying Agent and the Conversion Agent (which notice shall prominently indicate that it is a “Mandatory Major Transaction Repurchase Notice” and the subject of any email that contains or attaches any such notice shall be “Invitae – Mandatory Major Transaction Repurchase Notice”) and (ii) delivering a copy of such Mandatory Major Transaction Repurchase Notice to all of the Holders at least five (5), but not more than ten (10) Trading Days before the last day on which a Holder can elect a Successor Major Transaction Conversion in respect of such Successor Major Transaction by delivering a Major Transaction Early Termination Notice (which copy shall prominently indicate that it is a “FINAL Mandatory Major Transaction Repurchase Notice” and the subject of any email that contains or attaches any such notice shall be “Invitae – Final Mandatory Major Transaction Repurchase Notice”).

(a) Major Transaction Conversion. Each Holder may elect a Major Transaction Conversion as follows: (1) in the case of a Successor Major Transaction, each Holder, at its option, may elect to convert, in whole or in part, by written notice to the Company, effective immediately prior to, and conditional upon, the consummation of a Takeout Major Transaction or, in the case of an Asset Sale, the Company’s distribution of assets to its stockholders, as applicable (a “Successor Major Transaction Conversion”), the outstanding principal amount of its Notes into the amount of cash and other assets and the number of securities or other property of the Successor Entity or other entity that such Holder would have received had such Holder converted the Major Transaction Conversion Amount (as defined below) into the number of shares of Common Stock equal to the Base Conversion Shares plus the Additional Conversion Shares (each as defined below) (without regard to the Beneficial Ownership Cap, the NYSE Share Cap, the Remaining NYSE Share Cap Amount or any other restriction or limitation on conversion) immediately prior to such Takeout Major Transaction or distribution of assets (as applicable) (the “Successor Major Transaction Consideration”), and (2) in the case of any one or more Major Transactions other than (x) a Successor Major Transaction (a “Company Share Major Transaction”) or (y) a Major Transaction described in clause (g) of the definition thereof, each Holder shall have the right to convert, in whole or in part, following the occurrence of any such Major Transaction and from time to time thereafter, the outstanding principal amount of its Notes into a number of shares of Common Stock equal to the Base Conversion Shares, plus the Additional Conversion Shares determined with respect to any such Major Transaction and any such Major Transaction Conversion Amount (“Major Transaction Company Shares”). For the avoidance of doubt, the Company’s delivery of a Mandatory Major Transaction Repurchase Notice shall in no way affect any Holders’ right to elect a Successor Major Transaction Conversion in respect to any or all of the principal amount of such Holder’s Notes.

(b) Base Conversion Shares and Additional Conversion Shares. Notwithstanding anything herein to the contrary, with respect to any conversion or deemed conversion effected in connection with a Major Transaction (other than a Major Transaction described in clause (g) of the definition thereof) pursuant to Section 15.01(a), (i) the aggregate total number of Major Transaction Company Shares into which all or any portion of the outstanding principal amount of Notes held by each Holder may be converted and (ii) the aggregate number of Conversion Shares to be used for calculating the Successor Major Transaction Consideration for each Holder in respect of any Major Transaction, shall be calculated to be the sum of (A) the number of shares of Common Stock into which the outstanding principal amount of Notes then being converted by such Holder would otherwise be converted as calculated under Section 14.01(b) hereof (such number of shares, the “Base Conversion Shares”), plus (B) the number of shares of Common Stock equal to the product of (x) the Additional Share Coefficient (as such term is defined and determined for each $1,000 of outstanding principal amount of Notes then being converted by such Holder on Exhibit H attached hereto and made a part hereof) for such Major Transaction and (y) a fraction, the numerator of which is the principal amount of the Notes then being converted by such Holder and the denominator of which is $1,000 (such number of shares of Common Stock calculated in accordance with this clause (B), the “Additional Conversion Shares”). Notwithstanding anything to the contrary contained herein, if, following a Company Share Major Transaction another Major Transaction (other than a Major Transaction described in clause (g) of the definition thereof) shall occur, the Additional Share Coefficient shall be determined by reference to such Major Transaction that results in a determination of the greatest number of Additional Conversion Shares. Notwithstanding the foregoing or anything else to the contrary contained in this Article 15 or Article 16, in the event the issuance of any Additional Conversion Shares upon any Major Transaction Conversion in respect of a Company Share Major Transaction or any conversion of a Note during a Pending Redemption Period by any Holder of any Note would result in the violation of, or would require any approval of the stockholders of the Company that has not been previously obtained under, Section 312.03 of the New York Stock Exchange Listed Company Manual as in effect as of the Closing Date (i.e., due to any deemed effective reduction in the Conversion Price to a price that is less than the “Minimum Price” (as defined in Section 312.04 of the New York Stock Exchange Listed Company Manual as in effect as of the Closing Date)), then, in lieu of issuing any Additional Conversion Shares in excess of the maximum number that would not result in such violation or stockholder approval requirement, the Company shall pay to such Holder an amount in cash equal (X) the number of such excess Additional Conversion Shares, multiplied by (Y) the arithmetic average of the Volume Weighted Average Prices of the Company’s Common Stock on each of the five (5) consecutive Trading Days immediately preceding the applicable Conversion Date. Such cash amount shall be paid to such Holder within three (3) Business Days following the Conversion Date in accordance with instructions provided by Holder in the applicable Conversion Notice.

(c) Notice; Major Transaction Repurchase Election; Major Transaction Conversion Election.

(i) At least thirty (30) days prior to the occurrence of any Major Transaction or Organic Change, but, in any event, one (1) Trading Day following (x) the date of the first public announcement by any Person of such Major Transaction or Organic Change if such announcement is made before

4:00 p.m., New York City time, or (y) the day following the date of first public announcement by any Person of such Major Transaction or Organic Change if such announcement is made on or after 4:00 p.m., New York City time, the Company shall deliver written notice thereof to each Holder, the Trustee and the Conversion Agent (a “Major Transaction/Organic Change Notice”); provided, however, that, with respect to any Major Transaction or Organic Change that is not a Successor Major Transaction, the applicable deadline by which the Company must deliver the Major Transaction/Organic Change Notice shall be within one (1) Trading Day following (x) the date of the first public announcement by any Person of such Major Transaction or Organic Change if such announcement is made before 4:00 p.m., New York City time, or (y) the day following the date of the first public announcement by any Person of such Major Transaction or Organic Change if such announcement is made on or after 4:00 p.m., New York City time; and provided, further, that the Company shall make a public announcement of any Major Transaction or Organic Change not later than one (1) Trading Day after the Company first has knowledge of the occurrence thereof. In the case of Physical Notes, any Major Transaction/Organic Change Notice, Mandatory Major Transaction Repurchase Notice, Optional Redemption Notice or other notice delivered or re-sent (or required to be delivered or re-sent) by or on behalf of the Company pursuant to this Article 15 or Article 16 shall be delivered (or re-sent, as applicable) to each Holder and its counsel by email and overnight courier or, in the case of Global Notes, such notice shall be delivered in accordance with the applicable procedures of the Depositary. Each Major Transaction/Organic Change Notice shall prominently indicate that it is a “Major Transaction/Organic Change Notice” and the subject of any email that contains or attaches a Major Transaction/Organic Change Notice shall be “Invitae – Major Transaction/Organic Change Notice.” Each Major Transaction/Organic Change Notice shall set forth the date on which the applicable Major Transaction or Organic Change has been or will be consummated (or, if such date is not known, the Company’s good faith estimate of the date of such consummation). If a Major Transaction or Organic Change shall not have been consummated within thirty (30) days following the date the Major Transaction/Organic Change Notice with respect thereto shall have first been delivered to a Holder, then promptly following such thirtieth (30th) day, such Major Transaction/Organic Change Notice shall be re-sent (in the case of a Successor Major Transaction, together with any Mandatory Major Transaction Repurchase Notice timely delivered in connection therewith) in accordance with this Section 15.01(c) (provided, that such notice shall be updated, if applicable, to reflect the Company’s good faith estimate of the date on which the Major Transaction or Organic Change will be consummated as of the date such notice is re-sent). Such notices shall be sent successively after each 30-day period following delivery of a Major Transaction/Organic Change Notice that the applicable Major Transaction or Organic Change is not consummated or does not occur, unless the Company shall have publicly announced that such Major Transaction or Organic Change shall not occur or be consummated. Without limiting the rights and remedies of the Holders hereunder or under the Notes Documents or otherwise at law or in equity, the failure to timely deliver or re-send any Major Transaction/Organic Change Notice, or Mandatory Major Transaction Repurchase Notice, Optional Redemption Notice or other notice pursuant to this Article 15 or Article 16 or to include any required information in such notice shall toll any time period hereunder for any response responding to, or taking any action following, such notice by any of the Holders.

(ii) If a Major Transaction/Organic Change Notice is given (or required to be given) at any time with respect to any Major Transaction, then, (A) in the case of a Successor Major Transaction, at any time during the period beginning on the date the Company first delivers (or by which it is first obligated to deliver) such Major Transaction/Organic Change Notice and ending on the later of

(1) five (5) Trading Days immediately prior to the occurrence of such Major Transaction and (2) fifteen (15) Trading Days after such Holder’s receipt of the last Major Transaction/Organic Change Notice received by such Holder and (B) in the case of a Company Share Major Transaction, at any time beginning on the date the Company delivers (or by which it is obligated to deliver)) a Major Transaction/Organic Change Notice with respect thereto) for so long as any Notes remain outstanding, each Holder may elect to require a Major Transaction Repurchase by delivering written notice thereof (the “Major Transaction Repurchase Notice”) to the Company, which Major Transaction Repurchase Notice shall indicate the portion of the principal amount of the Notes held by such Holder that such Holder is electing to have repurchased in a Major Transaction Repurchase. The Major Transaction Repurchase Price for any Note to be repurchased upon a Major Transaction Repurchase shall be an amount in cash equal to the principal amount of such Note plus accrued and unpaid interest thereon, and including, date such Note is repurchased in accordance with this Section 15.01 (together with any other amounts payable hereunder, including the Make Whole Amount payable in respect of such Note). For the avoidance of doubt, payment to each applicable Holder of any such Major Transaction Repurchase Price shall not be made prior to the consummation of the applicable Major Transaction, and the consummation of the applicable Major Transaction shall be a condition precedent to any such payment.

(iii) If a Major Transaction/Organic Change Notice is given (or required to be given) in respect of a Successor Major Transaction, and a Holder has not elected to require a Major Transaction Repurchase in respect of the entire principal amount of all Notes held by such Holder, at any time during the period beginning on the date the Company first delivers (or by which it is first obligated to deliver) such Major Transaction/Organic Change Notice in respect of a Major Transaction and ending on the later of five (5) Trading Days immediately prior to the occurrence of such Major Transaction and (2) fifteen (15) Trading Days after such Holder’s receipt of the last Major Transaction/Organic Change Notice received by such Holder, such Holder may elect to require a Successor Major Transaction Conversion (in respect of all or any portion of the principal amount of its Notes, except any portion that such Holder has elected to be repurchased in a Major Transaction Repurchase) by delivering written notice thereof (the “Major Transaction Early Termination Notice”) to the Company, with a copy to the Trustee and the Conversion Agent, which Major Transaction Early Termination Notice shall indicate the portion of the principal amount of Notes that such Holder is electing to be treated as a Successor Major Transaction Conversion (provided, for the avoidance of doubt, that such Holder may elect a Major Transaction Repurchase in respect of a portion of the principal amount of its Notes and a Successor Major Transaction Conversion in respect of another portion of the principal amount of its Notes). If holders of any shares of Common Stock are given any choice as to the securities, cash or property to be received in a Successor Major Transaction or Organic Change, then each Holder shall be given the same choice as to the type of consideration it receives upon any conversion of its Notes in connection with such Successor Major Transaction or Organic Change.

(iv) In respect of any Company Share Major Transaction, at any time from the date the Company first delivers (or is first obligated to deliver) to a Holder a Major Transaction/Organic Change Notice with respect thereto, each Holder may deliver written notice of a Major Transaction Conversion (“Major Transaction Conversion Notice”) to the Company, with a copy to the Trustee and the Conversion Agent, which Major Transaction Conversion Notice shall indicate the portion of the principal amount of the Notes held by such Holder (the “Major Transaction Conversion Amount”) that such Holder is electing to treat as a Major Transaction Conversion

(which may be of all or any portion of such principal amount, except any portion that such Holder has elected to be repurchased in a Major Transaction Repurchase) and the effective date of such Major Transaction Conversion (which shall not be prior to the consummation of the applicable Company Share Major Transaction) (provided, for the avoidance of doubt, that each Holder may elect a Major Transaction Repurchase in respect to a portion of the principal amount of its Notes and Major Transaction Conversions in respect of other portions of the principal amount of its Notes). For the avoidance of doubt, each Holder shall be permitted to make successive conversions and send successive Major Transaction Conversion Notices in respect of a Company Share Major Transaction from time to time (provided that the effective date of any such Major Transaction Conversion shall not be prior to the consummation of the applicable Company Share Major Transaction, and the consummation of the applicable Company Share Major Transaction shall be a condition precedent to any such Major Transaction Conversion).

(d) Settlement of Major Transaction Consideration. Following receipt of a Major Transaction Repurchase Notice or Major Transaction Early Termination Notice from a Holder in respect of a Successor Major Transaction, the Company shall not effect the Successor Major Transaction with respect to which a Holder has elected (or is deemed to have elected) a Major Transaction Repurchase or Successor Major Transaction Conversion unless it either (a) shall first place into an escrow account with an independent escrow agent, at least three (3) Trading Days prior to the closing date of the Successor Major Transaction, the aggregate Major Transaction Repurchase Price and/or aggregate Successor Major Transaction Consideration (as applicable) applicable thereto, plus accrued and unpaid interest through the date of such payment or issuance, as applicable (and any other amounts payable hereunder, including the Make Whole Amount), or (b) shall have entered into a supplemental indenture containing the agreement of the Successor Entity (which agreement shall include provisions entitling the Holders to enforce such agreement as a third party beneficiary) that payment or issuance to each applicable Holder of the Major Transaction Repurchase Price or Successor Major Transaction Consideration (as applicable) payable or issuable to such Holder, plus accrued and unpaid interest through the date of such payment or issuance, as applicable (and any other amounts payable hereunder, including the Make Whole Amount) shall be made to each Holder that has elected (or is deemed to have elected) a Major Transaction Repurchase or Successor Major Transaction Conversion concurrently with the consummation of such Successor Major Transaction and such payment or issuance, as the case may be, which shall be a condition precedent to the consummation of such Successor Major Transaction. Concurrently upon closing of such Successor Major Transaction, the Company shall pay or issue, as the case may be, or instruct the escrow agent to deliver, or cause the Successor Entity to pay or issue, as applicable, to each Holder that has elected (or is deemed to have elected) a Major Transaction Repurchase the Major Transaction Repurchase Price and to each Holder that has elected a Successor Major Transaction Conversion the Successor Major Transaction Consideration applicable thereto, as the case may be, plus accrued and unpaid interest through the date of such payment or issuance, as applicable (and any other amounts payable hereunder, including the Make Whole Amount). For avoidance of doubt, the consummation of such Successor Major Transaction shall be a condition precedent to such payment or issuance, as applicable.

(e) Organic Change. Any recapitalization, reorganization, reclassification, consolidation, merger, or any other transaction, in each case, that is effected in such a way that holders of shares of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to, or in exchange for, shares of Common Stock (other than any transaction referred to in Section 14.02(i) or Section 14.03) is referred to herein as an “Organic Change.” Without limiting any other rights of any Holder under this Section 15.01 or any other provision herein, unless otherwise provided in writing by the Deerfield Holders (if prior to the Disposition Date) or the Administrative Determination Holder(s) (if after the Disposition Date), prior to the consummation of any Organic Change, the Company will make appropriate provision (pursuant to written agreements and instruments, including a supplemental indenture with the Trustee, in form and substance reasonably satisfactory to the Administrative Determination Holder(s) and approved by the Administrative Determination Holder(s) prior to the consummation of such Organic Change (such approval not to be unreasonably withheld or delayed)) to ensure that each Holder will thereafter have the right to acquire and receive, in lieu of the shares of Common Stock otherwise acquirable or receivable upon the conversion of its Notes (without regard to the Beneficial Ownership Cap, the NYSE Share Cap, the Remaining NYSE Share Cap Amount or any other restriction or limitation on conversion; provided that such written agreement shall contain a limitation on conversion comparable to the Beneficial Ownership Cap), such shares of stock, securities and/or assets as would have been issued or payable in such Organic Change with respect to, or in exchange for, the number of shares of Common Stock which would have been acquirable or receivable upon the conversion of its Notes immediately prior to such Organic Change (without regard to the Beneficial Ownership Cap, the NYSE Share Cap, the Remaining NYSE Share Cap Amount or any other restriction or limitation on conversion) (the “Reference Property”). The Company shall not effect any Non-Surviving Organic Change (as defined below), unless prior to the consummation thereof, the Acquiring Entity (as defined below) provides a written agreement (in form and substance reasonably satisfactory to the Administrative Determination Holder(s)) and approved by the Administrative Determination Holder(s) prior to the consummation of such Non-Surviving Organic Change (such approval not to be unreasonably withheld, conditioned or delayed) to deliver to each Holder, upon conversion of its Notes, such shares of stock, securities and/or assets as would have been issued or payable in such Non-Surviving Organic Change with respect to, or in exchange for, the number of shares of Common Stock that would have been acquirable or receivable upon the conversion of such Notes immediately prior to such Organic Change (without regard to the Beneficial Ownership Cap, the NYSE Share Cap, the Remaining NYSE Share Cap Amount or any other restriction or limitation on conversion). For purposes hereof, “Non-Surviving Organic Change” means any Organic Change following which the Company is not a surviving entity or as a result of which the holders of the outstanding shares of Common Stock are entitled to receive stock or other securities of a new Parent Entity, but excluding for avoidance of doubt, any such Organic Change in which the consideration payable in respect of the shares of Common Stock is limited to cash; and “Acquiring Entity” means the Person purchasing assets of the Company in a Non-Surviving Organic Change or the Successor Entity resulting from any Non-Surviving Organic Change. Notwithstanding the foregoing, in no event shall a Major Transaction as to which a Holder has exercised its right to require a Major Transaction Repurchase or a Successor Major Transaction Conversion in respect of the entire principal amount of the Notes held by such Holder be subject to the provisions of this Section 15.01(e) for purposes of such Notes, and the foregoing shall not affect any such Holder’s right to convert its Notes prior to the consummation of the Organic Change.

For the avoidance of doubt, the rights and obligations of the Company and each Holder upon the occurrence of a Major Transaction or Organic Change are conditional upon such Major Transaction or Organic Change being consummated (or actually occurring) and in the event that a Major Transaction or Organic Change for which a Holder is given notice is not consummated (or does not occur), then upon written notice from the Company to such Holder confirming that such Major Transaction has not and will not be consummated (or occur), all actions taken under this Section 15.01 prior to such written notice in connection with such Major Transaction shall be deemed to be rescinded and null and void and the Company shall return to each such Holder its Notes (if previously surrendered to the Company, the Conversion Agent, the Trustee or the Custodian in connection with an anticipated Major Transaction or Organic Change under this Section 15.01). In the event that such Major Transaction is being consummated pursuant to an agreement between the Company (or any Affiliate thereof) and any other Person, the Company shall not deliver the written notice contemplated by the immediately preceding sentence unless such agreement has terminated.

(f) Conversion Right Continues. Notwithstanding anything to the contrary contained herein and without derogating any obligations or rights herein, until each Holder receives its appropriate payment or securities, plus any accrued and unpaid interest under its Notes (and any other amounts payable hereunder), in accordance with the provisions of this Section 15.01, each Holder may, subject to the proviso of Section 14.01(a), convert its Notes, in whole or in part, into shares of Common Stock or, if applicable, the Cash Settlement Amount, or in the event that such payments and/or shares have not been delivered prior to the consummation of the Successor Major Transaction in which the Company is not the surviving Parent Entity, shares of common stock (or their equivalent) of the Successor Entity at an appropriate conversion price based upon the prevailing Conversion Price (as adjusted hereunder) at the time of such Major Transaction and price per share or conversion ratio received by holders of shares of Common Stock in the Major Transaction.

(g) Injunction; Damages. In the event that the Company either (A) attempts to consummate a Successor Major Transaction following the receipt of a Major Transaction Repurchase Notice or Major Transaction Early Termination Notice from a Holder without either: (1) placing the Major Transaction Repurchase Price or Successor Major Transaction Consideration or cash in an amount equal the Cash Settlement Amount applicable thereto plus accrued and unpaid interest through the date of such payment or issuance, as applicable (and any other amounts payable hereunder), in escrow in accordance with subsection (d) above, or (2) obtaining the written agreement of the Successor Entity described in subsection (e) above, or (B) attempts to consummate a Successor Major Transaction without delivering or causing to be delivered the Major Transaction Repurchase Price or Successor Major Transaction Consideration or cash in an amount equal to the Cash Settlement Amount applicable thereto, together with all other unpaid Cash Settlement Amounts, plus accrued and unpaid interest through the date of such payment or issuance, as applicable (and any other amounts payable hereunder, including the Make Whole Amount) to each Holder concurrently with consummation of such Successor Major Transaction, or (C) attempts to consummate a Non-Surviving Organic Change without obtaining the written agreement of an Acquiring Entity described in subsection (e) above, each Holder shall have the right to apply for an injunction in any state or federal court sitting in the City of New York, borough of Manhattan to prevent (as applicable) the closing of such Successor Major Transaction until the Major Transaction Repurchase Price or Successor Major Transaction Consideration or cash in an amount equal to the Cash Settlement Amount applicable thereto plus accrued and unpaid interest through the date of such payment or issuance, as applicable (and any other amounts payable hereunder) is delivered to such Holder in full, or to prevent the consummation of such Non-Surviving Organic Change until the Company shall have complied with its obligation under subsection (d) above, as applicable.

Section 15.02    Covenant to Comply with Applicable Laws Upon Major Transaction Repurchase. In connection with any Major Transaction Repurchase pursuant to this Article 15, the Company will, if required:

(a) comply with the provisions of any tender offer rules under the Exchange Act that may then be applicable;

(b) file a Schedule TO or any other required schedule under the Exchange Act; and

(c) otherwise comply in all material respects with all federal and state securities laws in connection with any offer by the Company to effect a Major Transaction Repurchase;

in each case, so as to permit the rights and obligations under this Article 15 to be exercised in the time and in the manner specified in this Article 15.

Article 16

OPTIONAL REDEMPTION

Section 16.01    Optional Redemption. Subject to the terms, conditions and limitations set forth in this Article 16, at any time prior to the date that is sixty (60) days prior to the Maturity Date, the Company shall have the right to redeem (an “Optional Redemption”) all or any portion of the remaining principal amount of the Notes then outstanding for the Optional Redemption Price.

Section 16.02    Redemption Date; Notice of Optional Redemption. The Optional Redemption Date for any Optional Redemption will be a Business Day of the Company’s choosing that is no more than sixty (60), nor less than thirty (30), calendar days after the date of the Optional Redemption Notice. To call any Notes for Optional Redemption, the Company shall give a notice of redemption (an “Optional Redemption Notice”) in accordance with Section 19.03 to the Trustee, the Paying Agent and each Holder of Notes.

The Optional Redemption Notice shall specify the Notes to be redeemed and shall state:

(a) The Optional Redemption Date, which shall be at least sixty (60) calendar days prior to the Maturity Date;

(b) the Optional Redemption Price;

(c) the name and address of the Paying Agent and Conversion Agent;

(d) that Notes called for redemption may be converted at any time prior to the close of business on the Business Day immediately preceding the Optional Redemption Date unless the Company fails to pay the Optional Redemption Price (in which case the Notes shall thereafter remain convertible);

(e) whether the Optional Redemption constitutes a Warrantless Optional Redemption (to the extent it may be so designated pursuant to Section 16.04(b));

(f) the Holders who elect to convert Notes must satisfy the requirements set forth therein and in this Indenture;

(g) that, unless the Company defaults in making payment of the Optional Redemption Price, interest, if any, will cease to accrue on and after payment in full of the Optional Redemption Price; and

(h) the CUSIP number(s) of the Notes.

At the Company’s written request delivered at least five (5) days prior to the date such Optional Redemption Notice is to be given (unless a shorter time period shall be acceptable to the Trustee), the Trustee shall give the Optional Redemption Notice to each Holder of Notes to be redeemed in the Company’s name and at the Company’s expense.

Notwithstanding the foregoing or anything else to the contrary contained herein, unless waived by the Administrative Determination Holder(s), the Company may not deliver and Optional Redemption Notice unless (i) the Optional Redemption applies to all of the Notes on a pro rata basis (based on the principal amounts thereof), (ii) the Company shall not have delivered an Optional Redemption Notice with respect to which the Pending Redemption Period has not expired, (iii) at least thirty (30) days shall have elapsed since the expiration of the then most recent Pending Redemption Period, and (iv) the principal amount of the Notes being redeemed pursuant to such Optional Redemption Notice is not less than the lesser of $10,000,000 and the aggregate principal amount of all Notes then outstanding.

Section 16.03    Pending Redemption Period. The Optional Redemption Notice shall be irrevocable (subject to the termination right of the Administrative Determination Holder(s)) pursuant to Section 16.04) and, upon delivery of an Optional Redemption Notice, the Optional Redemption Price, less the sum of all Redemption Period Conversion Amounts (as defined below), together with accrued and unpaid interest thereon through the date of payment thereof (and any other amounts payable thereon under this Indenture and the Notes, including, if applicable, the Make Whole Amount), shall become due and payable, and any Warrants required to be issued pursuant to Section 2.14 shall become issuable, on the Optional Redemption Date. The failure to pay in full the amount payable to the Holders on the Optional Redemption Date or to issue Warrants issuable pursuant to Section 2.14 shall constitute an Event of Default under this Indenture. The principal amount of Notes to be converted pursuant to each Conversion Notice delivered by a Holder during the Pending Redemption Period (a “Redemption Period Conversion Amount”) shall reduce, on a dollar-for-dollar basis, the Principal Redemption Amount until all of such Principal Redemption Amount shall have been converted.

Section 16.04    Additional Redemption Conditions.

(a) Notwithstanding anything to the contrary contained herein, without the prior written consent of the Administrative Determination Holder(s), the Company shall not deliver an Optional Redemption Notice, and the Company shall not affect any Optional Redemption, (i) unless the Company Stockholder Approval has been obtained, (ii) at any time that the Common Stock is not listed on any Eligible Market, (iii) unless all material nonpublic information regarding the Company provided to the Holders (or any of their respective Affiliates or representatives or agents)

(including any material nonpublic information that may be included in, or reflected by, the Optional Redemption Notice), has been publicly disclosed in a report filed pursuant to the Exchange Act, has been otherwise publicly disclosed in a manner calculated to reach the securities marketplace through one of the Company’s recognized channels of distribution or otherwise ceased to be material nonpublic information, (iv) unless all shares of Common Stock, including Additional Conversion Shares, issuable pursuant to conversions of the Notes during the Pending Redemption Period, will constitute Freely Tradeable Shares upon the issuance thereof, (v) unless all shares of Common Stock issuable upon exercise of, or otherwise pursuant to, any Warrants issued or issuable pursuant to Section 2.14 (without regard to any limitations on the exercise therein, and assuming the exercise thereof for cash) will constitute Freely Tradeable Shares upon the issuance thereof, or (vi) if the Transfer Agent for the Common Stock is not participating in DTC’s Fast Automated Securities Transfer Program (collectively, the “Additional Redemption Conditions”). If any of the Additional Redemption Conditions (or, if applicable, any of the Additional Warrantless Redemption Conditions) is not satisfied at any time following the delivery of an Optional Redemption Notice and prior to the Optional Redemption Date in respect of Optional Redemption, the Company shall immediately notify the Trustee, the Paying Agent and each Holder of Notes of such failure and (regardless of whether the Company shall have notified the Trustee, the Paying Agent and each Holder of Notes of such failure), by written notice delivered by the Administrative Determination Holder(s) to the Company at any time prior to the Optional Redemption Date, the Deerfield Holders or the Required Holders, as applicable, may elect to terminate the Pending Redemption Period, whereupon the Optional Redemption Notice shall be voided, the Pending Redemption Period shall cease, and the Optional Redemption shall not be effected. For the avoidance of doubt, no such termination shall affect any Holder’s right to receive Redemption Period Conversion Shares in respect of Conversion Notices delivered prior to the time that such termination becomes effective. The Trustee, the Paying Agent and the Conversion Agent may conclusively rely on any notice delivered by the Company and may, in the absence of such notice, conclusively presume that the Additional Redemption Conditions have been satisfied.

(b) Notwithstanding the foregoing or anything else to the contrary contained herein, in the event that the aggregate principal amount of the Notes outstanding as of the date an Optional Redemption Notice is delivered to the Trustee and the Holders of Notes represents less than 10% (the “Warrantless Optional Redemption Threshold”) of the aggregate principal amount of the Notes initially issued under this Indenture, then the Company may deem an Optional Redemption to be a “Warrantless Optional Redemption” by so specifying in the Optional Redemption Notice; provided, however, that, unless waived by the Administrative Determination Holder(s), the Company may not deem an Optional Redemption to be a Warrantless Optional Redemption unless each of the following additional conditions is satisfied: (i) the Company shall not have delivered an Optional Redemption Notice with respect to which the Pending Redemption Period has not expired, (ii) at least thirty (30) days shall have elapsed since the expiration of the then most recent Pending Redemption Period; (iii) the Company shall not have delivered (or have been obligated to deliver) a Major Transaction/Organic Change Notice in respect of a Major Transaction that has not yet been consummated or abandoned (and publicly disclosed as consummated or abandoned); and (iv) there shall not have occurred and be continuing an Event of Default or a Default (collectively, the “Additional Warrantless Redemption Conditions”).

Section 16.05    Redemption Period Conversion Shares. Upon each conversion of a Note pursuant to a Redemption Period Conversion, the Holder of such Note shall be entitled to receive a number of Conversion Shares equal to the Base Conversion Shares, plus, in the case of a Warrantless Optional Redemption, the Additional Conversion Shares (collectively, the “Redemption Period Conversion Shares”).

Section 16.06    Deposit of Redemption Price. Prior to 10:00 a.m. (New York City time) on the Optional Redemption Date in connection with an Optional Redemption, the Company shall deposit with the Paying Agent (or if the Company or a Subsidiary or an Affiliate of either of them is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the Optional Redemption Price of all Notes to be redeemed (together with accrued and unpaid interest and any other amounts payable thereon under this Indenture and the Notes, including, if applicable, the Make Whole Amount) on that date other than Notes or portions of Notes called for redemption which on or prior thereto have been delivered by the Company to the Trustee for cancellation or have been converted. The Paying Agent shall as promptly as practicable return to the Company any money not required for that purpose because of conversion of Notes pursuant to Article 14. If such money is then held by the Company in trust and is not required for such purpose it shall be discharged from such trust.

If the Paying Agent holds money sufficient to pay the Optional Redemption Price, accrued and unpaid interest thereon and, if applicable, the Make Whole Amount with respect to any Notes for which an Optional Redemption Notice has been given, then, immediately on and after the Optional Redemption Date, interest on such Notes shall cease to accrue, whether or not the Notes are delivered to the Paying Agent, and all other rights of the Holders of such Notes shall terminate, other than the right to receive the Optional Redemption Price, accrued and unpaid interest thereon and, if applicable, the Make Whole Amount in respect of such Note, together with all Warrants issuable in respect of such Note.

Article 17

COLLATERAL DOCUMENTS

Section 17.01    Collateral Documents. The payment of the principal, interest, fees, premium, if any, on the Notes and the Note Guarantees and all other Obligations when due, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by the Company pursuant to the Notes or by any Guarantor pursuant to its Note Guarantees, the payment of all other Obligations of the Company and the Guarantors under this Indenture, the Notes, the Note Guarantees and the Collateral Documents and performance of all other obligations of the Company and any Guarantor to the Holders of Notes or the Trustee under this Indenture, the Notes and any Note Guarantee, according to the terms hereunder or thereunder, are secured as provided in the Collateral Documents in accordance with the terms thereof, which the Collateral Agent and the Company have entered into simultaneously with the execution of this Indenture, and will be secured by any Collateral Documents delivered after the date of this Indenture as required or permitted by this Indenture.

Section 17.02    Collateral Agent.

(a) The Collateral Agent agrees that it will hold the security interests in the Collateral created under the Collateral Documents to which it is a party as contemplated by this Indenture, and any and all proceeds thereof, for the benefit of, the Secured Parties, without limiting the Collateral Agent’s rights, including under this Section 17.02, to act in preservation of the security interest in the

Collateral. The Collateral Agent is authorized and empowered to appoint one or more co-collateral agents as it deems necessary or appropriate; provided, however, that no collateral agent hereunder shall be personally liable by reason of any act or omission of any other collateral agent hereunder.

(b) Neither the Trustee nor the Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness, or sufficiency of the Collateral Documents, for the creation, perfection, priority, sufficiency or protection of any Lien, including not being responsible for payment of any Taxes, charges or assessments upon the Collateral or otherwise as to the maintenance of the Collateral, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or Collateral Documents or any delay in doing so. Neither the Trustee nor the Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for making any filings or recordings to perfect or maintain the perfection of the Collateral Agent’s Lien in the Collateral, including the filing of any UCC financing statements, continuation statements, Mortgages or any filings with respect to the U.S. Patent and Trademark Office or U.S. Copyright Office.

(c) The Collateral Agent shall not have any duties or obligations except those expressly set forth in the Note Documents to which it is a party, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (1) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing and, without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Note Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (2) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers that are expressly contemplated by the Note Documents that, subject to the terms hereof, the Collateral Agent is required to exercise as directed in writing by the Administrative Determination Holder(s) (or such number or percentage of the Holders as shall be necessary, or as the Collateral Agent shall believe in good faith to be necessary, under the circumstances as provided in the Note Documents); provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Note Document or Applicable Laws, and (3) except as expressly set forth in the Note Documents to which it is a party, the Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Note Party or any of its Affiliates that is communicated to or obtained by the Person serving as Collateral Agent or any of its Affiliates in any capacity. The Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Administrative Determination Holder(s) (or such other number or percentage of the Holders as shall be necessary, or as the Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in the Note Documents) or in the absence of its own gross negligence or willful misconduct as determined by the final and non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Collateral Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of default” and describing such Default or Event of Default) is given to a Responsible Officer of the Collateral Agent by the Company or any Holder. The Collateral Agent will be subject to such directions as may be given to it by the Trustee or the Administrative Determination Holder(s) from time to time (as required or permitted by this Indenture). The Collateral Agent will be subject to such directions as may be given to it by the Trustee or the Administrative Determination Holder(s) from time to time (as required or permitted by this Indenture). Except as directed by the Administrative Determination Holder(s) as required or permitted by this Indenture and any other representatives, and only if indemnified to its satisfaction, the Collateral Agent will not be obligated:

(i) to act upon directions purported to be delivered to it by any Person;

(ii) to foreclose upon or otherwise enforce any Lien created under the Collateral Documents; or

(iii) except as expressly provided in Section 17.03, to take any other action whatsoever with regard to any or all of the Liens, Collateral Documents or Collateral.

(d) The Collateral Agent will be accountable only for amounts that it actually receives as a result of the enforcement of the Liens or Collateral Documents.

(e) In acting as Collateral Agent hereunder and under the Collateral Documents, the Collateral Agent shall be entitled to conclusively rely upon and enforce each and all of the rights, privileges, immunities, indemnities and benefits of the Trustee under Article 7; provided that any references in such Article 7 to “Trustee” shall be references to “Collateral Agent” and any references to “negligence” shall be references to “gross negligence”.

(f) The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Note Documents for being the signatory, sender or authenticator thereof). The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Note Documents for being the maker thereof), and may act upon any such statement prior to receipt of written confirmation thereof and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(g) At all times when the Trustee is not itself the Collateral Agent, the Company will deliver to the Trustee, which shall deliver to the Holders of Notes, copies of all Collateral Documents delivered to the Collateral Agent and copies of all documents delivered to the Collateral Agent pursuant to the Collateral Documents.

Section 17.03    Release of Collateral; Non-Disturbance.

(a) Subject to Section 17.03(b) and (c) hereof, the Liens on the Collateral securing the Notes will be automatically released in whole or in part, as applicable, under one or more of the following circumstances:

(i) in whole upon satisfaction and discharge of the Obligations as set forth under Section 3.01;

(ii) in whole or in part, as applicable, with the consent of the requisite Holders of Notes in accordance with Article 10 of this Indenture, including consents obtained in connection with a tender offer or exchange offer for, or purchase of Notes;

(iii) in part, as to any asset constituting Collateral that is sold, transferred or otherwise disposed of by the Company or any Guarantor to any Person that is not a Note Party, or to enable the Company or any Guarantor to sell, transfer or otherwise dispose of any asset constituting Collateral, in a transaction permitted by the Notes Documents, including Section 4.28;

(iv) in part, as to any asset constituting Collateral to the extent such asset becomes an Excluded Asset;

(v) that is owned by a Guarantor that has been released from its Note Guarantee in accordance with Section 18.02(b)(i);

(vi) that is owned by a Guarantor that has been released from its Note Guarantee in accordance with Section 18.02(b)(ii) and for a bona fide business purpose and not for the sole purpose of being released from its obligations as a Guarantor, concurrently with the release of such Note Guarantee; provided that the Company shall have certified to the Trustee and the Collateral Agent that such release shall be in accordance with Section 18.02 and for a bona fide business purpose and not for the sole purpose of being released from its obligations as a Guarantor;

(vii) to release or subordinate any Lien on any property granted to or held by the Collateral Agent under any Collateral Document to the holder of any Lien on such property that is permitted pursuant to Section 4.27(l); or

(viii) in accordance with the provisions of the Pari Passu Intercreditor Agreement.

(b) With respect to any release of the Liens on the Collateral as provided in this Section 17.03, and except as otherwise provided in Section 17.07, upon receipt of an Officer’s Certificate stating that all conditions precedent under this Indenture and the other Notes Documents, as applicable, to such release or the entry into such agreements have been met, the Trustee and the Collateral Agent shall execute, deliver, acknowledge or authorize the filing by Company of (at the Company’s expense) such instruments or releases to evidence the release and discharge of any Collateral permitted to be released pursuant to this Indenture; provided, that, notwithstanding the foregoing or any other terms in the Note Documents, the release of a Note Party from its obligations hereunder, including its obligations under the Collateral Document, solely as a result of such Note Party not being a wholly owned Subsidiary of one or more Note Parties, shall not occur unless either (A) it is a result of a Disposition of Stock to a third party for bona fide business purposes taken in good faith (and not for the primary purpose of effecting a release of such Note Party from such obligations or raising capital for the Company and its Subsidiaries) or (B) in the case of any other Disposition of Stock, the Investment of the Fair Market Value of the remainder of the Stock held by the Company or any other Note Party would have been otherwise permitted as an Investment in a Person that is not a Note Party. Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate, and notwithstanding any term hereof or in any other Notes Document to the contrary, the Trustee and the Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver or authorize the filing of any such instrument of release, satisfaction, discharge or termination, unless and until it receives such Officer’s Certificate.

(c) At any time when an Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee has delivered notice of acceleration to the Collateral Agent, no release of the Liens on the Collateral pursuant to the provisions of this Indenture or the Collateral Documents shall be effective as against the Holders.

(d) Unless required by law, the provisions of the Trust Indenture Act shall not be applicable to the release of any Collateral under this Indenture or any of the Collateral Documents.

Section 17.04    Suits to Protect the Collateral. Subject to the provisions of the Collateral Documents, the Trustee is authorized and empowered to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings to protect or enforce the Liens securing the Notes or to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings to preserve or protect its interest and the interests of the Holders of the Notes in the Collateral (including suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Liens created under the Collateral Documents or be prejudicial to the interests of the Holders of the Notes).

Section 17.05    Authorization of Action to be Taken.

(a) Each Holder of Notes consents and agrees to the terms of each Collateral Document, as originally in effect and as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Trustee and the Collateral Agent to enter into the Collateral Documents to which it is a party, authorizes and empowers the Trustee and the Collateral Agent to bind the Holders of Notes as set forth in the Collateral Documents to which it is party and to perform its obligations and exercise its rights and powers thereunder. Any request, demand, authorization, direction, notice, consent, waiver, approval, exercise of judgment or discretion, designation or other action provided or permitted by this Indenture to be given, taken or exercised by the Collateral Agent, shall be given, taken or exercised by the Collateral Agent at the direction of the Trustee who shall seek directions from the Administrative Determination Holder(s), unless such action is otherwise permitted pursuant to this Indenture or the other Note Documents (including, upon reliance of an Officer’s Certificate and/or Opinion of Counsel. Any notice, agreement, certificate or other document delivered to the Collateral Agent by the Company, any Guarantor or

any other Person in connection with any of the Notes Documents, shall promptly be delivered by the Collateral Agent to the Trustee, which shall promptly deliver such notice, agreement, certificate or other document to the Holders of the Notes.

(b) The Collateral Agent and the Trustee are authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed under the Collateral Documents to which the Collateral Agent or the Trustee is a party and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

(c) Subject to the provisions of Section 7.01 and Section 7.02 and the terms and conditions set forth in any Pari Passu Intercreditor Agreement, the Trustee shall, upon the direction of the Required Holders, during the continuance of an Event of Default, on behalf of the Holders, direct the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(i) foreclose upon or otherwise enforce any or all of the Liens created under the Collateral Documents;

(ii) enforce any of the terms of the Collateral Documents to which the Collateral Agent or Trustee is a party; or

(iii) collect and receive payment of any and all Obligations to the extent then due and payable.

Section 17.06    Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 17 upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any Responsible Officer or Responsible Officers thereof required by the provisions of this Article 17; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 17.07    Release Upon Termination of the Company’s Obligations. In the event that the payment in full in cash of the principal of, together with any premium and accrued and unpaid interest on, the Notes and all other Obligations under this Indenture and the other Notes Documents that are due and payable at or prior to the time such principal, together with any premiums and accrued and unpaid and interest, shall have occurred, the Trustee shall deliver to the Company and the Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral, and any rights it has under the Collateral Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done (at the expense of the Company) all acts reasonably requested by the Company to release and discharge such Lien as soon as is reasonably practicable.

Article 18

GUARANTEE

Section 18.01    Guarantee. Subject to the provisions of this Article 18, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety,

jointly and severally with each other Guarantor, to each Holder of the Notes, the Trustee and the Collateral Agent the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes, fees, expenses, indemnities and all other Obligations and liabilities of the Company under this Indenture (including interest accruing after the filing of any petition or application in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.06) (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor agrees that the Guaranteed Obligations will rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Guaranteed Obligations, in which case the obligations of the Guarantors under the Note Guarantees will rank senior in right of payment to such other Indebtedness.

To evidence its Note Guarantee set forth in this Section 18.01, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Authorized Officer of such Guarantor.

Each Guarantor hereby agrees that its Note Guarantee set forth in this Section 18.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

If an Authorized Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Section 18 notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any Default or Event of Default under the Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Note Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 18.02, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of the Trustee or any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by the Collateral Agent or any Holder for the Guaranteed Obligations; (e) the failure of the Trustee, the Collateral Agent or any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Note Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Note Guarantee in compliance with Section 18.02 or Section 3.01. Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy, insolvency or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition or application in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Company or any Guarantor whether or not a claim for post filing or post-petition interest is allowed in such proceeding).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Note Guarantee.

Each Guarantor also agrees to pay any and all fees, costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) incurred by the Collateral Agent, Trustee or the Holders in enforcing any rights under this Section 18.01.

Each Guarantor assumes all responsibility for being and keeping itself informed of the Company’s and each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

Section 18.02    Limitation on Liability; Termination, Release and Discharge.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, not render the obligations of such Guarantor under its Note Guarantee subject to avoidance under Applicable Laws as a fraudulent conveyance, fraudulent transfer or unjust preference, including under federal, foreign, or state law, or otherwise void or voidable under any similar laws affecting the rights of creditors generally.

(b) Any Note Guarantee of a Guarantor shall be automatically (and without any further action on the part of the Company or any Secured Party) be released and discharged and such Guarantor and its obligations under this Indenture and the other Notes Documents shall be released and discharged:

(i) upon a sale, exchange, transfer or other disposition (including by way of consolidation, merger or amalgamation) of the Stock of such Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor to a Person other than to the Company or another Note Party and as otherwise permitted by this Indenture, including compliance with Section 4.25;

(ii) if after the date of this Indenture, any Guarantor is or becomes an Excluded Subsidiary in a transaction permitted under this Indenture and for a bona fide business purpose and not for the sole purpose of being released from its obligations as a Guarantor;

(iii) upon defeasance or discharge of the Notes, as provided in Sections 3.01;

(iv) upon the merger, amalgamation or consolidation of any Guarantor with and into the Company or another Guarantor or upon the liquidation of such Guarantor, in each case, in compliance with the applicable provisions of this Indenture, including Section 4.25;

(v) with the consent of the requisite Holders of Notes in accordance with Article 10 of this Indenture, including consents obtained in connection with a tender offer or exchange offer for, or purchase of Notes; or

(vi) in accordance with the provisions of any Pari Passu Intercreditor Agreement.

(c) With respect to any release of any Note Guarantee, upon receipt of an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture and the other Notes Documents, as applicable, to such release have been met and that it is proper for the Trustee or the Collateral Agent to execute and deliver the documents requested by the Company in connection with such release, and any instruments of termination, satisfaction, discharge or release prepared by the Company, the Trustee and the Collateral Agent shall execute, deliver or acknowledge (at the Company’s expense) such instruments or releases to evidence the release and discharge of any Note Guarantee permitted to be released pursuant to this Indenture. Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any other Notes Document to the contrary, the Trustee and the Collateral Agent shall not be under any obligation to execute and deliver any such instrument of release, satisfaction, discharge or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

Section 18.03    Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Note Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Company or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 18.03 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee, the Collateral Agent and the Holders and each Guarantor shall remain liable to the Trustee, the Collateral Agent and the Holders for the full amount guaranteed by such Guarantor hereunder.

Section 18.04    No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee, the Collateral Agent or any Holder against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee, the Collateral Agent or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee, the Collateral Agent and the Holders by the Company on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee, the Collateral Agent and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

Section 18.05    Subordination. Notwithstanding any provision of this Indenture to the contrary, all rights of the Guarantors under Section 18.04, and all other rights of indemnity, contribution or subrogation under Applicable Laws or otherwise, shall be fully subordinated to the payment in full in cash of the Obligations. No failure on the part of the Company or any Guarantor to make the payments required by Section 18.04 (or any other payments required under Applicable Laws or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

Article 19

MISCELLANEOUS PROVISIONS

Section 19.01    Provisions Binding on Company’s Successors. All the covenants, stipulations, promises and agreements of the Company contained in this Indenture shall bind its successors and assigns whether so expressed or not.

Section 19.02    Official Acts by Successor Corporation. Any act or proceeding by any provision of this Indenture authorized or required to be done or performed by any board, committee or Authorized Officer of the Company shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or other entity that shall at the time be the lawful sole successor of the Company.

Section 19.03    Addresses for Notices, Etc. Any notice or demand that by any provision of this Indenture is required or permitted to be given or served by the Trustee, the Collateral Agent or by the Holders on the Company shall be deemed to have been sufficiently given or made, for all purposes if given or served by being delivered by hand, by facsimile or other electronic transmission or by registered or certified mail, postage prepaid, to the following address (until another address is filed by the Company with the Trustee): Invitae Corporation, 1400 16th Street, San Francisco, California, 94103, Attention: General Counsel. Any notice, direction, request or demand hereunder to or upon the Trustee or the Collateral Agent shall be deemed to have been sufficiently given or made, for all purposes, if given or served by hand, by facsimile or other electronic transmission or by registered or certified mail, postage prepaid, to the Corporate Trust Office or sent electronically in PDF format to an email address specified by the Trustee. Notices to the Trustee, the Collateral Agent, the Conversion Agent or the Paying Agent shall be deemed given upon the Trustee’s, the Collateral Agent’s, the Paying Agent’s or the Conversion Agent’s, as applicable, actual receipt thereof.

The Trustee or the Collateral Agent, by notice to the Company, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication given to (i) a Holder of Physical Notes shall be delivered by email to such Holder’s address as it appears on the Note Register and (ii) a Holder of Global Notes will be given to the Depositary in accordance with its applicable procedures and, in either case, shall be sufficiently given to it if so sent within the time prescribed. Notices to the Holders shall be deemed to have been given on the date of such mailing or electronic delivery.

Failure to give a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is given in the manner provided above, it is duly given, whether or not the addressee receives it.

Whenever a notice is required to be given by the Company, such notice may, in the Trustee’s sole discretion pursuant to procedures approved by it, be given by the Trustee, in the name and at the expense of the Company at the Company’s written request (and the Company shall make any notice it is required to give to Holders available on the Company’s website).

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice to Holders by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder (collectively, “Electronic Means”); provided, however, that the Company shall provide to the Trustee an incumbency certificate listing the Authorized Officers with the authority to provide such Instructions and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee, in its discretion, elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

Section 19.04    Governing Law; Jurisdiction. THIS INDENTURE AND EACH OTHER NOTES DOCUMENT (EXCEPT, IN THE CASE OF THE OTHER NOTES DOCUMENTS, TO THE EXTENT EXPLICITLY SET FORTH THEREIN), AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE AND EACH OTHER NOTES DOCUMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Company and each Guarantor irrevocably consents and agrees, for the benefit of the Holders from time to time of the Notes, the Trustee and the Collateral Agent, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Indenture, the Notes or the Note Guarantees may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan,

New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues.

The Company and each Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Indenture brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

The Company agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company at its address set forth in Section 19.03 or at such other address of which the Trustee shall have been notified pursuant thereto.

Nothing in this Indenture or in any other Notes Document shall affect any right that the Trustee, the Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding to enforce any award or judgment or exercise any right under the Collateral Documents or against any Collateral or any other Property of any Note Party in the courts of another forum in which jurisdiction can be established.

Section 19.05    Evidence of Compliance with Conditions Precedent; Certificates and Opinions of Counsel to Trustee. Upon any application or demand by the Company to the Trustee or the Collateral Agent to take any action under any of the provisions of this Indenture, the Company shall on a timely basis furnish to the Trustee (i) an Officer’s Certificate stating that, in the opinion of the signatories to such Officer’s Certificate, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with and (ii) an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with; provided that no Opinion of Counsel shall be required to be delivered in connection with (w) the issuance of Notes dated as of the Closing Date under the Indenture, (x) the authentication of an unrestricted Global Note in the name of the Custodian not containing restrictive legends pursuant to Section 2.05(b), (y) the exchange of the restricted CUSIP of the Restricted Securities to an unrestricted CUSIP pursuant to the applicable procedures of the Depositary upon the Notes or the shares of Common Stock delivered upon conversion thereof becoming freely tradable by non-Affiliates of the Company under Rule 144, or (z) a request by the Company that the Trustee deliver a notice to Holders under the Indenture where the Trustee receives an Officer’s Certificate with respect to such notice.

Each Officer’s Certificate and Opinion of Counsel provided for, by or on behalf of the Company in this Indenture and delivered to the Trustee with respect to compliance with this Indenture (other than the Officer’s Certificates provided for in Section 4.08) shall include (i) a statement that the person signing such certificate or opinion is familiar with the relevant covenant or condition and this Indenture; (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statement contained in such certificate or opinion is based; (iii) a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed judgment as to whether or not such covenant or condition has been complied with; and (iv) a statement as to whether or not, in the opinion of such person, such covenant or condition has been complied with.

Notwithstanding anything to the contrary in this Section 19.05, if any provision in this Indenture specifically provides that the Trustee shall or may receive an Opinion of Counsel in connection with any action to be taken by the Trustee or the Company hereunder, the Trustee shall be entitled to, or entitled to request, such Opinion of Counsel.

Section 19.06    Legal Holidays. In any case where any Interest Payment Date or Maturity Date is not a Business Day, then any action to be taken on such date need not be taken on such date, but may be taken on the next succeeding Business Day with the same force and effect as if taken on such date, and no interest shall accrue in respect of the delay; provided, that “Business Day” for the purposes of any such payment shall be a day where the office of the Paying Agent shall be open.

Section 19.07    Benefits of Indenture. Nothing in this Indenture or in the Notes, expressed or implied, shall give to any Person, other than the Holders, the parties hereto, any Paying Agent, any Conversion Agent, any authenticating agent, any Note Registrar and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 19.08    Table of Contents, Headings, Etc. The table of contents and the titles and headings of the articles and sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 19.09    Authenticating Agent. The Trustee may appoint an authenticating agent that shall be authorized to act on its behalf and subject to its direction in the authentication and delivery of Notes in connection with the original issuance thereof and transfers and exchanges of Notes hereunder, including under Section 2.04, Section 2.05, Section 2.06, Section 2.07 and Section 10.04 as fully to all intents and purposes as though the authenticating agent had been expressly authorized by this Indenture and those Sections to authenticate and deliver Notes. For all purposes of this Indenture, the authentication and delivery of Notes by the authenticating agent shall be deemed to be authentication and delivery of such Notes “by the Trustee” and a certificate of authentication executed on behalf of the Trustee by an authenticating agent shall be deemed to satisfy any requirement hereunder or in the Notes for the Trustee’s certificate of authentication. Such authenticating agent shall at all times be a Person eligible to serve as trustee hereunder pursuant to Section 7.08.

Any corporation or other entity into which any authenticating agent may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, consolidation or conversion to which any authenticating agent shall be a party, or any corporation or other entity succeeding to the corporate trust business of any authenticating agent, shall be the successor of the authenticating agent hereunder, if such successor corporation or other entity is otherwise eligible under this Section 19.09, without the execution or filing of any paper or any further act on the part of the parties hereto or the authenticating agent or such successor corporation or other entity.

Any authenticating agent may at any time resign by giving written notice of resignation to the Trustee and to the Company. The Trustee may at any time terminate the agency of any authenticating agent by giving written notice of termination to such authenticating agent and to the Company. Upon receiving such a notice of resignation or upon such a termination, or in case at any time any authenticating agent shall cease to be eligible under this Section, the Trustee may appoint a successor authenticating agent (which may be the Trustee), shall give written notice of such appointment to the Company and shall give notice of such appointment to all Holders, with such notice in the case of Holders of Physical Notes, to be mailed to such Holders, as the names and addresses of such Holders appear on the Note Register.

The Company agrees to pay to the authenticating agent from time to time reasonable compensation for its services although the Company may terminate the authenticating agent for any reason.

The provisions of Section 7.02, Section 7.03, Section 7.04, Section 8.03 and this Section 19.09 shall be applicable to any authenticating agent.

If an authenticating agent is appointed pursuant to this Section 19.09, the Notes may have endorsed thereon, in addition to the Trustee’s certificate of authentication, an alternative certificate of authentication in the following form:

as Authenticating Agent, certifies that this is one of the Notes described in the within-named Indenture.

By:

Authorized Signatory

Section 19.10    Execution in Counterparts. This Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any such communication sent to Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign or other electronic signature provider that the Company plans to use (or such other digital signature provider as specified in writing to Trustee by the authorized representative), in English. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Trustee, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 19.11    Severability. In the event any provision of this Indenture or in the Notes, or in any other Notes Document, shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 19.12    Waiver of Jury Trial. EACH OF THE COMPANY, EACH GUARANTOR, THE TRUSTEE, THE COLLATERAL AGENT AND, BY THEIR ACCEPTANCE OF THE NOTES, THE HOLDERS, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 19.13    Force Majeure. In no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, accidents, pandemics, epidemics, recognized public emergencies, quarantine restrictions, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (Software and hardware); it being understood that the Trustee and the Collateral Agent shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 19.14    Calculations. Except as otherwise provided herein, the Company and its agents appointed for such purpose shall be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the Closing Prices of the Common Stock, any adjustments to the Conversion Rate, the consideration deliverable in respect of any conversion, the NYSE Share Cap, the Remaining NYSE Share Cap Amount, the Cash Settlement Amount, the Additional Share Coefficient, the Make Whole Amount and accrued interest payable on the Notes. The Company shall make all these calculations in good faith and, absent manifest error or disputed in accordance with Section 14.02(d), the Company’s calculations shall be final and binding on Holders of Notes. The Company shall provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee will forward the Company’s calculations to any Holder of Notes upon the written request of that Holder at the sole cost and expense of the Company.

Section 19.15    USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee and the Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or the Collateral Agent. The parties to this Indenture agree that they will provide the Trustee and the Collateral Agent with such information as it may request in order for the Trustee and the Collateral Agent to satisfy the requirements of the USA PATRIOT Act.

Section 19.16    Relation to Trust Indenture Act. This Indenture shall not be qualified under or otherwise subject to the Trust Indenture Act, except with respect to the provisions of the Trust Indenture Act expressly referred to herein.

Section 19.17    Withholding Taxes.

(a) On or prior to the Closing Date (or in the case of any transfer, the date such transferee becomes a Holder), and thereinafter upon reasonable request or as required under Applicable Laws, to the extent permitted by Applicable Laws, each Holder shall deliver to the Company or the Paying Agent, as applicable, tax forms or other documentation (including any applicable Internal Revenue Service Form W-8/W-9) reasonably satisfactory to the Company or the Paying Agent, as applicable, to establish an exemption from, or a reduction in the rate of, U.S. federal withholding tax on interest payments hereunder as well as an exemption from, or a reduction in the rate of, U.S. federal withholding tax that may apply to any payment for dividends or any constructive dividend under Section 305(c) of the Code.

(b) Notwithstanding anything to the contrary, each Holder of a Note that is not a “United States Person” (as defined in Section 7701(a)(30) of the Code) (a “non-U.S. Holder”), agrees that, if such Holder is deemed to have received a distribution subject to U.S. federal income tax under Section 305 of the Code as a result of an adjustment or the non-occurrence of an adjustment to the Conversion Rate or the Conversion Price, then (i) the Company may, at its option, withhold or set off (or cause to be withheld or set off) any applicable withholding taxes on behalf of such Holder against interest and payments upon conversion, repurchase, redemption or maturity of the Notes, and (ii) if the Company pays any such withholding taxes on behalf of such Holder, then the Company may, at its option, withhold from or set off such payments against payments of cash or the delivery of Conversion Shares or other conversion consideration on such Note, any payments on the Common Stock or sales proceeds received by, or other funds or assets of, such Holder.

(c) The Company shall notify, or shall cause to be notified, the applicable non-U.S. Holder of its intention to make any such withholding or deduction the Company is required to make hereunder reasonably in advance of doing so, and shall use commercially reasonable efforts to assist the Holder with claiming any exemption or reduction from such withholding or deduction allowable by Applicable Laws, provided, however, that the Company shall, in good faith, determine the appropriate amount the Company is required to withhold hereunder under Applicable Laws after consulting with such Holder and its tax advisors. The Company shall provide, or shall cause to be provided, a receipt or other evidence of payment of any such taxes deducted or withheld reasonably acceptable to such non-U.S. Holder within 30 days after making any deduction or withholding of such Taxes.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

INVITAE CORPORATION

By:
Name:
Title:

[GUARANTOR]

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:
Name:
Title:

EXHIBIT A

[Form of Global Note]

A-1

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

[ ] SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of [ ], 20[ ], by and among [ ] (the “Guaranteeing Subsidiary”), INVITAE CORPORATION. (the “Company”), and U.S. BANK TRUST COMPANY NATIONAL ASSOCIATION, as Trustee and Collateral Agent under the Indenture referred to below.

W I T N E S E T H:

WHEREAS, the Company, the Guarantors party thereto and the Trustee and Collateral Agent have heretofore executed and delivered an Indenture dated as of [•], 2023 (as amended, restated, amended and restated, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $[•] of the 4.5% Convertible Senior Secured Notes due 2028 (the “Notes”) of the Company;

WHEREAS, the Indenture provides that the Guaranteeing Subsidiary shall execute and deliver to the Trustee and the Collateral Agent a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee, on a joint and several basis with the other Guarantors, all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”), each on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Company, any Guarantor, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guaranteeing Subsidiary, the Trustee and the Collateral Agent mutually covenant and agree for the benefit of the Trustee, the Collateral Agent and the Holders of the Notes as follows:

ARTICLE 1

DEFINITIONS

Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2

AGREEMENT TO BE BOUND; GUARANTEE

Agreement to be Bound. The Guaranteeing Subsidiary hereby agrees to become a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

Guarantee. The Guaranteeing Subsidiary agrees, on a joint and several basis, to fully, unconditionally and irrevocably guarantee to each Holder of the Notes, the Trustee and the Collateral Agent the Guaranteed Obligations pursuant to Article 18 of the Indenture on a senior secured basis.

ARTICLE 3

MISCELLANEOUS

Notices. All notices and other communications to the Guaranteeing Subsidiary shall be given as provided in the Indenture, at the address for the Guarantors set forth in the Indenture.

Release of Guarantee. The Note Guarantees hereunder may be released in accordance with Section 18.02 of the Indenture.

Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders, the Trustee and the Collateral Agent, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Governing Law. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Benefits Acknowledged. The Guaranteeing Subsidiary’s Note Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

The Trustee and the Collateral Agent. Neither the Trustee nor the Collateral Agent make any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any such communication sent to Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign or other electronic signature provider that the Company plans to use (or such other digital signature provider as specified in writing to Trustee by the authorized representative), in English. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Trustee, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Execution and Delivery. The Guaranteeing Subsidiary agrees that its Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Note Guarantee.

Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[GUARANTORS] as a Guarantor

By:
Name:
Title:

INVITAE CORPORATION

By:
Name:
Title:

U.S. BANK TRUST COMPANY NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:
Name:
Title:

Exhibit C

Form of Compliance Certificate

C-1

Exhibit D

Form of Intercompany Subordination Agreement

D-1

Exhibit E

Form of Closing Date Perfection Certificate

E-1

Exhibit F

Form of Perfection Certificate

F-1

Exhibit G

Form of Conversion Notice

G-1

Exhibit H

The “Additional Share Coefficient” shall mean the number of additional shares of Common Stock issuable per $1,000 of principal amount of each Note upon a Major Transaction and shall be the additional share number set forth on the chart with respect to the “Share Price Result” on the “y” axis and the corresponding “Remaining Note Life” on the “x” axis; provided, however, that to the extent the actual Share Price Result (as defined below) falls between two data points on the “y” axis and/or the actual Major Transaction Effective Date (or, if applicable, the date of a Major Transaction Conversion) falls between two data points on the “x” axis, the “Additional Share Coefficient” shall be determined by calculating the arithmetic mean between (i) the result obtained for the Share Price Result based on the linear interpolation between the additional share numbers corresponding to the two Share Price Result data points and (ii) the result obtained for the Remaining Note Life based on the linear interpolation between the two additional share numbers corresponding to the two Remaining Note Life data points; and provided further, however, that in the event of any adjustment to the Conversion Price pursuant the Indenture, the numbers of additional shares of Common Stock issuable per $1,000 of principal amount of each Note as set forth in the chart below and the maximum number of Conversion Shares set forth in the last sentence of this Schedule 1 shall be deemed adjusted pro rata with any adjustment resulting from the adjustment to the Conversion Price that would be made to the number of shares of Common Stock then convertible with respect to $1,000 of principal amount of each Note as calculated under the Indenture.

For purposes of the chart below, the “Remaining Note Life” shall be, (A) with respect to a Major Transaction, the number of years remaining until the Maturity Date as of the Major Transaction Effective Date; provided, however, that in the case of a Major Transaction Conversion following a Company Share Major Transaction, the “Remaining Note Life” shall be the number of years remaining until the Maturity Date as of the Conversion Date in respect of such Major Transaction Conversion or (B) with respect to a Conversion Notice delivered during a Pending Redemption Period, the Trading Day on which the Optional Redemption Notice is first delivered to any Holder.

For purposes of the chart below, the “Share Price Result” shall be, (A) in the case of a Major Transaction, the greater of: (i) the Closing Price of the Common Stock immediately prior to the consummation of the Major Transaction, and (ii) in the case of a Major Transaction in which holders of shares of Common Stock receive solely cash consideration in connection with such Major Transaction, the cash amount payable per share of Common Stock in such Major Transaction and (B) in the case of a Redemption Period Conversion, the Closing Price on the Trading Day immediately preceding the Conversion Date in respect thereof.

If the actual Share Price Result is greater than $[        ] per share (subject to adjustment in the same manner as the Conversion Price as provided in the Indenture), or if the actual Share Price Result is less than $[        ] per share (subject to adjustment in the same manner as the Conversion Price as provided in the Indenture), then the Additional Share Coefficient shall be equal to zero.

H-1

Additional Shares per $1,000 Principal

Remaining Note Life (Years)

	Stock Price	5	4	3	2	1	0
		3/7/2023	3/15/2024	3/15/2025	3/15/2026	3/15/2027	3/15/2028
	1.5	77.5193	77.5193	77.5193	77.5193	37.0554	0.0000
	1.75	77.5193	77.5193	77.5193	77.5193	52.4123	0.0000
Share Price Result $	2	77.5193	77.5193	77.5193	77.5193	68.9446	0.0000
	2.25	77.5193	77.5193	77.5193	77.5193	77.5193	0.0000
	2.5	77.5193	77.5193	77.5193	77.5193	77.5193	0.0000
	2.75	77.5193	77.5193	77.5193	77.5193	77.5193	0.0000
	3	77.5193	77.5193	77.5193	77.5193	64.8051	0.0000
	3.25	77.5193	77.5193	77.5193	77.5193	52.6692	0.0000
	3.5	77.5193	77.5193	77.5193	76.1299	43.4670	0.0000
	3.75	77.5193	77.5193	77.5193	66.9731	36.3723	0.0000
	4	77.5193	77.5193	77.5193	59.0142	30.5771	0.0000
	5	77.5193	71.2805	56.1990	38.1503	17.3648	0.0000
	6	65.2908	54.2369	41.4356	26.9881	11.3743	0.0000
	7	52.4490	42.9549	32.0702	20.2840	8.3297	0.0000
	8	43.5295	35.1293	25.9996	16.0787	6.5873	0.0000
	9	36.8828	29.5758	21.5317	13.2486	5.5012	0.0000
	10	31.8199	25.3423	18.3616	11.1775	4.7639	0.0000

H-2

Exhibit I

FORM OF MAJOR TRANSACTION REPURCHASE NOTICE

Invitae Corporation

[4.5% Convertible Senior Secured Notes due 2028]

Subject to the terms of the Indenture, by executing and delivering this Major Transaction Repurchase Notice, the undersigned Holder of the Note identified below is exercising its Major Transaction Repurchase Right with respect to (check one):

☐	the entire principal amount of

☐	$ [7] aggregate principal amount of

the Note identified by CUSIP No.                      and Certificate No.                         .

The undersigned acknowledges that this Note, duly endorsed for transfer, must be delivered to the Paying Agent before the Major Transaction Repurchase Price will be paid.

Date:
(Legal Name of Holder)

[7]	Must be an Authorized Denomination.

H-1

Exhibit J

Form of Warrant

J-1

Exhibit K

Form of Junior Lien Intercreditor Agreement

K-1

Exhibit L

Form of Pari Passu Intercreditor Agreement

L-1

Exhibit M

Form of Solvency Certificate

Sch. 4.36 - 1